UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Corning Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2012 Annual Meeting of Shareholders

Thursday, April 26, 2012

11 a.m. Eastern Time

The Corning Museum of Glass Auditorium, Corning, New York

To Shareholders of Corning Incorporated:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Corning Incorporated which will be held in The Corning Museum of Glass Auditorium, Corning, New York on Thursday, April 26, 2012 at 11 a.m. Eastern Time. The Annual Meeting is open to shareholders of record as of the close of business on February 23, 2012, the record date for the meeting.

The principal business of the meeting will be:

1.	To elect 10 directors for a one-year term;
2.	To approve the Company’s executive compensation;
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;
4.	To approve the adoption of the 2012 Long-Term Incentive Plan;
5.	To approve the amendment and restatement of the Company’s Restated Certificate of Incorporation to remove the provisions currently requiring a supermajority vote of the Company’s shareholders; and
6.	Any other matter, if any, as may properly come before the meeting and any adjournment or postponement of the Annual Meeting.

Our Board recommends that you vote for Items 1, 2, 3, 4 and 5.

Your vote is very important. Whether or not you plan to attend the annual meeting, please promptly submit your proxy or voting instructions by internet, telephone or mail in order to ensure the presence of a quorum.

Registered shareholders may vote:

•	By Internet at www.investorvote.com/glw. This will require your 6-digit control number.

•	By telephone (from the United States and Canada only) at (800) 652-VOTE (8683).

•	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided (see instructions on proxy card).

Beneficial owners: If your shares are held in the account of or name of a bank, broker or other holder of record, follow the instructions you receive from the holder of record to vote your shares held in that account.

By order of the Board of Directors,

Denise A. Hauselt

Vice President, Secretary and Assistant General Counsel

March 13, 2012

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to Be Held on April 26, 2012

Our 2012 Proxy Statement and 2011 Annual Report to Shareholders

are available at www.corning.com/2012_proxy

2012 Proxy Summary

To assist you in reviewing the Company’s proxy statement in advance of the 2012 Annual Meeting of Shareholders, we would like to call your attention to its key elements. The following description is only a summary. For additional information about these topics, please review the complete proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commissions (SEC) on February 13, 2012. This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

• Date and Time	Thursday, April 26, 2012 at 11 a.m. Eastern Time
• Place	The Corning Museum of Glass Auditorium Corning, New York
• Record Date	February 23, 2012
• Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

Your vote is very important. Whether or not you plan to attend the annual meeting, please promptly submit your proxy or voting instructions by internet, telephone or mail in order to ensure the presence of a quorum.

Meeting Agenda

At the Annual Meeting, you will be voting on the following matters:

•	To elect ten directors for a one-year term (Proposal 1);

•	To approve the Company’s executive compensation (Proposal 2);

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal 3);

•	To approve the adoption of the 2012 Long-Term Incentive Plan (Proposal 4);

•

To approve the amendment and restatement of the Company’s Restated Certificate of Incorporation to remove the provisions currently requiring a supermajority vote of the Company’s shareholders (Proposal 5); and

•	Any other matter, if any, as may properly come before the meeting.

i

Board Recommendations on Voting

The Board of Directors recommends that you vote your shares as follows:

Proposal	Matter	Board Voting Recommendation	Page Reference

1	Election of Directors	FOR each Nominee	7
2	Approval of the Company’s Executive Compensation	FOR	62
3	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	64
4	Approval of Corning Incorporated 2012 Long-Term Incentive Plan	FOR	64
5	Approval of the amendment and restatement of the Company’s Restated Certificate of Incorporation to remove the provisions currently requiring a supermajority vote of the Company’s shareholders	FOR	69

PROPOSAL 1: Election of Directors

The following 10 directors are being nominated for election to a one year term: Messrs. Brown; Canning; Clark; Flaws; Gund; Landgraf; Ruding and Wrighton; and Drs. Burns and Rieman.

Each of Messrs. Brown, Canning, Gund, Landgraf, and Ruding were elected by Corning’s shareholders on April 28, 2011, and their terms expire at the 2012 Annual Meeting. Each of Messrs. Flaws and Wrighton, and Dr. Rieman were elected by Corning’s shareholders on April 30, 2009, and their terms expire at the 2012 Annual Meeting. Mr. Clark was appointed by Corning’s Board of Directors on December 6, 2011. Dr. Burns was appointed by Corning’s Board of Directors on January 31, 2012. Mr. Clark and Dr. Burns are standing for election by shareholders for the first time. Each of Messrs. Cummings, Tookes and Weeks were elected by Corning’s shareholders on April 29, 2010 and their terms expire at the 2013 Annual Meeting. Mr. Smithburg, whose term expires this year, has met the Board’s mandatory retirement age and will not be standing for re-election. Mr. Tilton’s term also expires this year and he is not standing for re-election. Beginning with our 2013 Annual Meeting, all directors will stand for election for terms expiring at the next Annual Meeting.

On February 1, 2012, our Board of Directors approved and adopted an amendment to our By-Laws to provide that the vote required for the election of a director at our annual meeting will, except in a contested election, be the affirmative vote of a majority of the votes cast in favor of or against such nominee. See “Majority Voting Standard” on page 7. In April 2010, the Company’s shareholders approved the Board of Directors’ proposal to amend the Certificate of Incorporation to declassify the Board of Directors by the 2013 Annual Meeting of Shareholders and provide for the annual election of all directors upon the expiration of their current terms.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE DIRECTOR NOMINEES.

See page 7 – “PROPOSAL 1 – Election of Directors” for more information.

PROPOSAL 2: Approval of the Company’s Executive Compensation

In 2011, our shareholders supported an annual vote on executive compensation that we have implemented. Accordingly, our Board of Directors is requesting that shareholders approve the compensation of our Named Executive Officers (“NEOs”), as disclosed, pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, in the Executive Compensation section of this proxy statement, beginning on page 41. This includes the Compensation Discussion and Analysis, the Summary Compensation Table and the supporting tabular and narrative disclosure on executive compensation.

Most Recent Say on Pay Vote Result

Last year, Corning received 96% shareholder support from the non-binding Say on Pay vote. We view this as an affirmation of our current pay practices and, as a result, no significant changes were made to our executive compensation pay practices in 2011.

Company Performance and Pay Alignment

While fiscal year 2011 proved to be a challenging year, Corning’s executive pay program aligned with financial and stock performance by paying out amounts significantly below target.

In 2011, our reported results were as follows:

•	Revenue of $7.9 billion compared to $6.6 billion for 2010; a 19% increase and a record year;
•	Net profit after tax (“NPAT”) of $2,805 million compared to $3,558 million for 2010, a 21% decrease;
•	Earnings per share of $1.77 compared to $2.25 per share for 2010, a 21% decrease; and
•	Operating cash flow of $3,189 million compared to $3,835 million for 2010, a 17% decrease.

In 2011 our financial results fell significantly below target. Since we set rigorous performance goals for 2011, our incentive payouts were sharply reduced. As a result:

•	2011 annual bonus earned at 10% of target for NEOs;
•	2011 GoalSharing earned at 5.05% of base salary;
•	2011 Cash Performance Units earned at 60% of target;
•	2011 Stock Option grants are underwater; and
•	Value of 2011 time-based restricted stock units declined approximately 30% during the year.

Compensation Program

Corning has been in existence for over 160 years; with patient investment over many years, management continuity, and a collaborative culture of teamwork across varied businesses being critical to our long-term success. This means that our management must balance near-term results with long-term success while continuing to build long-term value through innovation. To fulfill this mission, Corning’s “pay-for-performance” philosophy forms the foundation for all decisions regarding executive compensation made by the Committee.

Highlights of our executive compensation program include:

•

On average, 82% of the target total direct compensation of our ongoing Named Executive Officers, excluding benefits and perquisites, is delivered in annual and long-term incentives that vary based on achievement of our annual financial targets or the price of our stock.

•	Annual incentives awarded to our Named Executive Officers under our Performance Incentive Plan depend solely on Corning’s consolidated financial performance.
•

Our long-term incentive program is composed of a balanced portfolio of cash performance units, stock options, and time-based restricted stock units. These components comprise 50%, 25% and 25% of the target long-term incentive value, respectively, and vest over 3 years.

•	Annual dilution associated with grants of stock options and restricted stock totaled significantly less than 1% in 2011.

In addition, our executive compensation program has evolved over time to reflect changing governance standards; details can be found in the Compensation Discussion and Analysis section.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

See page 41 – “Executive Compensation” and page 62 – “PROPOSAL 2 – Approval of the Company’s Executive Compensation” for more information.

PROPOSAL 3: Ratification of Appointment of Independent Registered Public Accounting Firm

At the meeting of the Audit Committee of the Board of Directors held on February 1, 2011, the Audit Committee appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the 2012 fiscal year. Although shareholder approval for this appointment is not required, the Audit Committee and the Board of Directors are submitting the selection of PricewaterhouseCoopers LLP for ratification to obtain the views of shareholders. If the appointment is not ratified, the Audit Committee will consider the shareholders’ views in the future selection of Corning’s auditors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

See page 64 – “PROPOSAL 3 – Ratification of Appointment of Independent Registered Public Accounting Firm” for more information.

PROPOSAL 4: Approval of the Corning Incorporated 2012 Long-Term Incentive Plan

In 2012, Corning proposes adopting the Corning Incorporated 2012 Long-Term Incentive Plan (the “2012 Plan”), which is a continuation of similar long-term incentive plans first adopted in 1974. The 2012 Plan is designed to provide a flexible mechanism to permit employees to obtain equity ownership in Corning, thereby increasing their proprietary interest in Corning’s growth and success. The Board of Directors believes that the long-term incentives are a critical element in Corning’s plans for future growth and Corning’s total compensation program and should be continued.

Our Board of Directors recommends that you vote in favor of the 2012 Plan. The 2012 Plan will enable Corning to continue to offer long-term performance-based and time-based compensation through the grant of a variety of awards. Awards available under the 2012 Plan include stock options, restricted stock, restricted stock units, stock appreciation rights, performance stock, performance units or other awards granted by the Compensation Committee.

•	Approval of the 2012 Plan will coincide with the termination of the 2005 Program, allowing for the retirement of approximately 40 million unused shares under the 2005 Program.
•

After factoring in the 85 million share reserve under the 2012 Plan and the retirement of remaining shares under the 2005 Program, Corning’s overhang from equity plans and outstanding stock options is less than 10 % on a diluted basis.

•	The 2012 Plan prohibits repricing options and stock appreciation rights without shareholder approval.
•	The 2012 Plan includes a recoupment policy where gains may be subject to clawback if appropriate or required.
•	The 2012 Plan includes minimum vesting of three years on time-based awards of restricted stock and restricted stock units and minimum vesting of one year on performance-based awards.
•	The 2012 Plan does not allow for the cancellation of options in exchange for cash or other property.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE CORNING INCORPORATED 2012 LONG-TERM INCENTIVE PLAN

See page 64 – “PROPOSAL 4 – Approval of Corning Incorporated 2012 Long-Term Incentive Plan” for more information.

PROPOSAL 5: Approval of the amendment and restatement of the Company’s Restated Certificate of Incorporation to remove the provisions currently requiring a supermajority vote of the Company’s shareholders

The Company’s Restated Certificate of Incorporation (“Certificate”) currently requires the affirmative vote of 80% of the total number of shares outstanding and entitled to vote to amend, alter or repeal Section 5 of the Certificate, which deals with the Board of Directors of the Company, including the general powers of the Board, the number of directors, their term of office, their removal and the Board’s authority to fill vacancies on the Board (unless such amendment, alteration or repeal has been approved by two-thirds of the entire Board). In addition, the Company’s Certificate provides that the affirmative vote of 80% of the total number of shares outstanding and entitled to vote is required for certain business combination transactions with interested shareholders and to amend, alter or repeal those provisions (unless such business combination transactions or amendment, alteration or repeal has been approved by the affirmative vote of two-thirds of the entire Board and a majority of the continuing directors). On February 1, 2012, the Board voted to approve, and recommended that the Company’s shareholders approve at the 2012 Annual Meeting of shareholders, an amendment to the Company’s Certificate to delete the provisions in the Certificate that currently require a supermajority vote of the Company’s shareholders.

The Board recognizes that supermajority voting requirements provide several advantages. However, the Board also recognizes that many investors and commentators believe that supermajority voting requirements limit a board’s accountability to shareholders and the ability of shareholders to participate in corporate governance. In this regard, the Board acknowledges the growing sentiment among shareholders in favor of eliminating such requirements. If the proposed amendment and restatement of the Company’s Certificate is approved by the requisite vote of the Company’s shareholders, Sections 5(f) and 6 will be eliminated in their entirety and subsequent paragraphs will be renumbered for continuity.

This description is qualified in its entirety by the actual text set forth in Appendix B, which contains the proposed amendments to the Certificate.

If the amendment and restatement of the Company’s Certificate is approved by the requisite vote of the shareholders, it will become effective upon the filing of an appropriate restated certificate of incorporation with the New York Department of State. The Company would make such filing promptly after the 2012 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO REMOVE THE PROVISIONS CURRENTLY REQUIRING A SUPERMAJORITY VOTE OF THE COMPANY’S SHAREHOLDERS.

See page 69 – “PROPOSAL 5 – To Approve Amendment and Restatement of the Restated Certificate of Incorporation to Remove the Provisions Currently Requiring a Supermajority Vote of the Company’s Shareholders” for more information.

Conduct of Other Business at 2012 Annual Meeting

We have not received notice of, and are not aware of, any other business to be transacted at the meeting other than indicated above. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

v

CORNING INCORPORATED

One Riverfront Plaza

Corning, New York 14831

Corning is providing these proxy materials in connection with its 2012 Annual Meeting of Shareholders. This proxy statement, the accompanying proxy card and Corning’s 2011 Annual Report were first mailed to shareholders on or about March 13, 2012. As used in this proxy statement, “Corning,” the “Company” and “we” may refer to Corning Incorporated itself, one or more of its subsidiaries, or Corning Incorporated and its consolidated subsidiaries.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2012:

This proxy statement and Corning’s Annual Report to shareholders are available at

www.corning.com/2012_proxy

ABOUT THE ANNUAL MEETING

Why Did You Send Me This Proxy Statement?

We sent this proxy statement and the enclosed proxy card to you because our Board of Directors is soliciting your proxy to vote at the 2012 Annual Meeting of Shareholders. This proxy statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote. This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about March 13, 2012.

When and Where Is The Annual Meeting?

The Annual Meeting will be held on Thursday, April 26, 2012, at 11:00 a.m., Eastern Time, at The Corning Museum of Glass Auditorium, Corning, New York.

Who May Attend The Annual Meeting?

The Annual Meeting is open to holders of our common shares. To attend the meeting, you will need to register upon arrival. We may check for your name on our shareholders’ list and ask you to produce valid photo ID. If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Corning shares, it is possible that you will not be admitted to the meeting.

What Am I Voting On?

At the Annual Meeting, you will be voting:

•	To elect 10 directors for a one-year term;
•	To approve the Company’s executive compensation;
•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;
•	To approve the adoption of the 2012 Long-Term Incentive Plan;
•	To approve the amendment and restatement of the Company’s Restated Certificate of Incorporation to remove the provisions currently requiring a supermajority vote of the Company’s shareholders; and
•	Any other matter, if any, as may properly come before the meeting and any adjournment or postponement of the Annual Meeting.

How Do You Recommend That I Vote On These Items?

The Board of Directors recommends that you vote your shares:

•	FOR each of the director nominees (Proposal 1);
•

FOR the approval of the compensation of the Company’s Named Executive Officers, as such information is disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying disclosure beginning on page 24 (commonly referred to as “say-on-pay”) (Proposal 2);

•	FOR ratification of the Board’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal 3);
•	FOR the adoption of the 2012 Long-Term Incentive Plan (Proposal 4); and
•

FOR the approval of the amendment and restatement of the Company’s Restated Certificate of Incorporation to remove the provisions currently requiring a supermajority vote of the Company’s shareholders (Proposal 5).

Who Is Entitled To Vote?

You may vote if you owned our common shares as of the close of business on February 23, 2012, the record date for the Annual Meeting.

How Many Votes Do I Have?

You are entitled to one vote for each common share you own. As of the close of business on February 1, 2012, we had 1,521,874,563 common shares outstanding. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting.

How Do I Vote By Proxy Before The Annual Meeting?

Before the meeting, registered shareholders may vote shares in one of the following three ways:

•	By Internet at www.investorvote.com/glw;

•	By telephone (from the United States and Canada only) at 1(800) 652-VOTE (8683); and

•	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided (see instructions on proxy card).

Please refer to the proxy card for further instructions on voting by Internet or telephone.

Please use only one of the three ways to vote.

If you hold shares in the account of or name of a broker, your ability to vote those shares by Internet and telephone depends on the voting procedures used by your broker, as explained below under “How Do I Vote If My Broker Holds My Shares In “Street Name”?”

May I Vote My Shares In Person At The Annual Meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting, however, we strongly encourage you to vote your shares by proxy before the meeting.

May I Change My Mind After I Vote?

Yes. You may change your vote or revoke your proxy at any time before the polls close at the meeting. You may change your vote by:

•	signing another proxy card with a later date and returning it to Corning’s Corporate Secretary at One Riverfront Plaza, Corning, NY 14831, prior to the meeting;

•	voting again by Internet or telephone prior to the meeting; or

•	voting again at the meeting.

You also may revoke your proxy prior to the meeting without submitting any new vote by sending a written notice that you are withdrawing your vote to our Corporate Secretary at the address listed above.

What Shares Are Included On My Proxy Card?

Your proxy card includes shares held in your own name and shares held in any Corning plan. You may vote these shares by Internet, telephone or mail, as described on the enclosed proxy card. Your proxy card does not include any shares held in a brokerage account in the name of your bank or broker (such shares are said to be held in “street name”).

How Do I Vote If I Participate In The Corning Investment Plan?

If you hold shares in the Corning Investment Plan, which includes shares held in the Corning Stock Fund in the 401(k) plan, these shares have been added to your other holdings on your proxy card. Your completed proxy card serves as voting instructions to the trustee of the plan. You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, all as described on the enclosed proxy card. If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions.

How Do I Vote If My Broker Holds My Shares In “Street Name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you directions on how to vote those shares.

What Is A “Broker Non-Vote”?

If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your bank or broker with voting instructions and the bank or broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the New York Stock Exchange rules. As explained under the question “Will My Shares Held In Street Name Be Voted If I Do Not Provide My Proxy?,” Proposals 1, 2, 4 and 5 are not considered routine matters under the current New York Stock Exchange rules, so your bank or broker will not have discretionary authority to vote your shares held in street name on those items. Abstentions and broker non-votes count for quorum purposes, but not for the voting of these proposals. A broker non-vote may also occur if your broker fails to vote your shares for any reason. Proposal 3 (ratification of the appointment of our independent registered public accounting firm) is considered a routine matter under the New York Stock Exchange rules, so your bank or broker will have discretionary authority to vote your shares held in street name on that item.

Will My Shares Held In Street Name Be Voted If I Do Not Provide My Proxy?

Under the New York Stock Exchange rules, if you own shares in “street name” through a broker and do not vote, your broker may not vote your shares on proposals determined to be “non-routine.” In such cases, the absence of voting instructions results in a “broker non-vote.” Broker non-voted shares count toward achieving a quorum requirement for the Annual Meeting, but they do not affect the determination of whether the non-routine matter is approved or rejected. The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is the only matter in this proxy statement considered to be a routine matter for which brokers will be permitted to vote on behalf of their clients, if no voting instructions are furnished. Since Proposals 1, 2, 4 and 5 are non-routine matters, broker non-voted shares will not count as votes cast to affect the determination of whether those proposals are approved or rejected. Therefore, it is important that you provide voting instructions to your broker.

What If I Return My Proxy Card Or Vote By Internet Or Telephone But Do Not Specify How I Want To Vote?

If you sign and return your proxy card or complete the Internet or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them as follows:

•	FOR each of the director nominees (Proposal 1);
•

FOR the approval of the compensation of the Company’s Named Executive Officers, as such information is disclosed in the Compensation Discussion and Analysis, the compensation tables and the accompanying disclosure beginning on page 24 (commonly referred to as “say-on-pay”) (Proposal 2);

•	FOR ratification of the Board’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (Proposal 3);
•	FOR the adoption of the 2012 Long-Term Incentive Plan (Proposal 4); and
•

FOR the approval of the amendment and restatement of the Company’s Restated Certificate of Incorporation to remove the provisions currently requiring a supermajority vote of the Company’s shareholders. (Proposal 5).

If you participate in the Corning Investment Plan and do not submit timely voting instructions, the trustee of the plan will vote the shares in your plan account in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions, as explained above under the question “How Do I Vote If I Participate In The Corning Investment Plan?”

What Does It Mean If I Receive More Than One Proxy Card?

If you received more than one proxy card, you have multiple accounts with your brokers or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, Computershare Trust Company, N.A., at 1-800-255-0461.

May Shareholders Ask Questions At The Annual Meeting?

Yes. Our representatives will answer your questions of general interest to shareholders at the end of the meeting. In order to give a greater number of shareholders the opportunity to ask questions, we may impose certain procedural requirements, such as limiting repetitive or follow-up questions, or those of a personal nature.

How Many Shares Must Be Present To Hold The Meeting?

In order for us to conduct our meeting, a majority of our outstanding common shares as of February 23, 2012, the record date for the meeting, must be present in person or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail.

What Is The Vote Required For Each Proposal?

Proposal	Affirmative Vote Required	Broker Discretionary Voting Allowed

Proposal 1—Election of 10 directors	Majority of votes cast at the meeting in person or by proxy	No

Proposal 2—Approval of the Company’s executive compensation	Majority of votes cast at the meeting in person or by proxy	No

Proposal 3—Ratification of auditors for fiscal year 2012	Majority of votes cast at the meeting in person or by proxy	Yes

Proposal 4—Adoption of the 2012 Long-Term Incentive Plan	Majority of votes cast at the meeting in person or by proxy	No

Proposal 5— Approval of the amendment and restatement of the Company’s Restated Certificate of Incorporation to remove the provisions currently requiring a supermajority vote of the Company’s shareholders	Majority of the total shares outstanding and entitled to vote	No

With respect to each Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN” from voting on any of these Proposals, the abstention will not constitute a vote cast.

How Will Broker Non-Votes Be Treated?

Except for Proposal 3, broker non-votes will be treated as shares present for quorum purposes, but not entitled to vote, so they will have no effect on the outcome of any election or proposal.

How Will Voting On “Any Other Business” Be Conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

Who Pays For The Solicitation Of Proxies?

Our Board of Directors is making this solicitation of proxies on our behalf. We will pay the costs of the solicitation, including the costs for preparing, printing and mailing this proxy statement. We have hired Georgeson Inc. to assist us in soliciting proxies. It may do so by telephone, in person or by other electronic communications. We anticipate paying Georgeson a fee of $15,500 plus expenses for these services. We also will reimburse brokers, nominees and fiduciaries for their costs in sending proxies and proxy materials to our shareholders so that you may vote your shares. Our directors, officers and regular employees may supplement Georgeson’s proxy solicitation efforts by contacting you by telephone or electronic communication or in person. We will not pay directors, officers or other regular employees any additional compensation for their proxy solicitation efforts.

How Can I Find The Voting Results Of The Annual Meeting?

Following the conclusion of the Annual Meeting, we will include the voting results in a Form 8-K, which we expect to file with the Securities and Exchange Commission (the “SEC”) on or before May 2, 2012.

How Do I Submit A Shareholder Proposal For, Or Nominate A Director For Election At Next Year’s Annual Meeting?

If you wish to submit a proposal to be included in our proxy statement for our 2013 Annual Meeting of Shareholders, we must receive it at our principal office on or before November 13, 2012. Please address your proposal to: Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831.

We will not be required to include in our proxy statement a shareholder proposal that is received after that date or that otherwise does not meet the requirements for shareholder proposals established by the SEC or as set forth in our By-Laws.

If you miss the deadline for including a proposal in our printed proxy statement, or would like to nominate a director or bring other business before the 2013 Annual Meeting of Shareholders, under our current By-Laws (which are subject to amendment at any time), you must notify our Corporate Secretary in writing not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. For our 2013 Annual Meeting of Shareholders, we must receive notice on or after December 27, 2012, and on or before January 26, 2013.

Can I Receive Electronic Delivery of Proxy Materials And Annual Reports?

Yes. This proxy statement and Corning’s 2011 Annual Report are available on Corning’s website at www.corning.com. Instead of receiving paper copies of next year’s proxy statement and Annual Report in the mail, shareholders can elect to receive an e-mail message that will provide a link to these documents on the website. By opting to access your proxy materials online, you will save us the cost of producing and mailing documents to you, reduce the amount of mail you receive, and help preserve environmental resources. Corning’s shareholders who have enrolled in the electronic proxy delivery service previously will receive their materials online this year. Shareholders of record may enroll in the electronic proxy statement and Annual Report access service for future Annual Meetings by registering online at www.computershare.com. Beneficial or “street name” shareholders who wish to enroll in electronic access service may do so at www.icsdelivery.com. We may, at some point, use the SEC’s “Notice and Access” method of proxy distribution. If we were to utilize the “Notice and Access” method, you would receive a notice in the mail about how to access electronic copies of the proxy materials or how to have paper copies mailed to you.

Are You “Householding” For Shareholders Sharing The Same Address?

Yes. The SEC’s rules regarding the delivery to shareholders of proxy statements, annual reports, prospectuses and information statements permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is referred to as “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one proxy statement and 2011 Annual Report to multiple registered shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other shareholder at your address an individual proxy voting card. If you would like to receive more than one copy of this proxy statement and our 2011 Annual Report, we will promptly send you additional copies upon written or oral request directed to our transfer agent, Computershare Trust Company, N.A., toll free at 1-800-255-0461. The same phone number may be used to notify us that you wish to receive a separate proxy statement or Annual Report in the future, or to request delivery of a single copy of a proxy statement or Annual Report if you are receiving multiple copies.

PROPOSAL 1

Election of Directors

The following ten directors are being nominated for election to a one year term: Messrs. Brown, Canning, Clark, Flaws, Gund, Landgraf, Ruding, and Wrighton and Drs. Burns and Rieman.

Each of Messrs. Brown, Canning, Gund, Landgraf, and Ruding were elected by Corning’s shareholders on April 28, 2011, and their terms expire at the 2012 Annual Meeting. Each of Messrs. Flaws and Drs. Rieman and Wrighton were elected by Corning’s shareholders on April 30, 2009, and their terms expire at the 2012 Annual Meeting. Mr. Clark was appointed by Corning’s Board of Directors on December 6, 2011. Dr. Burns was appointed by Corning’s Board of Directors on January 31, 2012. Mr. Clark and Dr. Burns are standing for election by shareholders for the first time. Each of Messrs. Cummings, Tookes and Weeks were elected by Corning’s shareholders on April 29, 2010 and their terms expire at the 2013 Annual Meeting. Mr. Smithburg, whose term expires this year, has met the Board’s mandatory retirement age and will not be standing for re-election. Mr. Tilton’s term also expires this year and he is not standing for re-election. Beginning with our 2013 Annual Meeting, all directors will stand for election for terms expiring at the next Annual Meeting.

Majority Voting Standard. On February 1, 2012, our Board of Directors approved and adopted an amendment to our By-Laws to provide that at each meeting of the shareholders for the election of directors, the vote required for election of a director will, except in a contested election, be the affirmative vote of a majority of the votes cast in favor of or against such nominee. In a contested election, a nominee receiving a plurality of the votes cast at such election shall be elected. An election is considered to be contested if there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting. The amendment took effect on February 1, 2012.

The By-Laws also provide that in an uncontested election, once the election results are certified, an incumbent director nominee who does not receive the required votes for re-election will promptly tender his or her resignation to the Board. The Board, acting on the recommendation of the Nominating and Corporate Governance Committee, will decide whether to accept or reject the tendered resignation. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers relevant. Within 90 days of the certification of the election results, the Board will decide whether to accept or reject the tendered resignation. The Board will promptly disclose its decision in a press release or SEC filing. If the Board rejects the tendered resignation, such press release or SEC filing will include an explanation of the Board’s reasons for its rejection of the resignation.

Any director who tenders his or her resignation pursuant to this policy will recuse himself or herself from the deliberations, recommendation, or decision, as applicable, of the Nominating and Corporate Governance Committee and the Board regarding whether to accept such resignation. However, if a majority of the members of the Nominating and Corporate Governance Committee or Board, as applicable, are required to tender resignations in accordance with the director resignation policy, then the independent directors who are not required to tender resignations will appoint a committee from amongst themselves to consider the resignations and, in the event there are fewer than three such independent directors, the entire Nominating and Corporate Governance Committee or Board, as applicable, may participate in the deliberations, recommendation, or decision, as applicable. The foregoing description of the amendment to our By-Laws is qualified in its entirety by reference to the full text of the amendment, a copy of which was filed with the SEC on a Form 8-K on February 2, 2012.

Declassification of the Board. At our 2010 Annual Meeting of Shareholders, our shareholders voted to declassify our Board by the 2013 Annual Meeting of Shareholders and provide for the annual election of all directors upon the expiration of their current terms. The status of the declassification is as follows:

•	The Board of Directors presently has eight continuing directors whose terms expire at the 2012 Annual Meeting of Shareholders, all of whom are being nominated for election to one-year terms.

•	Two newly appointed directors are standing for election for the first time and are being nominated for election to one-year terms.

•	The three continuing directors whose current terms will expire at the 2013 Annual Meetings of Shareholders, will serve the remainder of their terms.

•	Beginning with the 2013 Annual Meeting of Shareholders, all directors will stand for election for terms expiring at the next Annual Meeting of Shareholders.

•

Any director appointed to the Board because of an increase in the size of the Board, or to fill a vacancy, will hold office until the next Annual Meeting of Shareholders, at which the director will be eligible to stand for re-election for a term expiring at the following Annual Meeting of Shareholders.

Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. If a nominee is not able to serve, proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. No nominee now owns beneficially any of the securities (other than directors’ qualifying shares) of any of Corning’s subsidiary companies. We have included below certain information about the nominees for election as directors and the directors who will continue in office after the Annual Meeting. The Board of Directors has concluded that the skills, qualifications and experience of each of the director nominees and continuing directors supports such nominee or director’s continued membership on the Company’s Board of Directors.

Nominees for Election as Directors

Nominees for Election for Terms Expiring in 2013

John Seely Brown

Retired Chief Scientist

Xerox Corporation

Dr. Brown served Xerox Corporation in various scientific research positions from 1978, until his retirement in 2002. In 1986, he was elected vice president in charge of advanced research and was director of the Palo Alto Research Center from 1990 to 2000. Dr. Brown was named chief scientist of Xerox in 1992, retiring in 2002. He is a visiting scholar and advisor to the Provost at the University of Southern California. He is also the independent co-chairman of Deloitte’s Center for the Edge. Dr. Brown is a director of Amazon.com, Inc. and Varian Medical Systems, Inc. He is a former director of Polycom, Inc. Corning director since 1996. Age 71.

Formerly the chief scientist of a large scale technology-based company (Xerox), Dr. Brown brings significant experience in the areas of research and development, technology and innovation to our Board. His additional areas of specialized knowledge include organizational learning, complex adaptive systems, micro electrical mechanical system (MEMS) and nanotechnology. Dr. Brown also has significant expertise in business strategies in Asia and cloud computing. His current work includes advising on international corporate strategies in the digital age.

Stephanie A. Burns

Retired Chairman and

Chief Executive Officer

Dow Corning Corporation

Dr. Burns has nearly 30 years of global innovation and business leadership experience. Dr. Burns joined Dow Corning in 1983 as a researcher and specialist in organosilicon chemistry. In 1994, she became the company’s first director of women’s health. She was elected to the Dow Corning Board of Directors in 2001 and elected as president in 2003. She served as Dow Corning’s chief executive officer from 2004 until May 2011 and served as chairman from 2006 through 2011. Currently, she is an honorary president of the Society of Chemical Industry and was appointed by President Obama to the President’s Export Council. Dr. Burns is a former chairman of the American Chemistry Council. She is a director of GlaxoSmithKline plc. Corning director since 2012. Age 57.

Dr. Burns brings significant expertise in scientific research, issues management, science and technology leadership and business management to the Board, as well as skills related to her Ph.D. in organic chemistry.

John A. Canning, Jr.

Co-founder and Chairman

Madison Dearborn Partners, LLC

Mr. Canning co-founded Madison Dearborn Partners, LLC in 1992, serving as its chief executive officer until he became chairman in 2007. He previously spent 24 years with First Chicago Corporation, most recently as executive vice president of The First National Bank of Chicago and president of First Chicago Venture Capital. Mr. Canning is trustee and chairman of several Chicago-area non-profit organizations. He is a commissioner of the Irish Reserve Fund and a former director and chairman of the Federal Reserve Bank of Chicago. Mr. Canning is a director of Exelon Corporation and TransUnion Corp. He is a former director of Jefferson Smurfit Group plc. Corning director since 2010. Age 67.

Mr. Canning brings 31 years of experience in private equity investing, including reviewing financial statements and audit results and making investment and acquisition decisions. As a former director and Chairman of the Federal Reserve Bank of Chicago, he has insight into economic trends important to our business. In addition to his business experience, he also has a law degree and is a recognized leader in the Chicago business community. Mr. Canning’s business experience and service on the boards of other companies and organizations enable him to contribute to Corning’s board. Mr. Canning’s experience in banking and managing investments, and his experience on the audit committees of other organizations, make him a valued member of our finance committee.

Richard T. Clark

Retired Chairman, President and

Chief Executive Officer

Merck & Co., Inc.

Mr. Clark joined Merck in 1972, and held a broad range of senior management positions. He became president and chief executive officer of Merck in May 2005, and chairman of the board in April 2007. He transitioned from the chief executive officer role in January 2011, and served as Merck board chairman through November 2011. He was president of the Merck Manufacturing Division (June 2003 to May 2005) of Merck Sharp & Dohme Corp. (formerly known as Merck & Co., Inc.) He is a director of Automatic Data Processing, Inc. (ADP) and serves on the advisory board of American Securities. He is chairman of the board of Project Hope and a trustee of several charitable non-profit organizations. Corning director since 2011. Age 66.

As the former chairman, president and chief executive officer of a Fortune 100 company, Mr. Clark brings to Corning broad managerial expertise, operational expertise and deep business knowledge, as well as a track record of achievement.

James B. Flaws

Vice Chairman and

Chief Financial Officer

Corning Incorporated

Mr. Flaws joined Corning in 1973 and served in a variety of controller and business management positions. He was elected assistant treasurer of Corning in 1993; vice president and controller in 1997 and vice president of finance and treasurer in May 1997; senior vice president and chief financial officer in December 1997; executive vice president and chief financial officer in 1999; and to his current position in 2002. Mr. Flaws is a director of Dow Corning Corporation. He has been a member of Corning’s Board of Directors since 2000. Age 63.

Since joining Corning in 1973, Mr. Flaws has held a wide range of management positions across its control, financial, treasury, and business development functions in specific line business units, as well as at corporate-wide levels. As a result of his diverse responsibilities over more than 30 years, he has very broad experience in many financial, investor relations, and supervisory roles within the company, including leading the spinoff of Corning’s health care businesses into two separate publicly-traded companies in 1996, and overseeing many mergers and acquisitions by the company, as well as the sale of numerous business units and restructuring efforts.

Gordon Gund

Chairman and

Chief Executive Officer

Gund Investment Corporation

Besides being the chairman and CEO of Gund Investment Corporation, which was founded in 1968, Mr. Gund is co-founder and chairman of The Foundation Fighting Blindness. The Foundation Fighting Blindness is a national, non-profit organization dedicated to finding the causes, treatments and/or cures for retinitis pigmentosa, age-related macular degeneration, and allied retinal degenerative diseases. He is a director of the Kellogg Company. Corning director since 1990. Age 72.

Mr. Gund brings to the Board his many years of experience as an entrepreneur, chief executive officer, investment professional and public company director. His business ventures covered finance and investment banking, sports, consumer products, philanthropy and medical research. Mr. Gund has significant experience as a public company lead director and has provided leadership to the Corning Board for over 22 years, from which he has developed additional expertise in the areas of compensation and corporate governance.

Kurt M. Landgraf

President and

Chief Executive Officer

Educational Testing Service

Mr. Landgraf is president and chief executive officer of Educational Testing Service, a private non-profit educational testing and measurement organization, and joined ETS in that position in 2000. Prior to that, he was executive vice president and chief operating officer of E.I. Du Pont de Nemours and Company, where he previously held a number of senior leadership positions, including chief financial officer. He is a director of Louisiana-Pacific Corporation. Mr. Landgraf is a former director of IKON Office Solutions Inc. Corning director since 2007. Age 65.

Mr. Landgraf was selected for his wealth of executive management experience in public companies, non-profit entities, higher education, and government. He brings to the Board his financial expertise and operations skills and experience, represented by his positions as the chief financial officer and chief operating officer of E.I. DuPont de Nemours & Company. Mr. Landgraf’s other areas of specialized knowledge include technology, transportation, education, pharmaceuticals, health care, energy, materials, and mergers and acquisitions.

Deborah D. Rieman

Managing Director

Equus Management Company

Dr. Rieman has more than 25 years of experience in the software industry. Currently, she is Managing Director of Equus Management Company, a private investment fund. From 1995 to 1999, she served as president and chief executive officer of Check Point Software Technologies, Incorporated. She is a director of Keynote Systems. Dr. Rieman is a former director of Tumbleweed Communications Corp and Kintera Inc. Corning director since 1999. Age 62.

Dr. Rieman brings significant expertise in information technology, innovation and entrepreneurial endeavors to the Board, and skills related to her Ph.D. in mathematics. She is also the former president and chief executive officer of a publicly listed software company specializing in security, and has experience in technology development, marketing, business development and support, investor relations, and investing.

H. Onno Ruding

Retired Vice Chairman

Citicorp and Citibank, N.A.

Dr. Ruding has served private firms and the public (serving as Minister of Finance of The Netherlands from 1982-1989) in various financial positions, serving as a director of Citicorp and Citibank, N.A. from 1990 and 1998, respectively, to September 30, 2003 and vice chairman of Citicorp and Citibank, N.A. from 1992 to September 30, 2003. He retired from active employment from Citicorp and Citibank, N.A. on September 30, 2003. He was a member of the international advisory committee of Citigroup until February 2010. Dr. Ruding is also Chairman of BNG (Bank for the Netherlands Municipalities) and a member of UNIAPAC, the Committee for European Monetary Union, the Pontifical Council Justice and Peace, the European Advisory Board of the American-European Community Association, the International Bureau of Fiscal Documentation and the Trilateral Commission. Dr. Ruding is the chairman of the Center for European Policy Studies (CEPS), the chairman of the Netherlands National Museum Palace Het Loo and the chairman of the Advisory Council of the Amsterdam Institute of Finance. Dr. Ruding is a former director of Alcan Inc., RTL Group and Holcim Ltd. Corning director since 1995. Age 72.

Dr. Ruding is a finance expert and economist. As a former Minister of Finance in The Netherlands, executive board member of the International Monetary Fund, vice chairman and director of Citibank in New York, and chairman of the board of the CEPS in Brussels, he provides a wealth of knowledge in international finance and investment, markets, trade and development, and risk analysis.

Mark S. Wrighton

Chancellor and Professor of

Chemistry

Washington University in St. Louis

Since 1995, Dr. Wrighton has been Chancellor and Professor of Chemistry at Washington University in St. Louis, a major research university. Before joining Washington University, he was a researcher and professor at the Massachusetts Institute of Technology, where he was Head of the Department of Chemistry from 1987 to 1990, and then Provost from 1990 to 1995. Dr. Wrighton served as a Presidential appointee to the National Science Board from 2000 to 2006, and chaired that Board’s audit and oversight committee during that time. He also is a past chair of the Association of American Universities, The Business Higher Education Forum, and the Consortium on Financing Higher Education, and continues as a member of these organizations. He was elected to membership in the American Academy of Arts and Sciences and the American Philosophical Society and he is a Fellow of the American Association for the Advancement of Science. He also serves as a director of Cabot Corporation and Brooks Automation, Inc. Dr. Wrighton is a former director of A.G. Edwards, Inc. Corning director since 2009. Age 62.

Dr. Wrighton is a professor, chemist and research scientist with expertise in materials and research interests in the areas of transition metal catalysis, photochemistry, surface chemistry, molecular electronics, and in photoprocesses at electrodes. Under Chancellor Wrighton’s leadership, Washington University has grown significantly in academic stature, research enterprise, infrastructure, student quality, curriculum and international reputation. In addition to his executive leadership, Dr. Wrighton brings to the Board his vast scientific knowledge and understanding of complex research and development issues.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF

EACH OF THE DIRECTOR NOMINEES.

Directors Continuing in Office

Directors Whose Terms Expire in 2013

Robert F. Cummings, Jr.

Vice Chairman of Investment Banking

JPMorgan Chase & Co.

Mr. Cummings was appointed Vice Chairman of Investment Banking at JPMorgan Chase & Co. in December 2010, where he advises on client opportunities across sectors and industry groups. From 2002 to 2009, he served as a senior managing director at GSC Group, Inc., a privately held money management firm. Mr. Cummings began his business career in the investment banking division of Goldman, Sachs & Co. in 1973, and was a partner of the firm from 1986 until his retirement in 1998. He served as an advisory director at Goldman Sachs until 2002. Mr. Cummings is a director of Viasystems Group, Inc., and a former director of RR Donnelley & Sons Co. and GSC Investment Corp. Corning director since 2006. Age 62.

Mr. Cummings’ Board qualifications include over 27 years of investment banking experience at Goldman Sachs, where he advised corporate clients on financings, business development, mergers and acquisitions and other strategic financial issues. Additionally, he brings knowledge in the areas of technology, telecommunications, private equity, and real estate to the Board.

Hansel E. Tookes II

Retired Chairman and Chief

Executive Officer

Raytheon Aircraft Company

Mr. Tookes retired from Raytheon Company in December 2002. He joined Raytheon in 1999 and served as president of Raytheon International, chairman and chief executive officer of Raytheon Aircraft and executive vice president of Raytheon Company. From 1980 to 1999, Mr. Tookes served United Technologies Corporation as president of Pratt and Whitney’s Large Military Engines Group and in a variety of other leadership positions. He is a director of Ryder Systems Inc., NextEra Energy, Inc. and Harris Corporation. Corning director since 2001. Age 64.

Mr. Tookes provides extensive experience in operations, manufacturing, performance excellence, business development, technology-driven business environments, and military and government contracting. He also brings his science and engineering education, training and knowledge to the Board. Mr. Tookes’ industry expertise includes aviation, aerospace and defense, transportation, and technology.

Wendell P. Weeks

Chairman, Chief Executive Officer and

President

Corning Incorporated

Mr. Weeks joined Corning in 1983 and was named a vice president and deputy general manager of the Telecommunications Products division in 1995; vice president and general manager in 1996; senior vice president in 1997; senior vice president of Opto-Electronics in 1998; executive vice president in 1999; president, Corning Optical Communications in 2001; president and chief operating officer of Corning in 2002; and president and chief executive officer in 2005. Mr. Weeks became chairman and chief executive officer on April 26, 2007, and president on December 31, 2010. He is a director of Merck & Co. Inc. Mr. Weeks has been a member of Corning’s Board of Directors since 2000. Age 52.

Mr. Weeks brings deep and broad knowledge of the company based on his long career across a wide range of Corning’s staff groups and major businesses. Mr. Weeks has 29 years of Corning experience including financial management, business development, commercial leadership, and general management. His experiences in many of Corning’s businesses and technologies, and more than six years as chief executive officer, have given him a unique understanding of Corning’s diverse business operations and innovations.

Meetings and Committees of the Board

Board Meetings

The Board of Directors held 18 regularly scheduled meetings during 2011. All directors attended 75% or more of the meetings of the Board of Directors and of the Committees on which they serve.

Board Committees

In addition to an Executive Committee, which is specified in the By-Laws and acts by delegation, Corning has five standing Board committees: Audit, Compensation, Corporate Relations, Finance, and the Nominating and Corporate Governance Committees. Each committee’s written charter, as reviewed annually and adopted by the Board of Directors, is available on Corning’s website at www.corning.com/investor_relations/corporate_governance/board_download_library.aspx. Copies of each of the charters are also attached to this proxy statement as Appendix C, D, E, F, and G, respectively.

Audit

The Audit Committee met 10 times during 2011. The current members of the Audit Committee are Messrs. Landgraf (Chair), Clark, Cummings, Ruding, Tilton and Wrighton and Dr. Rieman. The Audit Committee:

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Assists the Board of Directors in its oversight of (i) the integrity of Corning’s financial statements, (ii) the internal auditors’ performance, and (iii) Corning’s compliance with legal and regulatory requirements;

•	Meets in executive sessions with the independent registered public accounting firm, internal auditors and management;

•	Approves the appointment of Corning’s independent registered public accounting firm;

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Reviews and discusses with the independent registered public accounting firm and the internal auditors the effectiveness of Corning’s internal control over financial reporting, including disclosure controls;

•	Reviews and discusses with management, the independent registered public accounting firm and the internal auditors, the scope of the annual audit;

•	Reviews the quarterly and annual financial statements and other reports provided to shareholders with management and the independent registered public accounting firm;

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Discusses company policies with respect to risk assessment and risk management, and reviews contingent liabilities and risks that may be material to Corning, as well as major legislative and regulatory developments that could materially impact Corning’s contingent liabilities and risks;

•	Oversees the independent registered public accounting firm’s qualifications, independence and performance;

•	Reviews transactions between Corning and related persons that are required to be disclosed in our filings with the SEC; and

•	Determines the appropriateness of and approves the fees for audit and permissible non-audit services to be provided by the independent registered public accounting firm.

Compensation

The Compensation Committee met eight times during 2011. The current members of the Compensation Committee are Messrs. Smithburg (Chair), Brown, Clark and Gund, and Dr. Rieman. The Compensation Committee:

•	Reviews Corning’s goals and objectives with respect to executive compensation;

•	Evaluates the CEO’s performance in light of Corning’s goals and objectives;

•	Determines and approves compensation for the CEO and other officers of Corning;

•	Reviews and approves employment, severance and change in control agreements for the CEO and other officers of Corning;

•	Recommends to the Board the compensation arrangements with non-employee directors;

•	Oversees Corning’s equity compensation plans; and

•	Makes recommendations to the Board regarding non-equity incentive and equity incentive plans.

Compensation decisions for executives, including the “Named Executive Officers,” the six executive officers of the Company listed in this proxy statement, and the directors are reviewed and approved by the Compensation Committee. The Compensation Committee has administrative and/or oversight responsibility to compensate key executives effectively and in a manner consistent with our stated compensation strategy. The Compensation Committee has engaged an independent executive compensation expert from Aon Hewitt, an outside global human resources consulting firm, to conduct an annual review of its total compensation program for executives. The independent expert supports the Committee by providing data regarding market practices and makes recommendations for changes to plan designs and policies that are consistent with the Company’s compensation philosophy.

The agenda for meetings of the Compensation Committee is determined by its Chairman, with the assistance of the Senior Vice President Human Resources and also the Senior Vice President Global Compensation and Benefits. The Chief Executive Officer and the Chief Administrative Officer are invited to attend the Compensation Committee meetings, though they leave the room during discussions and deliberations of individual compensation actions affecting them personally. The Compensation Committee Chairman reports the Committee’s recommendations on executive compensation to the Board. The Company’s Global Compensation and Benefits department supports the Compensation Committee in its duties and, along with the Chief Administrative Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation Committee reviews the total fees paid to Aon Hewitt by the Company to ensure that the independent compensation expert maintains his objectivity and independence when rendering advice to the Committee. For more information on the Compensation Committee, see “Compensation Discussion and Analysis”.

Corporate Relations

The Corporate Relations Committee met five times during 2011. The current members of the Corporate Relations Committee are Messrs. Wrighton (Chair), Landgraf and Tilton and Dr. Burns. The Corporate Relations Committee focuses on the areas of employment policy, public policy and community relations in the context of the business strategy of Corning.

Executive

The Executive Committee met eight times during 2011. The current members of the Executive Committee are Messrs. Weeks (Chair), Cummings, Flaws, Gund, and Smithburg. All other directors are alternate members of the Executive Committee. The Executive Committee serves primarily as a means of taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by New York law to the Board. In practice, the Executive Committee’s actions are generally limited to matters such as the authorization of corporate credit facilities, borrowings and pricing of Corning’s public offering of securities, and specific transactions for which the Board delegates its authority.

Finance

The Finance Committee met seven times during 2011. The current members of the Finance Committee are Messrs. Ruding (Chair), Canning, Cummings, Flaws and Tookes. The Finance Committee:

•	Monitors present and future capital requirements of Corning;

•	Reviews all material transactions prior to execution;

•	Reviews potentials mergers, acquisitions, divestitures and investments in third parties;

•	Reviews Corning’s exposure to financial, economic and hazard risks;

•	Monitors Corning’s cash management plans and activities;

•	Reviews Corning’s tax position and strategy;

•	Reviews and monitors Corning’s credit rating;

•	Reviews funding actions for Corning’s pension programs; and

•	Reviews Corning’s financial plans and other financial information that Corning uses in its analysis of internal decisions.

Nominating and Corporate Governance

The Nominating and Corporate Governance Committee met five times during 2011. The current members of the Nominating and Corporate Governance Committee are Messrs. Gund (Chair), Brown, Canning, Smithburg and Tookes. The Nominating and Corporate Governance Committee:

•	Identifies individuals qualified to become Board members;

•	Reviews candidates recommended by shareholders;

•	Determines the criteria for selecting director nominees;

•	Conducts inquiries into the background of director nominees;

•	Recommends to the Board, director nominees to be proposed for election at the Annual Meeting of Shareholders;

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Reviews and recommends to the Board, whether to accept or reject the resignation of an incumbent director who failed to receive a majority of the votes cast in an election that is not a result of a contested election pursuant to the Company’s Majority Voting Policy;

•	Monitors significant developments in the regulation and practice of corporate governance;

•	Develops and recommends to the Board corporate governance guidelines;

•	Assists the Board in assessing the independence of Board members;

•	Identifies Board members to be assigned to the various committees;

•	Oversees and assists the Board in the review of the Board’s performance;

•	Establishes director retirement policies;

•	Reviews, approves and ratifies transactions between Corning and related persons; and

•	Reviews activities of Board members and senior executives for potential conflict of interest.

The process for electing director nominees entails making a preliminary assessment of each candidate based upon his/her résumé and other biographical and background information, as well as his/her willingness to serve. This information is then evaluated against the criteria set forth below, as well as the specific needs of Corning at that time. Based upon this preliminary assessment, candidates who appear to be the best fit are invited to participate in a series of interviews. At the conclusion of the process, if it is determined that the candidate will be a good fit, the Nominating and Corporate Governance Committee recommends the candidate to the Board for election at the next Annual Meeting. If the director nominee is a current Board member, the Nominating and Corporate Governance Committee also considers prior Corning Board performance and contributions. The Nominating and Corporate Governance Committee uses the same process for evaluating all candidates regardless of the source of the nomination.

The minimum qualifications and attributes that the Nominating and Corporate Governance Committee believes must be possessed by a director nominee may include:

•	Character and the ability to apply good business judgment;

•	The ability to exercise his/her duties of loyalty and care;

•	Proven leadership skills;

•	Diversity of experience;

•	High integrity and ethics;

•	The ability to understand complex principles of business and finance;

•	Scientific expertise; and

•	Familiarity with national and international issues affecting businesses.

Our Board is comprised of accomplished professionals who represent diverse and key areas of expertise including, national and international business, operations, manufacturing, finance and investing, energy, management, entrepreneurship, government, higher education and science, research and technology. While Corning does not have a formal diversity policy with respect to director nominations, we believe that the diversity of skills, knowledge, opinions and fields of expertise represented on our Board is one of its core strengths. When identifying and selecting director nominees, the Nominating and Corporate Governance Committee considers the impact a nominee would have in terms of increasing the diversity of the Board with respect to professional experience, background, viewpoints, skills and areas of expertise. We believe that the resulting diversity of directors allows the Board to engage in honest and challenging discussions, in service of the best decisions for the Company and its shareholders. The diversity of our directors’ skills allows each director an opportunity to provide specific leadership in his or her respective areas of expertise. In the context of the Board’s needs, the appropriate mix of director competencies and experiences evolves for Corning over time. In an effort to increase diversity, the Nominating and Corporate Governance Committee in working with the Board also considers diversity of race, gender and national origin of potential director candidates. We believe our directors’ wide range of professional experiences and backgrounds, education and skills has proven invaluable to the Company and we intend to continue leveraging this strength.

All of the director nominees are elected members of the Board of Directors, except for Dr. Burns and Mr. Clark who were identified by the Nominating and Corporate Governance Committee, and appointed by the Board of

Directors in January 2012 and December 2011, respectively. The Nominating and Corporate Governance Committee retains the assistance of a third-party recruiting firm to assist in identifying and evaluating potential director nominees, as it deems appropriate.

The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. If you wish to nominate a candidate, please forward the candidate’s name and a detailed description of the candidate’s qualifications, skills and experience, a document indicating the candidate’s willingness to serve and evidence of the nominating shareholder’s ownership of Corning’s shares to: Corporate Secretary, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831. A shareholder wishing to nominate a candidate must also comply with the notice requirements described above under the question “How Do I Submit A Shareholder Proposal For, Or Nominate A Director For Election At Next Year’s Annual Meeting?“

Corporate Governance Matters

Corporate Governance Guidelines

Our business, property and affairs are managed by or, are under the direction of, the Board of Directors pursuant to New York Business Corporation Law and our By-Laws. Members of the Board of Directors are kept informed of Corning’s business through discussions with the Chairman, Chief Executive Officer and President, the Vice Chairman and Chief Financial Officer and other key members of management, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

The Board has adopted a set of Corporate Governance Guidelines that address the make-up and functioning of the Board. A copy of these guidelines is attached to this proxy statement as Appendix H and can also be found on our website at www.corning.com/investor_relations/corporate_governance/board_download_library.aspx.

Board Leadership Structure

Corning has a board leadership structure under which our Chief Executive Officer also serves as Chairman of the Board of Directors. As stated in our Corporate Governance Guidelines, we believe that having one person serve as both Chief Executive Officer and Chairman demonstrates to our employees, suppliers, customers and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. This unity of leadership eliminates the potential for confusion or duplication of efforts, and provides clear leadership for the Company. We believe that the Company has been well-served by this structure.

Our Board of Directors is comprised of 12 directors who are independent under the New York Stock Exchange listing requirements, one non-independent director, plus two management directors. All of our directors are highly accomplished and experienced people in the fields of business, technology or academics, who have demonstrated leadership in significant enterprises and are familiar with board processes. For additional information about the backgrounds and qualifications of our directors, see “Nominees for Election as Directors” and “Directors Continuing in Office” in this proxy statement.

Our Board has six standing committees—Audit, Compensation, Corporate Relations, Executive, Finance, and Nominating and Corporate Governance. Three of the committees are comprised solely of independent directors, five of the committees have a separate, independent chair, and the Executive Committee has three independent plus two management directors as members. The chair of each of these committees is responsible for directing the work of the committee in fulfilling its responsibilities, see “Meetings and Committees of the Board” in this proxy statement.

Under our Corporate Governance Guidelines, the Board designates and utilizes a Lead Director, currently Mr. William Smithburg. The Lead Director plays an important role in our corporate governance structure. The

Lead Director’s responsibilities include: presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; serving as liaison between the Chairman and the non-employee directors; convening meetings of the non-employee directors; consulting with the Chairman on matters relating to Board performance and corporate governance; and, if requested by major shareholders, ensuring that he is available for consultation and direct communication. The Chairman consults with the Lead Director in advance of each Board meeting to obtain his comments, suggestions, and approval for the meeting schedule and timing, for each agenda, and for the types of information to be sent to the Board.

Mr. Smithburg, whose term as director expires at the 2012 Annual Meeting of Shareholders, has reached the Board’s mandatory retirement age and will no longer serve as Lead Director. At the first meeting of the Board of Directors following the 2012 Annual Meeting of Shareholders, the Board will designate a new Lead Director.

In February 2012, as part of our review of corporate governance and succession planning, the Board (led by the Nominating and Corporate Governance Committee) re-evaluated our Board leadership structure, to ensure that it remains optimal for the Company and its shareholders. The Board determined that the current Board leadership structure is working well, and facilitates effective communication, oversight and governance of the Company, while allowing for independent decision making as required. We recognize that different board leadership structures may be appropriate for companies with different histories and cultures, as well as companies with varying sizes and performance characteristics. We believe our current leadership structure—under which our Chief Executive Officer serves as Chairman of the Board, five of the six Board committees are chaired by independent directors and our Lead Director assumes specified responsibilities on behalf of the other directors—remains the optimal board leadership structure for our Company and our shareholders.

Executive Sessions of Independent Directors

Non-management Board members meet without management present at each regularly scheduled Board meeting. Independent Board members also meet separately at least once a year. Additional meetings may be called by the Lead Director in his discretion or at the request of the Board. The Lead Director, Mr. Smithburg, presides over these meetings.

Board Risk Oversight

Corning has a comprehensive risk management program that engages the Company’s management/leadership and Board. Since 2004, the Company has employed an Enterprise Risk Management program (“ERM”) that was modeled on the COSO II framework. “COSO” is the Committee of Sponsoring Organizations of the Treadway Commission, a voluntary private-sector organization, established in the United States, dedicated to providing guidance to executive management and entities on critical aspects of organizational governance, business ethics, internal control, enterprise risk management, fraud, and financial reporting. Corning’s ERM is a company-wide effort that involves the Board, management and Corning staff in an integrated effort to identify, assess and manage risks that may potentially affect the Company. A “Risk Council,” chaired by our Vice Chairman and Chief Financial Officer, Mr. Flaws, and composed of Corning management and staff, is a core governance element of the ERM.

The Risk Council’s activities include aggregating, prioritizing and assessing risks including, financial, operational, business, reputational, governance and managerial risks. The Risk Council assists each of our businesses in identifying its applicable risks, and determines whether such risks are material at the Company level. While each business is responsible for managing its identified risks – as we believe the local business teams are in the best position to identify and manage their risks – the Risk Council works with each business on its mitigation plans for any material risks. We believe this central oversight of and assistance to the business teams is the most effective way to manage the Company’s risks. The Risk Council reports directly to the management committee of the Company.

Additionally, our Compliance Council, chaired by the Senior Vice President and General Counsel, provides the Risk Council with the results of its review of the Company’s compliance with laws and regulations of the countries in which we conduct business. The Compliance Council reports directly to each of the Audit Committee and Corporate Relations Committee.

We also perform a comprehensive risk assessment related to our internal controls. This assessment includes interviews with senior management, and financial leaders as well as evaluation of Risk Council findings, audit results, current business priorities and the economic environment. The assessment results are used to establish our internal audit plan, conduct internal audits and perform any resulting remedial actions. The assessment and internal audit results are a key part of our Sarbanes-Oxley compliance program for internal controls. The Audit Committee reviews the results of the risk assessment annually and the results of our internal audits quarterly.

The Audit Committee annually reviews a comprehensive report on the Company’s ERM processes. In accordance with NYSE requirements, our Audit Committee is responsible for company policies with respect to risk assessment and risk management, and to review contingent liabilities and risks that may be material to Corning, as well as major legislative and regulatory developments that could materially impact Corning’s contingent liabilities and risks. Regularly, the Audit Committee reviews and discusses risks facing the Company, including legal issues, employee matters, information technology security and governmental regulation and legislation, among other things. Our Finance Committee, pursuant to its charter, reviews regularly the top risks identified by the ERM process and strategies for managing exposure to specific financial, economic, and hazard risks. Each of the Audit and Finance Committee’s chairman reports to the entire Board of Directors regarding their risk management review and any significant items identified. In addition, each of our Board committees considers the risk exposures within its areas of responsibility. For example, our Corporate Relations Committee reviews potential risk exposures in the environmental, health, safety, employment, and product liability areas.

The full Board provides additional risk oversight in numerous ways, including the following:

•

Annually, prior to its approval of the annual budget and long-term plan, the Board reviews the potential risks which could negatively impact the proposed budget and plan. This review includes the types of risks, as well as pessimistic and worst case scenarios should the identified risks be realized.

•	The Board frequently reviews the Company’s Strategic Framework and any risks which might negatively impact it.

•	Prior to approving any significant investment or divestiture actions by the Company, the Board reviews a detailed proposal identifying the rationale and risks involved in such action.

•	The Board regularly receives written reports covering environmental, safety and health, and human resources matters.

•

At least four times each year, the Board attends “Technology with the Board” sessions, which allow the directors to review and discuss current research and development projects and thereby assess risks related to the Company’s technology and intellectual property developments.

•	The full Board also engages in periodic discussions regarding risks with our Chief Executive Officer, Chief Financial Officer, and other company officers, as it deems appropriate.

We endeavor to keep the Board fully apprised of risks facing the Company and believe that our directors provide effective oversight of the risk management function. We believe the Board’s risk oversight function allows our directors to make well-informed decisions and increases the effectiveness of the Company’s leadership structure.

Director Independence

Our Corporate Governance Guidelines require that the Board of Directors make an annual determination regarding the independence of each of Corning’s directors. The Board made these determinations on February 1,

2012, based on an annual evaluation performed by and recommendations made by the Nominating and Corporate Governance Committee. The Board of Directors has determined that Messrs. Brown, Canning, Clark, Cummings, Gund, Landgraf, Ruding, Smithburg, Tilton, Tookes and Wrighton, and Dr. Rieman are “independent” within the meaning of the rules of the New York Stock Exchange, based on its application of the standards set forth in our Corporate Governance Guidelines. Specifically, the Board determined that these 12 Directors were independent because no relationship was identified that would automatically bar them from being characterized as independent, and any relationships identified were not so material as to impair their independence.

In making this determination, the Board considered, among other things, the following relationships, each of which it determined were not material:

•	Dr. Brown is a director of Varian Medical Systems, Inc., which in the last three fiscal years has purchased and sold less than $1,000 with Corning.

•

Mr. Cummings became an employee of JPMorgan Chase & Co (“JPM”) in December 2010. Mr. Tilton became an employee of JPM in June 2011. JPM and its affiliates provide various investment banking services including underwriting, commercial lending and banking and other financial advisory services, including provision of credit facilities to Corning and its affiliates. Corning’s fees to JPM were approximately $2,600,000, $4,200,000 and $1,600,000 and for each 2011, 2010 and 2009, respectively. Neither Mr. Cummings nor Mr. Tilton are JPM section 16 executive officers under SEC or NYSE rules, and neither has any personal involvement in JPM services provided to or fees paid by Corning.

•

Mr. Tookes is a director of BBA Aviation plc, the parent company of Signature Flight Support (“SFS”), a company that provides aviation support services to Corning. In the last three fiscal years, SFS has provided services to Corning in an aggregate amount of approximately $88,000.

•

Dr. Wrighton is a director of Cabot Corporation, a company which sold products to Corning in an aggregate amount of approximately $650,000 in 2009, 2010 and 2011; and Brooks Automation, a company which sold an aggregate of approximately $123,000 in products to Corning in the last three fiscal years. Both Cabot Corporation’s sales to and purchases from Dow Corning Corporation (“DCC”) were below $61,000,000 for each of the last three fiscal years. DCC, which is 50% owned by each of Corning and The Dow Chemical Company, is not controlled by Corning, and has a separate board of directors.

In determining that each of each of Messrs. Brown, Cummings, Tilton, Tookes and Wrighton’s above relationships are not material, the Board considered: the fact that such relationships arise only from their position as an employee or director of the respective companies; that such director has no direct or indirect material interest in any of the transactions between Corning or its affiliate, as the case may be, and the respective company; that none is a Section 16 executive officer of these companies; that such director had no role or financial interest in any decisions about any of these transactions; and that such a relationship would not bar independence under the NYSE Listing Standards or Corning’s Director Qualification Standards.

The Board concluded that based on all of the relevant facts and circumstances, none of the above relationships constituted a material relationship with Corning that represents a potential conflict of interest, or otherwise interferes with the exercise by any of these directors of his or her independent judgment from management of Corning.

Messrs. Flaws and Weeks are not independent because they are each executive officers of Corning. Dr. Burns was an executive officer of Dow Corning Corporation (which is 50% owned by Corning) until her December 31, 2011 retirement, and so is not an independent director.

Each member of the Board’s Audit, Compensation, and Nominating and Corporate Governance Committees is independent within the meaning of the NYSE Listing Standards, Securities Exchange Act Rule 10A-3 and Corning’s Director Qualification Standards.

Communications with Directors

Shareholders and interested parties may communicate concerns to any director, committee member or the Board by writing to the following address: Corning Incorporated Board of Directors, Corning Incorporated, One Riverfront Plaza, MP HQ E2 10, Corning, New York 14831 Attention: Corporate Secretary. Please specify to whom your correspondence should be directed. The Corporate Secretary has been instructed by the Board to promptly forward all correspondence (except advertising, spam, junk mail and other mass mailings, product inquiries and suggestions, resumes, surveys or any unduly hostile, threatening or illegal materials) to the relevant director, committee member or the full Board, as indicated in the correspondence.

Audit Committee Financial Expert

The Board of Directors has determined that three members of the Audit Committee: Messrs. Cummings, Landgraf and Ruding, qualify as Audit Committee Financial Experts.

Policy Regarding Directors Attendance at Annual Meetings

Our Corporate Governance Guidelines provide that each director will make every effort to attend the Annual Meeting of Shareholders. All of our incumbent Board Members attended the 2011 Annual Meeting of Shareholders, with the exception of Mr. Landgraf who was unable to attend, Mr. Clark who was appointed to the Board on December 6, 2011, and Dr. Burns who was appointed to the Board on January 31, 2012.

Related Party Policy and Procedures

Corning has adopted a written policy that addresses related party transactions. A “related party” of Corning includes:

•	a director;
•	a senior officer;
•	an immediate family member of a director or senior officer;
•	a shareholder who owns more than 5% of Corning’s voting securities; or
•	an entity in which a director, senior officer or a more than 5% shareholder has a substantial ownership interest.

Under the policy, all related party transactions must be reviewed by the General Counsel or other disinterested officer. Any transaction involving a director is also reviewed, approved or ratified by the Nominating and Corporate Governance Committee. Any transaction involving an executive officer is also reviewed, approved or ratified by the Audit Committee. In order for any such transaction to be approved or ratified, the transaction must be shown to further the interest of the Company and have appropriate safeguards established.

All approved or ratified related party transactions shall be reported to the Audit Committee and the Nominating and Corporate Governance Committee (in those instances where such committee did not participate in the review, approval or ratification process).

Other Matters

Corning is headquartered in a small community in upstate New York. The Company routinely makes contributions to a number of civic, charitable and cultural institutions that improve the quality of life and increase the resources of the community making it more attractive to employees. In a small community, inevitably employees, including executives and their spouses, have relationships with the non-profit organizations that receive such contributions from the Company.

In February 2011, Corning agreed to construct and lease a new building for the Alternative School for Math and Science (ASMS), a private middle school with an advanced curriculum focusing on science and math, located in Corning, New York. The cost for the design, engineering and construction of the new facilities is approximately

$21 million to be incurred over several years. The school is open to the public. Children of Corning employees usually represent approximately 50% of the enrollment. Mark Rogus (Senior Vice President and Treasurer), Christine Pambianchi, (Senior Vice President, Human Resources), Curt Weinstein (Vice President), Kim Frock Weeks (spouse of Chairman and CEO Wendell Weeks) and Patti Hinman (spouse of Tom Hinman, Senior Vice President) serve on the ASMS board of trustees. Ms. Frock Weeks also serves as Administrative Head of School at ASMS, but receives no salary or benefits in this role. Corning may make additional contributions to ASMS in the future.

In 2011, Corning also agreed to contribute up to $9.7 million to the Southern Tier Network (STN), a not-for-profit, local development corporation established to build and manage a $12.2 million regional fiber optic network that will create a new high speed broadband infrastructure in Chemung, Schuyler and Steuben Counties of New York. The project will also be funded with $2.2 million coming from the three local counties. This network will offer significant benefits to the region, including connecting public safety towers and 911 centers, providing state-of-the-art telecommunications technology, enhanced broadband offerings to area residents and service to underserved areas of the community, and creating a catalyst for future economic development in the region. Marcia Weber (spouse of James Flaws, Vice Chairman and Chief Financial Officer) and Mark Rogus (Senior Vice President and Treasurer) are on the STN board of directors. Ms. Weber also serves as the STN Board Chair.

Subject to receipt of appropriate reporting and documentation, the Corning Incorporated Foundation authorized a $4.2 million grant to the Corning-Painted Post Area School District to assist the District in meeting its 2011-2012 budget priorities and to maintain existing educational programs and services across the District. The Corning Incorporated Foundation may make additional contributions in the future to support education in the District over the longer term.

Corning makes annual contributions to the Corning Museum of Glass (CMoG) and the Rockwell Museum of Western Art (Rockwell). Both are located in Corning, New York. In 2011, Corning provided monetary contributions and contributions of services to CMoG and the Rockwell of approximately $26.2 million and $2.3 million, respectively. Wendell Weeks (Chairman, Chief Executive Officer and President), James Flaws (Vice Chairman and Chief Financial Officer), Jeffrey W. Evenson (Senior Vice President and Operations Chief of Staff), and Mark Rogus (Senior Vice President and Treasurer) serve on the CMoG board of trustees. Denise Hauselt (Vice President, Secretary and Assistant General Counsel) is on the Rockwell board of trustees. Additionally, Corning has approved up to $104 million for expansion and improvement of CMoG facilities, owned by Corning. The expansion funding will take place over three years.

In 2011, Corning made a $500,000 contribution to the Clemens Center (CC), a performing arts center located in Elmira, New York. The funds were used to assist CC with recent renovations to its main theater. Gary Calabrese (Senior Vice President, New Business Development) is on the CC board of trustees.

Code of Ethics

Our Board of Directors has adopted the Code of Ethics for the Chief Executive Officer and Financial Executives and the Code of Conduct for Directors and Executive Officers, which supplements the Code of Conduct governing all employees and directors. A copy of the Code of Ethics is attached to this proxy statement as Appendix I and is available on our website at http://www.corning.com/investor_relations/corporate_governance/board_download_library.aspx. We will disclose any amendments to, or waivers from, the Code of Ethics on our website within four business days of such determination. During 2011, no amendments to or waivers of the provisions of the Code of Ethics were made with respect to any of our directors or executive officers.

Security Ownership of Certain Beneficial Owners

Paragraphs (a) and (b) below set forth information about the beneficial ownership of Corning’s Common Stock as of December 31, 2011. Unless otherwise indicated, the persons named have sole voting and investment power with respect to the shares listed.

(a) To the knowledge of management, the following owned 5% or more of Corning’s outstanding shares of Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	112,251,581	(1)	7.14%
40 East 52nd Street
New York, NY 10022

(1)	Reflects shares beneficially owned by BlackRock, Inc. (“BlackRock”), according to a Schedule 13G/A filed by BlackRock with the SEC on February 13, 2012, reflecting ownership of shares as of December 31, 2011. BlackRock has sole voting power and sole dispositive power with respect to 112,251,581 shares. According to the Schedule 13G/A, BlackRock beneficially owned 7.14% of our common stock as of December 31, 2011.

(b) The number of shares of Corning Common Stock owned by the directors and nominees for directors, by the chief executive officer, the chief financial officer and the three other most highly compensated executive officers (the “Named Executive Officers”) and by all directors and executive officers as a group, as of December 31, 2011, is as follows:

Name	Amount and Nature of Beneficial Ownership(1)(2)(3)		Percent of Class
Directors
John S. Brown	146,472		—
Stephanie A. Burns	0
John A. Canning, Jr.	68,314		—
Richard T. Clark	685
Robert F. Cummings, Jr.	84,499		—
Gordon Gund	3,293,250	(4)	—
Kurt M. Landgraf	30,766		—
Deborah D. Rieman	121,435		—
H. Onno Ruding	109,825		—
William D. Smithburg	160,472		—
Glenn F. Tilton	5,553		—
Hansel E. Tookes II	83,435		—
Mark S. Wrighton	24,029		—

Named Executive Officers

Wendell P. Weeks*	2,150,510	(5)	—
James B. Flaws*	953,306		—
Joseph A. Miller, Jr.	631,318		—
Kirk P. Gregg	866,719		—
Lawrence D. McRae	20,256		—
Jeffrey Evenson	8,765		—
All Directors and Executive Officers as a Group (21 persons)	9,332,672	(6)(7)	.62%

*also serves as director.

(1)

Includes shares of common stock, subject to forfeiture and restrictions on transfer, granted under Corning’s Incentive Stock Plans as well as options to purchase shares of common stock exercisable within 60 days under Corning’s Stock Option Plans. Messrs. Brown, Canning, Clark, Cummings, Gund, Landgraf, Ruding, Smithburg, Tilton, Tookes, Wrighton, Weeks, Flaws, Miller, Gregg, McRae and Evenson, and Drs. Burns and Rieman have the right to purchase 27,849; 441; 0; 11,090; 27,849; 9,086; 37,849; 27,849; 68; 27,849; 5,993; 1,758,560; 682,924; 491,164; 762,935; 246,056; 0; 0; and 37,849 shares, respectively, pursuant to such options. All directors and executive officers as a group hold options to purchase 4,670,227 such shares.

(2)	Includes shares of common stock, subject to forfeiture and restrictions on transfer, issued under Corning’s Restricted Stock Plans for Non-Employee Directors.
(3)

Includes shares of common stock held by JPMorgan Chase & Co. as the trustee of Corning’s Investment Plans for the benefit of the members of the group, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes the shares for which instructions were received. The power to dispose of shares of common stock is also restricted by the provisions of the Plans. The trustee holds for the benefit of Messrs. Weeks, Flaws, Miller, Gregg, McRae and Evenson, and all executive officers as a group the equivalent of 10,504; 0; 1,426; 8,784; 5,631; 0; and 26,345 shares of common stock, respectively. It also holds for the benefit of all employees who participate in the Plans the equivalent of 21,581,072 shares of common stock (being 1.42% of the Class).

(4)	Includes 1,650,000 shares held by an irrevocable trust in which Mr. Gund has no pecuniary interest, but for which he is a trustee.
(5)	Includes 381,446 shares held by a revocable trust of which Mr. Weeks is the beneficiary, and he currently has no voting authority over these shares.
(6)	Does not include 670,082 shares owned by the spouses and minor children of certain executive officers and directors as to which such officers and directors disclaim beneficial ownership.
(7)	As of December 31, 2011, none of our directors or executive officers had pledged any such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Corning’s directors and certain of its officers to file reports of their ownership of Corning Common Stock and of changes in such ownership with the SEC and the New York Stock Exchange. Regulations also require Corning to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis.

To Corning’s knowledge, based solely on its review of the copies of such reports furnished to Corning and written representations from certain reporting persons, we believe that all of our officers, directors and any greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2011 except that, due to administrative oversight by a third party financial advisor, Mr. Vincent P. Hatton, an officer, filed one late Form 4 on March 29, 2011 with respect to 1,000 shares acquired on August 19, 2010.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors (the “Committee”), composed entirely of independent directors, is responsible to the Board of Directors for executive compensation at Corning (“we”, “us”, “Corning” or the “Company”). The Committee sets the principles guiding the Company’s compensation philosophy, reviews and approves executive compensation levels for executive officers (including cash compensation, equity incentives, benefits and perquisites) and reports its actions to the Board of Directors for review and, as necessary, approval.

What’s New in 2011?

At the 2011 annual shareholders meeting, more than 96% of votes cast supported Corning’s executive compensation program. Both management and the Committee reviewed the advisory vote result for the 2011

Say on Pay proposal and found it to be a strong show of support for Corning’s current executive compensation program. In addition, the Company annually reviews compensation-related voting policies of our largest investors to fully understand their preferences and to gauge the level of support for our executive compensation program. As a result, the Company did not make any material changes to the executive compensation program for 2011.

As described in the 2011 proxy statement, the Committee increased the target pay opportunity for the CEO last year, increasing the target market position of Mr. Weeks’ pay from market median to between market median and 75th percentile.

Compensation for six executives is disclosed in the Summary Compensation Table this year, instead of compensation paid to the required five executives. Compensation to Dr. Evenson, a newly hired Senior Vice President, exceeds the compensation to select Executive Vice Presidents because of fixed cash retention and sign on payments to Dr. Evenson negotiated as part of his new hire package designed to replace amounts forfeited when he left his previous employer. As a result of fixed payments under his new hire package, Dr. Evenson’s compensation is not as variable and is not as representative of Corning’s annual ongoing executive compensation program for Named Executive Officers (“NEOs”). We determined that the best approach was to expand the group of executives to achieve more consistency in the composition of our NEOs.

In 2011 our financial results fell significantly below target. Since we set rigorous performance goals for 2011, our incentive payouts were sharply reduced:

•	2011 annual bonus earned at 10% of target for NEOs;
•	2011 GoalSharing earned at 5.05% of base salary for NEOs;
•	2011 Cash Performance Units earned at 60% of target;
•	2011 Stock Option grants are underwater; and
•	Value of 2011 time-based restricted stock units declined approximately 30% during the year.

Therefore, executive pay aligned with performance. Given that fiscal 2011 was a challenging year for Corning in terms of financial and stock performance, actual 2011 compensation for our NEOs was significantly lower than the prior year. Actual 2011 compensation for our ongoing NEOs was 73% of target (27% below). This compares to 2010 actual compensation for our NEOs of 139% of target (39% above). See pages 27-29 for additional detail.

Executive Summary

Compensation Program Reflects Good Governance

Corning has been in existence for over 160 years; with patient investment over many years, management continuity, and a collaborative culture of teamwork across varied businesses being critical to our long-term success. This means that our management must balance near-term results with long-term success while continuing to build long-term value through innovation. To fulfill this mission, Corning’s “pay-for-performance” philosophy forms the foundation for all decisions regarding executive compensation made by the Committee.

Our executive compensation program has changed over time to reflect evolving governance practices:

•	We adjust our pay practices as necessary to reflect economic conditions, as evidenced by our decision to suspend annual salary reviews in 2009;
•	Our equity plan prohibits the repricing of stock options in any form without shareholder approval;
•	Our NEOs (and outside directors) are subject to stock ownership guidelines; each exceeded the guideline requirements in 2011;
•	A clawback policy was adopted in 2007 allowing the Committee to recoup payments based on financial results subsequently subject to restatement;
•

An anti-hedging policy prohibits officers and directors from trading in options or any Corning stock derivatives or otherwise profiting from short-term speculative swings in the value of Corning stock;

•	Benefits under all executive severance and change-in-control agreements entered into after 2004 are limited to 2.99 times the sum of base salary and target bonus;
•	Reload stock options were eliminated in 2003, as of 2009 no prior stock options granted with a reload feature remained outstanding;
•	We capped the percentage of cash compensation earned as a retirement benefit under our Executive Supplemental Pension Plan in 2006;
•	We do not provide tax assistance or tax gross-ups on perquisites; and
•	The Company regularly reviews internal pay equity among the Company’s top executives.

2011 Performance and Results

Our Annual Operating Priorities for 2011 were consistent with prior year themes: protect our financial health; invest in the future; and live our values. These annual objectives are measured by financial performance metrics calculated on a non-GAAP basis (such as adjusted net profit after tax and adjusted earnings per share), financial stability metrics (such as adjusted operating cash flow) and progress towards advancing the innovation portfolio and other key milestones.

In 2011, we reported strong revenue growth, but our profitability was lower than in 2010 due to an increase in the tax rate and the underperformance of our Display business and two of our equity companies, Dow Corning and Samsung Corning. Reported results were as follows:

•	Revenue of $7.9 billion compared to $6.6 billion for 2010; a 19% increase and a record year;
•	Net profit after tax (“NPAT”) of $2,805 million compared to $3,558 million for 2010, a 21% decrease;
•	Earnings per share of $1.77 compared to $2.25 per share for 2010, a 21% decrease; and
•	Operating cash flow of $3,189 million compared to $3,835 million for 2010, a 17% decrease

Additional considerations when evaluating 2011 performance include:

•	Tax rates increased significantly, making year-over-year comparisons of after-tax results difficult.
•

Foreign exchange (“FX”) rates in 2011 positively impacted our GAAP earnings. However, the impact on our incentive plans was limited by the collar we have placed on certain FX rates that eliminates potential windfalls or penalties for large FX changes.

•	Many of our line business units exceeded financial goals.
•	We increased our global employee headcount by almost 10% (adding approximately 2,600 net employees during the last year) indicating continued investment in Corning’s long-term success.
•

We continued to have a strong balance sheet, ending 2011 with cash in excess of debt by $3.4 billion, vs. $4.0 billion in 2010 and $1.6 billion in 2009 while at the same time significantly investing in growth through innovation, expansions and acquisitions.

Importance of Equity Companies to Corning

Given our diversified businesses, the history of unique innovations behind our product offerings, and the global nature of our operations, we lack any pure peer companies against which the Committee is able to benchmark. As a result, external survey data cannot take the place of sound business judgment based on specific knowledge of Corning and its leaders. Part of Corning’s success is derived from its investments in several equity companies. Under GAAP, Corning’s share of the revenues from these equity companies, totaling more than $5.8 billion in 2011, is not consolidated into Corning’s net sales. However, Corning’s share of the equity earnings from these companies is included in Corning’s net income, thus also impacting Corning’s market value. Net income from the equity companies is as critical to Corning’s long-term success as the net income from Corning’s wholly-owned companies. Thus, net sales alone do not completely reflect the size and complexity of Corning when compared to other companies.

Target Compensation

For 2011, variable pay represented 82% of target total direct compensation for the Named Executive Officers (on average). Total direct compensation consists of base salary and short-term and long-term incentives, and excludes benefits and perquisites. Two compensation elements, annual incentive compensation and cash performance units, are earned only if the corporate financial performance goals for the year are met. The value of the remaining long-term incentive components, stock options and restricted stock units, depend directly on our stock price performance.

Note that the chart above excludes Dr. Evenson. As described earlier, Dr. Evenson is a proxy officer this year based on fixed (non-variable) cash payments negotiated as part of his new hire package. Because Dr. Evenson received a fixed cash payment to replace amounts forfeited when he left his previous employer, his compensation is not representative of the variability in the annual ongoing pay program for NEOs.

Actual Compensation and Related Performance

Our compensation program is designed to pay for performance. Actual compensation earned by the NEOs varies from target from year to year based on the Company’s financial performance and stock price. Actual Total Direct Compensation for our NEOs and our performance during 2009 through 2011 based on Total Shareholder Return (calculated as the annual change in stock price assuming reinvestment of dividends), Adjusted Net Profit After Taxes and Adjusted Operating Cash Flow are summarized below.

The “Adjustments to 2011 Reported Results” on which 2011 performance-based compensation are based are described starting on page 30 below. A reconciliation of our non-GAAP financial measures to GAAP financial measures can be found in Appendix J to this Proxy Statement.

•

On average, actual total direct compensation for our ongoing NEOs in fiscal year 2011 was far below target (approx. 73% of target), primarily due to the final annual bonus (PIP) paying out at only 10% of target and the long-term cash performance units being earned at 60% of target.

•	Given that 2011 was a challenging year for Corning, the executive pay program aligned with financial and stock performance by paying out at significantly lower amounts.

Note that stock option values are included in the total direct compensation at their fair values on the date of grant. These stock options are currently underwater and have no intrinsic value (i.e. the current price of Corning stock is less than the exercise price of the options) at year end. The actual value of these stock options is yet to be determined – such values are subject to vesting and future stock prices that are not possible to predict.

1-Year Total Shareholder Return			Adjusted Net Profit After Taxes ($ millions)			Adjusted Operating Cash Flow ($ millions)
2011	2010	2009	2011	2010	2009	2011	2010	2009

-31.9%	1.2%	105.6%	$2,636	$2,883	$2,061	$3,582	$2,723	$2,029

Notes Regarding Actual Compensation compared to Target Compensation:

2011	2010	2009

•Base Salaries not subject to performance criteria

•2011 PIP earned at 10% of target

•2011 GoalSharing earned at 5.05% of base salary

•2011 Cash Performance Units earned at 60% of target

•2011 Time-based Restricted Stock Units (“RSUs”) not subject to performance (current actual values approximately 30% below grant date value)

•Stock Options indicated at Fair Values (which far exceed current actual values of $0)

•Base Salaries not subject to performance criteria

•2010 PIP earned at 200% of target

•2010 GoalSharing earned at 7.72% of base salary

•2010 Cash Performance Units earned at 150% of target

•2010 Time-based RSUs not subject to performance

•Stock Options indicated at Fair Values (which far exceed current actual values of $0)

•Base Salaries not subject to performance criteria

•2009 PIP earned at 170% of target

•2009 GoalSharing earned at 7.16% of base salary

•2009 Performance Share Units earned at 143% of target

•Time-based RSUs N/A in 2009

•Stock Options indicated at Fair Values

Information concerning 2011 short-term and long-term incentives for our NEOs is summarized below:

2011 Compensation Element	2011 Award Opportunity for NEOs	2011 Performance Metrics and Results	2011 Award Earned by NEOs
Annual Cash Bonus—Performance Incentive Plan	Target awards range from 65% to 90% of base salary for NEOs other than the CEO; target is 140% for the CEO Opportunity can range from 0% to 200% of target awards	Adjusted Net Profit After Tax of $2,636 million 2011 target was $2,990 million	10% of target opportunity earned To be paid March 2012
Annual Cash Bonus—GoalSharing	Target is 5% of base salary Opportunity can range from 0% to 10% of salary	Weighted average of over 100 GoalSharing Plans in place at Corning—all employees eligible	5.05% of base salary To be paid February 2012
Corporate Performance Plan—Cash Performance Units (represents 50% of annual long-term incentive opportunity)	Cash performance unit target awards range from $875,000 to $3.5 million (Dr. Evenson part-year cash value target of $325,000) Opportunity can range from 0% to 150% of target awards	Adjusted EPS of $1.67; 2011 target was $1.87 Adjusted Operating Cash Flow of $3,582 million; 2011 target was $3,504 million	60% of target opportunity earned, resulting in actual awards ranging from $195,000 to $2.1 million for the 6 NEOs Subject to vesting and to be paid February 2014
Corporate Performance Plan—Stock Options (represents 25% of annual long-term incentive opportunity)	Target grant date fair value of stock option awards range from $437,500 to $1.75 million (Dr. Evenson part-year value of $162,500)	Actual value realized depends on future market performance of Corning stock and cannot be assessed until exercised

Actual grant date fair value of stock options granted for 2011 performance year ranged from approximately $155,000 to $1.71 million

Vest ratably over a three-year period
(1/3 each year)

Stock option awards are currently underwater and, thus, have no current value

Corporate Performance Plan—Restricted Stock Units (represents 25% of annual long-term incentive opportunity)	Target grant date fair value of restricted stock units range from $437,500 to $1.75 million (Dr. Evenson part-year 2011 value at $162,500) Realized value based, in part, on market performance of stock	Actual value realized depends on future market performance of Corning stock and cannot be accurately assessed until vested

Actual grant date fair value ranged from approximately $162,500 to

$1.75 million

Vest in February 2014

Values at December 31, 2011 range from $113,800 to $1.18 million due to decline in stock price during the year

Executive Compensation Philosophy—Key Principles

The goal of the Company’s compensation program is to provide competitive and motivational compensation to ensure our success in attracting, developing and retaining our key executive, managerial and technical talent. Attracting and retaining the right talent is critical to supporting and achieving our Annual Operating Priorities.

The Committee’s key compensation principles are as follows:

•

Provide a Competitive Base Salary:  The Committee does not believe that all of an NEO’s annual compensation should be at risk. As a result, the Company pays a competitive base salary to each Named Executive Officer.

•

Variable Compensation Should Relate to Corporate Performance: Executive Compensation should reward performance and contribution to both short-term and long-term corporate financial performance and shareholder value.

•

Team-Based Management Approach:  Corning uses a team-based management approach, so 100% of incentives awarded to NEOs are contingent on achieving a common set of shared goals for Corning’s consolidated financial performance or the performance of Corning stock. The Committee does not establish personal objectives for the CEO or the other NEOs.

•

Incentive Compensation Should be a Greater Part of Total Compensation for More Senior Positions:  As our employees assume more responsibilities and have greater opportunity to enhance Company performance and shareholder value, an increasing share of their total compensation package is derived from variable incentive compensation.

•

The Interests of Our Executive Group Should be aligned with Shareholders:  Through the use of stock options and restricted stock units, as well as stock ownership guidelines, we align the long-term interests of our NEOs with those of our shareholders.

Adjustments to 2011 Reported Results

In 2011, Adjusted NPAT was the financial metric used for annual cash bonuses. Adjusted EPS and Adjusted Operating Cash Flow were the financial metrics for cash performance unit awards earned by the Named Executive Officers. The adjustments made to reported earnings in order to determine Adjusted NPAT, Adjusted EPS, and Adjusted Operating Cash Flow for 2011 were approved by the Committee in advance and were similar to the adjustments approved in prior years. These adjustments are intended to eliminate potential windfalls or penalties for non-recurring (and often non-cash) charges and gains. This allows our employees and executives to focus on improving operational performance, while taking appropriate special actions whenever necessary to benefit the Company and its shareholders. The financial metrics we use for determining annual cash bonuses and cash performance awards are non-GAAP financial measures. Throughout this CD&A, we refer to our adjusted EPS, adjusted NPAT and adjusted operating cash flow, which are non-GAAP financial measures. Appendix J to this proxy statement contains an explanation of how we calculate these measures.

Upon the Committee’s review and approval at the beginning of the year, the following special items were excluded from reported results to calculate incentives for 2011: (i) one-time charges from financing activities, (ii) gains/losses on debt buybacks, (iii) fluctuations in foreign exchange rates for Japanese yen and Korean won outside a specified range, (iv) restructuring or impairment charges and credits, (v) non-operating gains and losses, (vi) bankruptcy-related charges at Dow Corning, (vii) any impact of Pittsburgh Corning settlements, (viii) tax/accounting changes, (ix) discontinued operations, (x) extraordinary gains/losses; (xi) special dividends from equity ventures; (xii) impact from significant acquisitions or equity ventures; and (xiii) impact of release of valuation allowance on deferred tax assets. Corning had adjustments in several of these areas in 2011.

	NPAT ($ millions)	EPS	Operating Cash Flow ($ millions)
Reported 2011 Results	$2,805	$1.77	$3,189

Impairment Charges	83	0.05
Equity earnings credit	(74)	(0.04)
Contingent liability	(27)	(0.02)
Special Dividends not received (but assumed in approved scale)			384
Deferred Tax Asset valuation allowance release	(26)	(0.02)
Pittsburgh Corning settlement charges	15	0.01
Fluctuations in foreign exchange rates for Japanese Yen and Korean Won outside a range +/- 4% of budget*	(153)	(0.09)	(61)
FX at Corning Treasury Services			70
Tax law changes	13	0.01
Adjusted 2011 Results	$2,636	$1.67	$3,582

* 86 to 94 Yen per U.S. dollar and 1140 to 1260 Korean won per U.S. dollar in 2011 (narrowed from 5% in 2010 to 4% in 2011).

As a result of these adjustments for 2011, Corning’s Adjusted NPAT of $2,636 million was $169 million lower than Corning’s reported GAAP NPAT of $2,805 million. Corning’s Adjusted EPS of $1.67 was $0.10 lower than Corning’s reported GAAP EPS of $1.77. Corning’s Adjusted Operating Cash Flow of $3,582 million was $393 million higher than the Company’s GAAP Operating Cash Flow of $3,189 million. A reconciliation of our non-GAAP financial measures to GAAP financial measures can be found in Appendix J to this proxy statement.

Executive Compensation Program–Elements of Compensation

Base Salary

The Committee does not believe that all of a NEO’s annual compensation should be at risk. As a result, the Company pays a competitive base salary to each Named Executive Officer. In 2011, the CEO received a 9% base salary increase, positioning his salary slightly above the median of the external compensation benchmarks. The other on-going NEOs received a 3.28% base salary increase, consistent with the corporate salary increase budget applicable to all U.S. employees.

Annual Incentive / Bonus

Performance Incentive Plan (PIP): The Performance Incentive Plan pays variable cash bonus awards tied to the Company’s annual financial performance. Bonuses are higher than target when the Company does well compared to the established financial goals and bonuses are not paid when the Company fails to achieve the minimum financial goals. For the NEOs, receipt of any cash bonus under the PIP is based solely on corporate financial performance. Awards under the PIP were based on Adjusted NPAT for 2011.

Each year, the Committee reviews and approves an annual cash bonus target award for each of our NEOs, expressed as a percentage of the executive’s base salary. The annual bonus target for the CEO is 140% (see footnote (3) to the Summary Compensation Table). The annual bonus targets for the remaining NEOs range from 65% to 90%. The Named Executive Officers may earn from 0% to 200% of their individual bonus target awards depending on actual corporate financial performance.

The individual NEO’s cash bonus targets are determined by looking at (1) external equity by referring to the total cash opportunities in various external executive compensation surveys for the CEO and (2) internal equity compared to the CEO and each other within the Company for the non-CEO NEOs based on a subjective determination that considers factors such as the position, scope of responsibility, experience, skills and sustained results the executive delivers over time.

The range of 2011 Performance Incentive Plan goals for Adjusted NPAT were established with the following considerations:

•

The minimum performance goal (0% of target payout) was established at 88% of 2010 actual results. If Adjusted NPAT did not exceed $2,550 million in 2011, or 90% of the 2011 budget, the NEOs would earn nothing (0%) under the PIP.

•

The target performance goal (100% of target payout) was established at 2011 budget for Adjusted NPAT of $2,990 million, equal to a 4% improvement over 2010 actual results. (Note: An increase in Corning’s tax rate in 2011 compared to 2010 was an important factor in setting this scale.) If Adjusted NPAT met this goal for 2011, the NEOs would earn 100% of their target award under the PIP.

•

The maximum performance goal (200% of target payout) was established at 110% of budget, or $3,289 million Adjusted NPAT for 2011, equal to 14% improvement over 2010 actual results. If Adjusted NPAT met or exceeded this goal for 2011, the NEOs would earn 200% of their target award under the PIP.

•

A “flat spot” concept has been used by the Company for many years. The flat spot is intended to avoid cliffs in the annual bonus plan; in this way, participants are not incented to engage in inappropriate behaviors in order to achieve a cliff goal. We find this helps avoid unintended shortfalls or windfalls in actual bonus payouts to plan participants due solely to the uncertainty in establishing a budget and accurately forecasting expected results. In 2011, the width of the flat spot applicable to Adjusted NPAT goals was ±3% of budget, compared to the wider range of ±5% of budget used in 2010, and ±26% of budget used in 2009 when the global recession made it more difficult to accurately budget Corning’s results.

The actual scale of Adjusted NPAT used in 2011 is shown below. The “flat spot” concept can be seen in the following chart for payout goals between 90% and 110% of target; for example, a significant change of $180 million in Adjusted NPAT would result in relatively small bonus payout adjustments of 90% to 110% of the 2011 target bonus opportunities.

For 2011, Actual Adjusted NPAT of $2,636 million fell well below the NPAT goal, resulting in payouts of 10% of target awards for each Named Executive Officer.

GoalSharing Plan: Almost all of our global employees (hourly and salaried) are eligible to participate in an annual GoalSharing Plan. This variable pay plan generally provides eligible employees an opportunity to earn from 0% to 10% of their annual base salary, based on the actual achievement of specific business performance objectives established annually for these plans. This common program design reinforces our team-based culture and provides an incentive for driving continuous improvement across all of our businesses.

•	As for other eligible employees, our NEOs are eligible for awards of 0% to 10% of base salary under the GoalSharing Plan.

•

The NEOs receive cash bonuses equal to the weighted average percentage of all plan participant payout percentages (the maximum payout being 10%) earned by employees under the GoalSharing plans multiplied by the Named Executive Officers’ base salary.

•	The corporate average payout for 2011 GoalSharing was 5.05% of salary.

•	Amounts earned under the GoalSharing plan are reported along with the Performance Incentive Plan bonus in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Discretionary Bonus: Dr. Evenson joined Corning in June 2011. As part of his offer to join Corning, Dr. Evenson is eligible for cash sign on and retention payments of $1.6 million in 2011, $0.8 million in 2012 and $0.8 million in 2013. These fixed cash payments replace unvested long-term incentives forfeited by Dr. Evenson as a result of accepting Corning’s offer of employment. The $1.6 million cash payment in 2011 and future payments in 2012 and 2013 are not tied to any performance, but are tied to Dr. Evenson’s continued employment with Corning, as future payments are forfeited if he voluntarily leaves Corning prior to the vesting dates.

Long-Term Incentives

Corporate Performance Plan: We award long-term incentives annually to the Executive Group (approximately 200 employees) under our Corporate Performance Plan. For the 2011 performance year, we provided a target mix of 50% cash performance units, 25% stock options and 25% time-based restricted stock units. This plan design was implemented to reduce the number of stock options in the long-term incentive plan design and to reduce the total number of shares used in the plan, by balancing cash with equity incentives.

Cash Performance Units: Awards of cash performance units may range from 0% to 150% of the target award provided to each executive based on the Company’s actual annual results compared to the predetermined annual financial goals set by the Committee.

•	Given the high level of uncertainty associated with growing through innovation and the volatility of the markets we operate in, it is difficult for the Company to set certain multi-year goals.

•	As a result, we use a one-year performance period for calculating the number of cash performance units that can be earned under the Corporate Performance Plan.

•	After the one-year performance period, 2011 awards are subject to an additional two-year vesting period extending to February 1, 2014.

•

In total, this three-year timeframe from the start of the performance period assists the Company in retaining its critical talent, since the cash performance units are subject to forfeiture provisions during the vesting period (except for termination of employment resulting from situations such as death, disability or retirement).

•	Cash performance units are payable in cash (or at the Committee’s discretion, in stock) at the end of the vesting period.

For the 2011 performance year, cash performance unit awards under the Corporate Performance Plan were based upon two equally weighted goals: (1) Adjusted EPS and (2) Adjusted Operating Cash Flow. The minimum (0%), target (100%), and maximum (150%) levels for Adjusted EPS and Adjusted Operating Cash Flow for the 2011 Corporate Performance Plan were as follows:

Two goals were selected because it is important to the long-term success of the Company to focus attention on generating cash, in addition to improving Adjusted EPS. Both the Company and the Committee believe that these metrics are appropriate for motivating and rewarding behavior that leads to improvement in operating performance and supports shareholder value over time.

Actual results for 2011, at $1.67 of Adjusted EPS (13% of target) and $3,582 million of Adjusted Operating Cash Flow (107% of target), resulted in awards being earned at only 60% of target for 2011 performance (subject to an additional two-year vesting period).

Time-Based Restricted Stock Units: The 2011 Corporate Performance Plan incorporates time-based restricted share units that vest 100% after three years (in February 2014). At its January 3, 2011 meeting, the Committee approved annual awards of restricted stock units to the Named Executive Officers under the Corporate Performance Plan. Dr. Evenson received his prorated time-based restricted stock units after his start date on July 1, 2011.

In addition, we occasionally grant restricted stock units for purposes of recognition or for special retention situations. The NEOs did not receive any time-based restricted stock awards for these purposes in 2009, 2010 or 2011.

Stock Options: At its January 3, 2011 meeting, the Committee approved annual awards of stock options to the Named Executive Officers under the Corporate Performance Plan. The stock option awards have staggered grant dates: 1/3 of the total option grant awarded on January 3, 2011, 1/3 of the total option grant awarded on February 1, 2011, and 1/3 of the total option grant awarded on March 1, 2011. These stock options vest ratably over a three-year period (1/3 each year). Dr. Evenson received his prorated stock options after his start date on July 1, 2011.

For the past eight years, the Committee has staggered the grants of stock options to avoid basing awards on a single grant date; the Committee believes that this practice is fair and equitable given the historical volatility of Corning’s stock price. We use the New York Stock Exchange closing price of Corning stock on the date of grant as the grant price of the stock options.

Other Benefit and Plans

Employee Benefits: Our NEOs are eligible for the same employee benefit plans in which all other eligible U.S. salaried employees participate. These plans include medical, dental, life insurance, disability, matching gifts and qualified defined benefit and defined contribution retirement plans. We also maintain nonqualified defined benefit and defined contribution retirement plans with the same general plan features and benefits as our qualified retirement plans for all U.S. salaried employees affected by tax law compensation, contribution and/or deduction limits.

Perquisites and Other Benefits: In addition to the standard benefits available to all eligible U.S. salaried employees, the NEOs are eligible for the following additional perquisites and other benefits:

Executive Supplemental Pension Plan (“ESPP”): We maintain a nonqualified executive supplemental pension plan for approximately 30 active participants, including all of the NEOs. In 2006, we capped the percentage of cash compensation earned as a retirement benefit under our ESPP at a maximum 50% of Final Average Pay for 25 years of service or more. The definition of pay used to determine benefits includes base salary and annual cash bonuses. Long-term cash or equity incentives are not included and do not impact retirement benefits. Executives must have 10 or more years of service to be vested under this plan. All of the NEOs except for Dr. Evenson are currently vested under this plan. For additional details of the benefits and plan features of the ESPP, please refer to the section entitled “Retirement Plans” in this proxy statement.

We maintain an ESPP to:

•

Reward and retain the long-service individuals that are critical to executing Corning’s growing through innovation strategy. Most participants under the plan retire from Corning with more than 20 to 30 years of service, and the Company believes that long service with the Company is a vital ingredient that contributes to Corning’s long-term success.

•

Provide a reliable and competitive retirement benefit that is independent of other forms of compensation. Given the inherent volatility of performance-based awards and equity incentives, the Company believes that providing a reliable, competitive form of retirement income (independent of other elements of compensation) to participants under this plan is consistent with its focus on balancing short- and long-term interests while growing through innovation.

While we seek to maintain well-funded qualified retirement plans, we do not fund our nonqualified benefit plans.

Executive Allowance Program: In 2011, we provided the Named Executive Officers with an annual executive allowance that could be used only for limited personal aircraft rights on corporate aircraft and home security. Each NEO is responsible for all taxes on any imputed income resulting from this program.

We closely monitor business and personal usage on our planes and seek to keep all personal usage at a low percentage of total usage. The Committee believes that a well-managed program of limited personal aircraft rights, particularly given the limited commercial flight options available in the Corning, New York area, provides an extremely important benefit at a reasonable cost to the Company. For additional details, refer to footnotes relating to “All Other Compensation” included with the Summary Compensation Table.

Executive Physical: Members of the Executive Group in the U.S., including the NEOs, are eligible for an annual physical exam.

Executive Severance Agreements: We have entered into severance agreements, or have committed to enter into a severance agreement in the case of Dr. Evenson, with each NEO. The severance agreements provide clarity for both the Company and the executive if the executive’s employment terminates. By having an agreement in place, we intend to avoid the uncertainty, negotiations and potential litigation that may otherwise occur at the time of termination. The agreements are competitive with market practices at many other large companies and are helpful in retaining senior executives. Additional details can be found under “Arrangements with Named Executive Officers.”

Executive Change-in-Control Agreement: The Committee believes that it is in the best interests of shareholders, employees and the communities in which the Company operates to ensure an orderly process if a change in control of the Company were to occur. The Committee believes that it is important to prevent the loss of key management personnel (who would be difficult to replace) that may occur in connection with a potential or actual change in control of the Company. We have thus provided each NEO, and have committed to do so with Dr. Evenson, with change in control agreements (separate from the severance agreements described above). The change in control agreements generally have a double trigger severance provision (i.e. the executive’s employment must be terminated following a change in control). Additional details about the specific agreements can be found under “Arrangements with Named Executive Officers”.

These severance and change-in-control agreements are intended to provide stability to the Company and the NEOs at critical times. The Company considers these agreements necessary to attract and retain senior executives, and the terms of these agreements are not a part of the annual compensation determination for our Named Executive Officers. Effective for all executive severance agreements and change in control agreements entered into after July 21, 2004, the Committee and the Board of Directors approved a policy to limit benefits that may be provided to an executive under any new agreement to 2.99 times the executive’s annual compensation of base salary plus target bonus (the “Overall Limit”). All of the NEOs except Dr. Evenson executed severance and change in control agreements prior to July 21, 2004 and, are not affected by the Overall Limit. However, all agreements entered into with new officers since July 2004 are subject to the Overall Limit.

Role of Compensation Consultants

The Committee has the authority to retain and terminate a compensation consultant, and to approve the consultant’s fees and all other terms of the engagement. The Committee currently retains an executive compensation expert from Aon Hewitt Associates as its independent consultant; this selection was made without the input or influence of management.

•

During 2011, Aon Hewitt provided other human resource services to the Company, but the Aon Hewitt executive compensation expert does not provide any other services to the Company. We do not believe that limited services provided by separate groups within Aon Hewitt, on discrete projects (e.g., Leadership Development in China) for the benefit of Corning’s general employee population, affect the independent advice that the Committee receives from its consultant related to executive compensation

•

In 2011, fees for Aon Hewitt totaled $466,283 of which $34,790 was related to compensation consulting services provided to the Committee by its independent consultant. Of the remaining $431,493 fees, $175,078 related to Aon brokerage services related to insurance and $256,415 related to services provided in China for discreet projects such as Leadership Development.

The consultant advises the Committee on all matters related to the compensation of the NEOs and assists the Committee in interpreting the Consultant’s data as well as data received from the Company. Specifically, the Compensation Committee requested the Compensation Consultant provide it with the following assistance in 2011:

•

Review and provide feedback on the executive compensation proposals and any short- or long-term incentive compensation plan design changes, as applicable, developed by the Company for review and consideration;

•	Attend Compensation Committee meetings, including the December meeting when annual compensation decisions are reviewed regarding the NEOs and the other 200+ members of the Executive Group;

•

Provide feedback to the Compensation Committee regarding market trends and practices and provide informed opinions regarding Corning’s compensation practices, policies and executive pay levels based on the Compensation Consultant’s experience;

•

Review and provide feedback to recommendations developed by Corning’s Senior Vice President, Global Compensation & Benefits, and provide the Compensation Consultant’s opinion on the annual pay levels established for Corning’s CEO and other NEOs;

•	Review and provide feedback to any changes proposed to any Corning plan or agreement that affects any member of Corning’s Executive Group;

•	Recommend changes in compensation paid to non-employee directors; and

•

When requested by the Compensation Committee Chair, attend the Executive Session of independent directors to explain any compensation plan or program changes, or provide his opinion on executive pay levels.

Role of Executive Management in the Executive Compensation Process

Corning’s Senior Vice President (“SVP”), Global Compensation and Benefits, working closely with other members of Corning’s Human Resources, Legal and Finance departments, is responsible for designing and implementing executive compensation and discussing significant proposals or topics impacting executive compensation at the Company with the Committee. The SVP, Global Compensation and Benefits formulates each element of the targeted total compensation recommendations for all of the NEOs and reviews the recommendations for each of the non-CEO Named Executive Officers with the CEO. The NEOs do not recommend or suggest individual compensation actions that benefit them personally.

•	The CEO may propose any adjustments he thinks appropriate prior to submission to the Committee.

•

The recommendation for the CEO’s compensation is not discussed or reviewed with the CEO prior to the Committee’s review and the CEO is not present when the SVP, Global Compensation and Benefits reviews the CEO compensation recommendation with the Committee.

•	The Committee receives management’s recommendations for the compensation plan performance metrics and sets the final targets for the year.

The CEO and Chief Administrative Officer are invited to attend Committee meetings, although they leave the room during discussions and deliberations of individual compensation actions affecting them personally. The Chief Financial Officer has only attended the annual Committee meeting to review the CD&A; however, he is provided with copies of Committee meeting materials that are mailed in advance to all Committee members as well as a copy of the minutes prepared after the meetings. The SVP, Human Resources also attends Committee meetings.

Comparator Companies for 2011 Compensation Review Conducted in December 2011

The Company currently participates in and uses three general executive compensation surveys for NEO positions.

•	Mercer S&P 500 Executive Survey;

•	Towers Watson Executive Survey; and

•	Equilar Top 25 Survey.

In addition to the three general surveys, we also use proxy data obtained from service providers, such as Equilar, Inc., to review the actual compensation levels of named executive officers at companies in a variety of manufacturing and service industries that are similar in size or have similar characteristics to Corning (the “Comparator Companies”). The Comparator Companies used to establish 2011 compensation were reviewed by the Committee in December 2010 and can be found in Corning’s prior year CD&A.

Internal equity compared to the CEO for the non-CEO NEOs is a more important consideration in establishing a base salary and total direct compensation for these individuals than the external market. As a result of deliberately positioning these base salaries and total direct compensation closer to that of the CEO than do many other companies, the total pay of the non-CEO NEOs continue to be positioned within the top quartile when reference is made to the various executive compensation surveys.

We look at general compensation surveys and proxy data from companies in a variety of manufacturing and service industries that are similar in size or have similar financial characteristics to Corning (the “Comparator Companies” found below). However, the information gleaned from these surveys and proxy data is used only as a reference point in the Committee’s determination of establishing the targeted total pay of the Named Executive Officers. Such data is not used as a specific benchmark or to target a specific percentile of the market in establishing our non-CEO NEO’s compensation.

In developing the list of 32 Comparator Companies for the December 2011 Committee review of compensation, the Company identified publicly-traded manufacturing and service companies that met the following general screening criteria:

•	Revenues in the range of $5 billion to $12 billion, with median revenues of approximately $10 billion;

•	More than 15,000 employees;

•	Market capitalization above $6 billion; and

•	Excluded all companies in industries markedly different from Corning such as banking, financial services, airlines, railroads and retail.

Air Products & Chemicals Inc.	Motorola Mobility Holdings Inc.
Applied Materials Inc.	Parker Hannifin Corp.
Becton Dickinson & Co.	PPG Industries
Boston Scientific Corp.	Praxair Inc
Campbell Soup Co.	Qualcomm Inc
CenturyLink Inc.	Quest Diagnostics Inc.
Covidien Ltd.	Qwest Communications Int’l Inc.
Cummins Inc.	Sara Lee Corp
Danaher Corp	Seagate Technology
Dover Corp.	Sherwin Williams Co.
Eaton Corp	Stanley Black & Decker Inc.
Ecolab Inc.	TE Connectivity Ltd.
Goodrich Corp.	Texas Instruments Inc
H. J. Heinz Company	Textron Inc.
Micron Technology Inc.	Thermo Fischer Scientific
Monsanto Co	Western Digital Corp.

The latest information reviewed by the Committee in December 2011 was based on proxy data filed with calendar year-end 2010 or fiscal year-ends in early 2011 and was used to establish target pay levels for 2012.

Peer Group	Revenues ($Millions)	Net Income	Total Assets ($millions)	Fiscal Year-End Market Capitalization ($millions)	Number of Full- Time Employees
50th Percentile	$10,273	$933	$13,453	$13,814	30,401
75th Percentile	11,528	1,071	17,228	20,069	39,775
MINIMUM	6,090	(1,065)	4,872	6,499	13,000
MAXIMUM	13,966	3,247	30,572	80,061	89,000
CORNING – 2011	$7,890	$2,805	$27,848	$19,693	28,800

Mr. Weeks’ target total direct compensation of approximately $9.9 million provides a balance between fixed and variable pay, as well as short-term and long-term goals, and was positioned between the median and 75th percentile of the various benchmarks the Committee reviewed. On average, median total direct compensation reported in the surveys and the proxies was $8.5 million and 75th percentile total direct compensation was $11 million. The other Named Executive Officers’ target total direct compensation remains positioned in the top quartile, consistent with past practice.

Anticipated Changes in Compensation Practices for 2012

Due to an uncertain economic outlook, Corning decided to delay the effective date for executive merit salary reviews by 3 months from January 1, 2012 to around April 1, 2012. Also, beginning in January 2012, grants of stock options will cliff vest 100% after three years, rather than ratably over three years. Currently, we do not anticipate making any other significant changes to our total executive compensation program in 2012.

Additional Information

Compensation Risk Analysis

Corning does not use compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Discussion and Analysis describes generally the compensation policies and practices that apply to executive and management employees throughout the Company. A cross-functional team with representatives from Human Resources, Legal, Finance and Risk Management assessed Corning’s compensation policies and practices from a risk-taking perspective, and reviewed its conclusions with the Committee. This assessment considered, among other things:

•	The mix of cash and equity payouts tied to both short-term financial performance and long-term value creation;
•	The time vesting requirements in our long-term incentive plans, which help align the interests of employees to long-term stakeholders;
•	The use of financial performance metrics that are readily monitored and reviewed;
•	The use of common performance metrics for incentives across Corning’s management team and all eligible employees, with corporate results impacting the compensation of all Corning employees;
•	The use of a “flat spot” in our annual incentive plan that is intended to avoid potential bad behavior around achieving cliff goals;
•	Capped payout levels for both annual incentives and performance unit awards;
•	Our stock ownership requirements for NEOs;
•	The Company’s clawback and anti-hedging policies; and
•	Multiple levels of review and approval of awards.

“Reload” Stock Options

The reload feature is no longer included in any Corning stock option grants made on or after February 28, 2003. No prior stock options granted with a reload feature remain outstanding.

“Clawback” Policy

In 2007, the Board adopted a policy that gives the Committee the sole and absolute discretion to make retroactive adjustments to any cash or equity based incentive compensation paid to certain Executive Officers and other key employees where such payment was based upon the achievement of certain financial results that were subsequently the subject of a restatement. Based on its review and judgment, the Committee may seek to recover any amount that it determines was received inappropriately by these individuals.

Stock Ownership Guidelines

The NEOs and directors are subject to stock ownership guidelines. All NEOs or directors in their role for at least 5 years meet or exceed the ownership requirement. The ownership guidelines are as follows:

Chief Executive Officer NEOs other than the CEO Non-employee Directors	5x Base Salary 3x Base Salary 5x Annual Cash Retainer

Hedging Policy

We have a policy that prohibits any member of the Officer Group or any director from selling or buying publicly traded options on Corning stock, or trading in any Corning stock derivatives. Additionally, these individuals may not engage in transactions in which he or she may profit from short-term speculative swings in the value of Corning stock utilizing “short sales” or “put” or “call” options.

Compensation Deductibility

As a matter of practice, the Committee intends to set performance-based goals annually under the Company’s various variable compensation plans and to deduct compensation paid under these plans and gains realized from stock options to the extent consistent with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended. However, the Committee may conclude that paying non-deductible compensation (such as some time-based restricted stock) is consistent with our shareholder’s best interests. Corning’s current performance-based incentive plans (including the annual cash bonuses paid under the Performance Incentive Plan and stock options and cash performance units awarded under the Corporate Performance Plan) are operated in compliance with Section 162(m) to ensure that compensation paid under those programs is deductible.

Accounting Implications

In designing our total compensation and benefit programs, we review the accounting implications of our decisions. We seek to deliver cost-effective compensation and benefit programs that meet both the needs of the Company and our employees. The Committee and the Company, while always cognizant of the accounting expense ascribed to various forms of cash compensation, benefits and equity awards, do not determine the respective amounts of awards to various executives and employees solely on the basis of the schedule of accounting expense recognition of such awards. The disclosed values of cash and equity long-term incentive awards are based on the accounting cost of awards covering multiple performance periods and historical grant prices that could be higher or lower than current stock prices. In addition, actual performance and the vesting/exercise dates of various awards have a dramatic impact on the actual value of awards received by plan participants.

Compensation Committee Report

The Compensation Committee of the Board of Directors (the “Committee”), composed entirely of independent directors, is responsible to the Board of Directors and our shareholders for executive compensation at Corning (“we”, “us”, “Corning” or the “Company”). The Committee sets the principles guiding the Company’s compensation philosophy, reviews and approves executive compensation levels (including cash compensation, equity incentives, benefits and perquisites for executive officers) and reports its actions to the Board of Directors for review and, as necessary, approval. The Committee is responsible for interpreting Corning’s executive compensation plans and programs. In the event of any questions or disputes, the Committee may use its judgment and/or discretion to make final administrative decisions regarding these plans and programs. It is our practice that all compensation decisions affecting the Officer Group must be reviewed and approved by the Committee. Additional details regarding the role and responsibilities of the Committee are defined in the Committee Charter, located within the Corporate Governance section of the Company’s website. In December 2011, the Committee added a new member, Richard T. Clark.

The Committee has reviewed and discussed the foregoing CD&A with management. Based on our review and discussions with management, we recommended to the Board of Directors that the CD&A be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2011.

The Compensation Committee:

William D. Smithburg, Chairman

John Seely Brown

Richard T. Clark

Gordon Gund

Deborah D. Rieman

Executive Compensation

The following tables and charts show, for 2011, the compensation paid by Corning to the Named Executive Officers. Compensation for six executives is disclosed in the Summary Compensation Table this year, instead of compensation paid to the required five executives. Compensation to Dr. Evenson, a newly hired Senior Vice President, exceeds the compensation to select Executive Vice Presidents because of fixed cash retention and sign on payments to Dr. Evenson negotiated as part of his new hire package designed to replace amounts forfeited when he left his previous employer. As a result of fixed payments under his new hire package, Dr. Evenson’s compensation is not as variable and is not as representative of Corning’s annual ongoing executive compensation program for Named Executive Officers. We determined that the best approach was to expand the group of executives to achieve more consistency in the composition of our NEOs.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)(1)	(f)(2)	(g)(3)	(h)(4)	(i)(5)	(j)
		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value And Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Named Executive Officer	Year	($)	($)	($)	($)	($)	($)	($)	($)

Wendell P. Weeks	2011	$1,167,154	$0	$1,749,994	$1,707,225	$2,323,076	$2,913,618	$472,465	$10,333,531
Chairman, Chief	2010	1,069,423	0	0	1,130,269	6,724,681	2,012,201	429,114	11,365,689
Executive Officer	2009	1,030,000	0	1,572,615	3,007,447	1,824,748	1,233,110	382,471	9,050,391

James B. Flaws	2011	880,923	0	799,993	780,440	1,083,921	928,884	250,896	4,725,056
Vice Chairman and	2010	852,731	0	0	530,539	3,532,329	1,126,535	238,876	6,281,010
Chief Financial Officer	2009	821,000	0	730,620	1,402,059	1,175,344	498,364	155,931	4,783,318

Joseph A. Miller, Jr.	2011	654,212	0	599,995	585,339	802,203	317,553	155,893	3,115,195
Executive Vice President and	2010	633,558	0	0	432,500	2,725,733	346,651	137,037	4,275,479
Chief Technology Officer	2009	610,000	0	605,880	1,155,407	821,426	276,988	95,154	3,564,855

Kirk P. Gregg	2011	620,231	0	499,995	487,775	677,936	992,443	168,805	3,447,184
Executive Vice President and	2010	600,115	0	0	374,839	2,447,897	983,105	161,458	4,567,415
Chief Administrative Officer	2009	578,000	0	525,690	1,397,465	778,335	772,150	125,373	4,177,012

Lawrence D. McRae	2011	598,269	0	437,494	426,816	597,180	1,619,219	70,530	3,749,508
Executive Vice President,
Strategy and Development

Jeffrey W. Evenson	2011	220,673	1,600,000(6)	162,503	154,986	221,590	27,254	482,535	2,869,541
Senior Vice President and
Operations Chief of Staff

(1)

The amounts in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock units (2011) granted pursuant to the Corning Corporate Performance Plan. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 13, 2012. This same method was used for the fiscal years ended December 31, 2010 and 2009. There can be no assurance that the grant date fair value amounts will ever be realized. As described in “Compensation Discussion and Analysis”, beginning in 2011, Corning changed its practice of approving long-term incentive awards in December to approving such awards in January, so that all long-term equity incentives are awarded in the performance year. As a result of this change, time-based restricted stock units for 2011 were awarded in January 2011, resulting in a zero value for such awards in 2010.

(2)

The amounts in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of stock option awards granted pursuant to the Corning Corporate Performance Plan. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 13, 2012. This same method was used for the fiscal years ended December 31, 2010 and 2009. There can be no assurance that the grant date fair value amounts will ever be realized.

(3)

All of the annual cash bonuses paid to the Named Executive Officers are performance-based. Cash bonuses are paid annually through two plans: (i) GoalSharing; and (ii) the Performance Incentive Plan. Awards earned under the 2011 GoalSharing plan were 5.05% of each Named Executive Officer’s year-end base salary and paid in February 2012. Awards earned under the 2011 Performance Incentive Plan were based on actual corporate performance compared to the Adjusted NPAT goals established for the plans in February 2011. Based on actual performance, each of the Named Executive Officers earned Performance Incentive Plan awards equal to 10% of their annual target bonus opportunities (established as a percentage of annual base salary). Cash awards earned under the Performance Incentive Plan for 2011 will be paid in March 2012. The following table indicates awards earned under the GoalSharing Plan and the Performance Incentive Plan reflected in column (g) above:

Named Executive Officer	Base Salary	2011 PIP Target %	Actual 2011 PIP Performance Results (% Tgt.)	2011 PIP $ Award	Actual 2011 GoalSharing Performance %	2011 GoalSharing $ Award
Wendell P. Weeks	$1,171,000	140%	10%	$163,940	5.05%	$59,136
James B. Flaws	882,000	90%	10%	79,380	5.05%	44,541
Joseph A. Miller, Jr.	655,000	75%	10%	49,125	5.05%	33,078
Kirk P. Gregg	621,000	75%	10%	46,575	5.05%	31,361
Lawrence D. McRae	599,000	70%	10%	41,930	5.05%	30,250
Jeffrey W. Evenson	425,000	65%	10%	14,964(a)	5.05%	11,626(a)

(a)	Prorated for time worked during 2011.

Awards under the 2011 Corporate Performance Plan were based on actual corporate performance compared to the Adjusted EPS and Adjusted Operating Cash Flow goals established for the plans in February 2011. Based on actual performance, each of the Named Executive Officers earned cash performance units under the Corporate Performance Plan equal to 60% of their annual target bonus opportunities (established as a percentage of annual base salary). Once earned, these cash performance units are subject to an additional 2-year vesting period and will be paid in February 2014. The following table reflects the target amount of cash performance units and the awards earned under the 2011 Corporate Performance Plan reflected in column (g) above:

Named Executive Officer	2011 CPP $ Target Award	Actual 2011 CPP Performance Results %	2011 CPP $ Award
Wendell P. Weeks	$3,500,000	60%	$2,100,000
James B. Flaws	1,600,000	60%	960,000
Joseph A. Miller, Jr.	1,200,000	60%	720,000
Kirk P. Gregg	1,000,000	60%	600,000
Lawrence D. McRae	875,000	60%	525,000
Jeffrey W. Evenson	325,000	60%	195,000

(4)

The amounts in column (h) reflect the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Column (h) also includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested. Although column (h) is also used to report the amount of above market earnings on compensation that is deferred under the nonqualified deferred compensation plans, Corning does not have any above market earnings under its nonqualified deferred compensation plan, also referred to as the Supplemental Investment Plan. The significant increase in many of the pension present values in 2011 was due primarily to a significant decrease in the actual discount rate used to value these amounts during 2011.

(5)

The following table shows “All Other Compensation” amounts provided to the Named Executive Officers. Personal aircraft rights and home security are the only eligible services offered to the Named Executive Officers under the Executive Allowance Program. The value of the personal aircraft rights in the table below was calculated using the incremental cost of providing such perquisites and is calculated based on the average variable operating costs to the Company. Hourly rates are developed using variable operating costs that include fuel costs, mileage, maintenance, crew travel expenses, catering and other miscellaneous variable costs. The fixed costs that do not change based on usage, such as pilot salaries, hanger expense and general taxes and insurance are excluded.

Named Executive Officer	Year	Company Match on Qualified 401(k) Plan	Company Match on Supplemental Investment Plan	Value of Personal Aircraft Rights (i)	Value of Security Costs (iii)	Relocation	Other Perquisites (ii)	TOTALS

Wendell P. Weeks	2011	$9,057	$200,390	$81,550	$172,946(iv)	$0	$8,523	$472,465
	2010	9,057	169,658	85,241	159,843(iv)	0	5,315	429,114
	2009	9,057	73,168	65,022	232,239(iv)	0	2,985	382,471

James B. Flaws	2011	13,585	129,258	78,272	23,759	0	6,022	250,896
	2010	13,585	111,649	77,657	30,670	0	5,315	238,876
	2009	13,585	49,421	81,140	4,184	0	7,601	155,931

Joseph A. Miller, Jr.	2011	8,800	57,398	63,246	23,759	0	2,691	155,893
	2010	8,800	20,499	74,174	30,670	0	2,894	137,037
	2009	8,800	21,220	53,001	4,184	0	7,949	95,154

Kirk P. Gregg	2011	9,778	52,947	81,960	23,759	0	361	168,805
	2010	9,778	45,360	75,335	30,670	0	315	161,458
	2009	9,778	18,667	89,405	4,184	0	3,339	125,373

Lawrence D. McRae	2011	15,129	0	31,281	23,759	0	361	70,530

Jeffrey W. Evenson	2011	8,827	0	23,768	13,291	436,289(v)	361	482,535

(i)	The “Executive Allowance Program” is tracked on a December 1 to November 30 year.
(ii)	These amounts include:
•	cost attributable to executive physicals;
•	cost attributable to service awards; and
•	contributions to charities made under the Corning Foundation Matching Gift Program.
(iii)	These amounts include costs attributable to home security.
(iv)

This reflects company-paid expenses relating to personal and residential security benefitting Mr. Weeks and his family members. Mr. Weeks’ personal safety and security are of vital importance to the company’s business and prospects. These costs are appropriate corporate business expenses. However, because these costs can be viewed as conveying personal benefit to Mr. Weeks, they are reported as perquisites in this column.

(v)	Includes payments made to Dr. Evenson, as part of his offer to join Corning, to facilitate the sale of his prior home and to relocate to Corning, NY.

(6)	As part of his offer to join Corning, Dr. Evenson was paid a cash sign on and retention payment of $1.6 million in 2011.

Grants of Plan-Based Awards

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards

Wendell P. Weeks	Performance Incentive Plan	n/a		$0	$1,639,400	$3,278,800
	GoalSharing Plan	n/a		0	58,550	117,100
	Cash Performance Units	1/3/11	1/3/11	0	3,500,000(2)	5,250,000(3)
	Time-Based Restricted Stock Units	1/3/11	1/3/11							91,193			$19.19	1,749,994(4)
	Stock Options	1/3/11	1/3/11								67,551	$19.19	19.19	$569,077
	Stock Options	2/1/11	1/3/11								57,131	22.69	22.69	569,077
	Stock Options	3/1/11	1/3/11								58,842	22.03	22.03	569,071

James B. Flaws	Performance Incentive Plan	n/a		0	793,800	1,587,600
	GoalSharing Plan	n/a		0	44,100	88,200
	Cash Performance Units	1/3/11	1/3/11	0	1,600,000(2)	2,400,000(3)
	Time-Based Restricted Stock Units	1/3/11	1/3/11							41,688			19.19	799,993(4)
	Stock Options	1/3/11	1/3/11								30,880	19.19	19.19	260,146
	Stock Options	2/1/11	1/3/11								26,117	22.69	22.69	260,149
	Stock Options	3/1/11	1/3/11								26,899	22.03	22.03	260,145

Joseph A. Miller, Jr.	Performance Incentive Plan	n/a		0	491,250	982,500
	GoalSharing Plan	n/a		0	32,750	65,500
	Cash Performance Units	1/3/11	1/3/11	0	1,200,000(2)	1,800,000(3)
	Time-Based Restricted Stock Units	1/3/11	1/3/11							31,266			19.19	599,995(4)
	Stock Options	1/3/11	1/3/11								23,160	19.19	19.19	195,109
	Stock Options	2/1/11	1/3/11								19,588	22.69	22.69	195,114
	Stock Options	3/1/11	1/3/11								20,175	22.03	22.03	195,116

Kirk P. Gregg	Performance Incentive Plan	n/a		0	465,750	931,500
	GoalSharing Plan	n/a		0	31,050	62,100
	Cash Performance Units	1/3/11	1/3/11	0	1,000,000(2)	1,500,000(3)
	Time-Based Restricted Stock Units	1/3/11	1/3/11							26,055			19.19	499,995(4)
	Stock Options	1/3/11	1/3/11								19,300	19.19	19.19	162,591
	Stock Options	2/1/11	1/3/11								16,323	22.69	22.69	162,592
	Stock Options	3/1/11	1/3/11								16,812	22.03	22.03	162,592

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)		(b)	(c)	(d)(1)	(e)(1)	(f)(1)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)
Named Executive Officer	Award	Grant Date	Date of Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards

Lawrence D. McRae	Performance Incentive Plan	n/a		0	419,300	838,600
	GoalSharing Plan	n/a		0	29,950	59,900
	Cash Performance Units	1/3/11	1/3/11	0	875,000(2)	1,312,500(3)
	Time-Based Restricted Stock Units	1/3/11	1/3/11							22,798			19.19	437,494(4)
	Stock Options	1/3/11	1/3/11								16,888	19.19	19.19	142,271
	Stock Options	2/1/11	1/3/11								14,283	22.69	22.69	142,272
	Stock Options	3/1/11	1/3/11								14,711	22.03	22.03	142,273

Jeffrey W. Evenson	Performance Incentive Plan (5)	n/a		0	149,635	299,271
	GoalSharing Plan(5)	n/a		0	11,510	23,021
	Cash Performance Units(5)	7/1/11	3/8/11	0	325,000(2)	487,500(3)
	Time-Based Restricted Stock Units(5)	7/1/11	3/8/11							8,765			18.54	162,503(4)
	Stock Options(5)	7/1/11	3/8/11								19,477	18.54	18.54	154,986

(1)

The amounts shown in columns (d), (e) and (f) reflect the payment levels under (i) the Company’s 2011 Performance Incentive Plan (ii) 2011 GoalSharing Plan and (iii) the cash units under the 2011 Corporate Performance Plan. Opportunities under these plans are cash payments. If the threshold level of performance is not met then payout will be 0%. If the target amount of performance is met for GoalSharing and PIP, then payout is 100% of the target award. If the maximum level of performance is met then payout is 200% of the target award. These amounts are based on the individual’s 2011 base salary and bonus targets.

(2)

This amount reflects target amount of cash performance units that were approved for such Named Executive Officer on January 3, 2011 under the 2011 Corporate Performance Plan. Actual awards granted for these cash units may range from 0% to 150% of the target award. For Dr. Evenson, this amount reflects target amount of cash performance units that were approved for on July 1, 2011 under the 2011 Corporate Performance Plan.

(3)

This amount reflects maximum (150% of target) amount of cash performance units that were approved for such Named Executive Officer on January 3, 2011 under the 2011 Corporate Performance Plan. Actual awards granted for these cash units may range from 0% to 150% of the target award. For Dr. Evenson, this amount reflects maximum (150% of target) amount of cash performance units that were approved for on July 1, 2011 under the 2011 Corporate Performance Plan.

(4)

This amount reflects the total grant date fair value computed in accordance with FASB ASC Topic 718 of stock option awards granted in calendar year 2011 pursuant to the Corning 2011 Corporate Performance Plans, and corresponds to the amount set forth in column (f) for 2011 of the Summary Compensation Table.

(5)	Pro-rated for time worked in 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2011. The table also shows unvested restricted stock awards assuming a market value of $12.98 a share (the NYSE closing price of the Company’s stock on December 30, 2011).

Option Awards								Stock Awards
(a)			(b)	(c)	(d)	(e)	(f)	(g)(2)	(h)(3)	(i)	(j)
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options 9#) (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
Wendell P. Weeks	04/28/05	E	130,000	0	0	$13.68	4/27/2015	684,233	$8,881,344	0	$0
	12/07/05	B	161,500	0	0	$21.08	12/6/2015
	01/02/06	C	80,750	0	0	$19.68	1/1/2016
	02/01/06	D	80,750	0	0	$24.72	1/31/2016
	12/06/06	B	136,500	0	0	$21.89	12/5/2016
	01/02/07	C	68,250	0	0	$18.85	1/1/2017
	02/01/07	D	68,250	0	0	$20.86	1/31/2017
	12/05/07	B	153,500	0	0	$24.92	12/4/2017
	01/02/08	C	76,750	0	0	$23.37	1/1/2018
	02/01/08	D	76,750	0	0	$24.61	1/31/2018
	12/03/08	E	93,334	0	0	$8.67	12/2/2018
	01/02/09	E	86,666	93,334	0	$10.05	1/1/2019
	02/02/09	E	186,666	93,334	0	$10.25	2/1/2019
	12/02/09	E	43,555	21,778	0	$17.82	12/2/2019
	01/04/10	E	21,777	43,556	0	$19.56	1/4/2020
	02/01/10	E	21,778	43,556	0	$18.16	2/1/2020
	01/03/11	E	0	67,551	0	$19.19	1/3/2021
	02/01/11	E	0	57,131	0	$22.69	2/1/2021
	03/01/11	E	0	58,842	0	$22.03	3/1/2021
	Total		1,486,776	479,082

James B. Flaws	12/07/05	B	77,000	0	0	$21.08	12/6/2015	317,453	$4,120,540	0	$0
	01/02/06	C	38,500	0	0	$19.68	1/1/2016
	02/01/06	D	38,500	0	0	$24.72	1/31/2016
	12/06/06	B	66,000	0	0	$21.89	12/5/2016
	01/02/07	C	33,000	0	0	$18.85	1/1/2017
	02/01/07	D	33,000	0	0	$20.86	1/31/2017
	02/13/07	A	18,932	0	0	$21.92	2/2/2013
	04/30/07	A	23,327	0	0	$23.72	2/2/2013
	12/05/07	B	72,000	0	0	$24.92	12/4/2017
	01/02/08	C	36,000	0	0	$23.37	1/1/2018
	02/01/08	D	36,000	0	0	$24.61	1/31/2018
	12/03/08	E	43,445	0	0	$8.67	12/2/2018
	01/02/09	E	0	43,445	0	$10.05	1/1/2019
	02/02/09	E	0	43,445	0	$10.25	2/1/2019
	12/02/09	E	20,444	10,222	0	$17.82	12/2/2019
	01/04/10	E	10,222	20,445	0	$19.56	1/4/2020
	02/01/10	E	10,222	20,445	0	$18.16	2/1/2020
	01/03/11	E	0	30,880	0	$19.19	1/3/2021
	02/01/11	E	0	26,117	0	$22.69	2/1/2021
	03/01/11	E	0	26,899	0	$22.03	3/1/2021
	Total		556,592	221,898

Option Awards								Stock Awards
(a)			(b)	(c)	(d)	(e)	(f)	(g)(2)	(h)(3)	(i)	(j)
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
Joseph A. Miller, Jr.	12/07/05	B	58,500	0	0	$21.08	12/6/2015	299,779	$3,891,131	0	$0
	01/02/06	C	29,250	0	0	$19.68	1/1/2016
	02/01/06	D	29,250	0	0	$24.72	1/31/2016
	12/06/06	B	55,500	0	0	$21.89	12/5/2016
	02/01/07	D	27,750	0	0	$20.86	1/31/2017
	12/05/07	B	59,500	0	0	$24.92	12/4/2017
	01/02/08	C	29,750	0	0	$23.37	1/1/2018
	02/01/08	D	29,750	0	0	$24.61	1/31/2018
	12/03/08	E	35,889	0	0	$8.67	12/2/2018
	01/02/09	E	0	35,889	0	$10.05	1/1/2019
	02/02/09	E	0	35,889	0	$10.25	2/1/2019
	12/02/09	E	16,666	8,334	0	$17.82	12/2/2019
	01/04/10	E	8,333	16,667	0	$19.56	1/4/2020
	02/01/10	E	8,333	16,667	0	$18.16	2/1/2020
	01/03/11	E	0	23,160	0	$19.19	1/3/2021
	02/01/11	E	0	19,588	0	$22.69	2/1/2021
	03/01/11	E	0	20,175	0	$22.03	3/1/2021
	Total		388,471	176,369

Kirk P. Gregg	02/02/04	D	39,500	0	0	$12.79	2/1/2014	224,295	$2,911,349	0	$0
	05/10/05	A	15,369	0	0	$14.84	1/2/2013
	12/07/05	B	58,500	0	0	$21.08	12/6/2015
	01/02/06	C	29,250	0	0	$19.68	1/1/2016
	02/01/06	D	29,250	0	0	$24.72	1/31/2016
	08/07/06	A	20,396	0	0	$18.32	1/2/2013
	10/27/06	A	14,520	0	0	$20.59	12/3/2012
	11/03/06	A	16,495	0	0	$20.51	12/3/2012
	12/06/06	B	48,000	0	0	$21.89	12/5/2016
	01/02/07	C	24,000	0	0	$18.85	1/1/2017
	02/01/07	D	24,000	0	0	$20.86	1/31/2017
	02/12/07	A	19,212	0	0	$21.60	2/2/2013
	08/03/07	A	10,284	0	0	$23.54	2/2/2013
	08/03/07	A	13,152	0	0	$23.54	1/31/2012
	10/29/07	A	28,467	0	0	$23.79	1/31/2012
	12/05/07	B	51,000	0	0	$24.92	12/4/2017
	01/02/08	C	25,500	0	0	$23.37	1/1/2018
	02/01/08	D	25,500	0	0	$24.61	1/31/2018
	02/12/08	A	9,338	0	0	$23.31	1/31/2012
	02/12/08	A	14,568	0	0	$23.31	1/31/2012
	05/01/08	A	5,428	0	0	$27.03	1/31/2012
	12/03/08	E	62,000	0	0	$8.67	12/2/2018
	01/02/09	E	31,000	31,000	0	$10.05	1/1/2019
	02/02/09	E	31,000	31,000	0	$10.25	2/1/2019
	12/02/09	E	14,444	7,222	0	$17.82	12/2/2019
	01/04/10	E	7,222	14,445	0	$19.56	1/4/2020
	02/01/10	E	7,222	14,445	0	$18.16	2/1/2020
	01/03/11	E	0	19,300	0	$19.19	1/3/2021
	02/01/11	E	0	16,323	0	$22.69	2/1/2021
	03/01/11	E	0	16,812	0	$22.03	3/1/2021
	Total		674,617	150,547

Option Awards								Stock Awards
(a)			(b)	(c)	(d)	(e)	(f)	(g)(2)	(h)(3)	(i)	(j)
Named Executive Officer	Grant Date	Vesting Code(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
Lawrence D. McRae	12/07/05	B	22,500	0	0	$21.08	12/6/2015	136,248	$1,768,499	0	$0
	01/02/06	C	11,250	0	0	$19.68	1/1/2016
	02/01/06	D	11,250	0	0	$24.72	1/31/2016
	12/06/06	B	21,000	0	0	$21.89	12/5/2016
	01/02/07	C	10,500	0	0	$18.85	1/1/2017
	02/01/07	D	10,500	0	0	$20.86	1/31/2017
	12/05/07	B	25,000	0	0	$24.92	12/4/2017
	01/02/08	C	12,500	0	0	$23.37	1/1/2018
	02/01/08	D	12,500	0	0	$24.61	1/31/2018
	12/03/08	E	17,000	0	0	$8.67	12/2/2018
	01/02/09	E	0	17,000	0	$10.05	1/1/2019
	02/02/09	E	17,000	17,000	0	$10.25	2/1/2019
	12/02/09	E	10,222	5,111	0	$17.82	12/2/2019
	01/04/10	E	5,111	10,222	0	$19.56	1/4/2020
	02/01/10	E	5,111	10,223	0	$18.16	2/1/2020
	01/03/11	E	0	16,888	0	$19.19	1/3/2021
	02/01/11	E	0	14,283	0	$22.69	2/1/2021
	03/01/11	E	0	14,711	0	$22.03	3/1/2021
	Total		191,444	105,438

Jeffrey W. Evenson	07/01/11	E	0	19,477	0	$18.54	7/1/2021	8,765	$113,770	0	$0
	Total		0	19,477

(1)	The Company uses the following vesting codes:

A

Reload Option—100% vesting 1 year after grant date. The reload feature was eliminated from all stock options granted on or after February 28, 2003, but still exists for options granted before that date.

B	100% vesting 1 year after grant date
C	100% vesting 2 years after grant date
D	100% vesting 3 years after grant date
E	1/3 vesting 1 year after grant date, 1/3 vesting 2 years after grant date and 1/3 vesting 3 years after grant date
(2)	Amounts include:
•

504,790; 235,950; 193,050; 168,740; 92,950; and 0 performance share units granted to Messrs. Weeks, Flaws, Miller, Gregg, McRae and Evenson respectively, on December 3, 2008 and February 1, 2010, which vest on February 1, 2012.

•

88,250; 39,815; 32,946; 29,500; 20,500; and 0 restricted share units granted to Messrs. Weeks, Flaws, Miller, Gregg, McRae and Evenson respectively, on December 2, 2009, which vest on February 15, 2013.

•	91,193; 41,688; 31,266; 26,055; 22,798; and 0 restricted share units granted to Messrs. Weeks, Flaws, Miller, Gregg, McRae and Evenson on January 3, 2011, which vest on February 14, 2014.
•	42,517 restricted shares of our common stock granted to Dr. Miller on March 12, 2008, which vest on April 1, 2012.
•	8,765 restricted shares of our common stock granted to Dr. Evenson on July 1, 2011, which vest on July 1, 2014.
(3)	Year-end market price is based on the December 30, 2011 NYSE closing price of $12.98.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and restricted stock that vested during 2011 for the Named Executive Officers.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Wendell P. Weeks	193,333	$2,497,129	20,640	$468,322
James B. Flaws	130,333	1,691,140	53,302	1,116,840
Joseph A. Miller, Jr.	235,417	2,191,231	51,411	1,074,391
Kirk P. Gregg	87,465	517,793	6,880	156,107
Lawrence D. McRae	34,000	451,724	13,520	306,769
Jeffrey W. Evenson	0	0	0	0

There were no deferrals of amounts received pursuant to these awards.

Retirement Plans

Qualified Pension Plan

Corning sponsors a qualified defined benefit Pension Plan to provide retirement income to Corning’s US based employees. The plan pays benefits for salaried employees based upon career average plan compensation, where plan compensation is defined as base pay, annual bonus and awards that are paid (including GoalSharing awards, Division Cash Awards, Individual Outstanding Contributor Awards and other cash bonuses) and years of credited service. Salaried employees are required to contribute 2% of compensation in excess of the Social Security wage base up to the compensation limit imposed by the Internal Revenue Code. Salaried and nonunion hourly employees may also contribute 2% of pay up to the Social Security wage base on a voluntary basis.

Corning amended its pension plan effective July 1, 2000 to include a cash balance component. All salaried and non-union hourly employees as of July 1, 2000 were given a choice to prospectively accrue benefits under the career average earnings formula or a cash balance formula, if so elected. Employees hired subsequent to July 1, 2000 earn benefits under the cash balance formula.

Benefits earned under the career average earnings formula are equal to 1.5% of plan compensation plus 0.5% of plan compensation on which employee contributions have been made. Under the career average earnings formula, participants may retire as early as age 55 with 5 years of service. Unreduced benefits are available when a participant attains the earlier of age 60 with 5 years of service or age 55 with 30 years of service. Otherwise, benefits are reduced 4% for each year by which retirement precedes the attainment of age 60. Pension benefits earned under the career average earnings formula are distributed in the form of a lifetime annuity with six years of payments guaranteed.

Benefits earned under the cash balance formula are expressed in the form of a hypothetical account balance. Each month a participant’s cash balance account is increased by (1) pay credits based on the participant’s plan compensation for that month and (2) interest credits based on the participant’s hypothetical account balance at the end of the prior month. Pay credits vary between 3% and 8% based on the participant’s age plus service at the end of the year. Interest credits are based on 10-year Treasury bond yields, subject to a minimum credit of 3.80%. Pension benefits under the cash balance formula may be distributed as either a lump sum of the participant’s hypothetical account balance or an actuarial equivalent life annuity.

Mr. Weeks, Mr. Flaws and Mr. McRae are earning benefits under the career average earnings formula. Mr. Gregg earned benefits under the career average earnings formula up to December 31, 2000 and subsequently earned benefits under the cash balance formula. Drs. Miller and Evenson are earning benefits under the cash balance formula. Mr. Flaws and Dr. Miller are currently eligible to retire under the plan.

Supplemental Pension Plan and Executive Supplemental Pension Plan

Corning also maintains nonqualified pension plans to attract and retain a highly-motivated executive workforce by providing eligible employees with retirement benefits in excess of those permitted under the qualified plan. The benefits provided under the Supplemental Pension Plan (SPP) will be approximately equal to the difference between the benefits provided under the Corning, Inc. Pension Plan and benefits that would have been provided thereunder if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended.

Certain employees, including each of the Named Executive Officers, participate in the Corning Incorporated Executive Supplemental Pension Plan (ESPP). Participants in the ESPP shall receive no benefits from the SPP. Executives fully vest in their ESPP benefit upon attainment of age fifty with ten years of service. Participants terminating prior to fully vesting in their ESPP benefit, but with five years of service will be entitled to ESPP benefits equivalent to the SPP formula. ESPP participants also maintain the right to take any benefits earned under the cash balance formula of the SPP prior to their participation in the ESPP as a lump sum payment from the ESPP.

Under the Executive Supplemental Pension Plan participants earn benefits based on the highest sixty consecutive months of average plan compensation over the last one hundred twenty months immediately preceding the date of termination of employment. Plan compensation is defined as base pay plus bonuses paid, including cash payments of GoalSharing awards, Performance Incentive Plan awards, Division Cash Awards, Individual Outstanding Contributor Awards and other cash bonuses.

A change in the benefits provided under the ESPP formula was approved in December 2006. Subsequent to the change, gross benefits determined under this plan are equal to one of two benefit formulas:

Formula A: 2.0% of average plan compensation multiplied by years of service up to 25 years.

Formula B: 1.5% of average plan compensation multiplied by years of service.

Prior to the approval of the change in benefit formula in December 2006, ESPP benefits were provided under the following formula:

•	Sum of (i) 1.0% of average plan compensation up to Social Security covered and (ii) 1.5% of average plan compensation over Social Security covered compensation.

•	Multiplied by years of service through the December 31 of the year prior to termination of employment.

In addition, benefits earned in the year of termination of employment are based on the career average earnings formula or cash balance formula of the Corning Incorporated Pension Plan without regard to compensation limits. Under this formula average plan compensation was based on the highest five consecutive calendar years of average plan compensation over the last ten years immediately preceding the year of termination of employment.

Subsequent to the December 2006 change in formula, benefits are determined under Formula B for Mr. Flaws and Formula A for all other NEOs.

Benefits earned under the Corning Incorporated Pension Plan and the cash balance formula of the SPP prior to ESPP participation will offset benefits earned under the preceding formulas.

Participants may retire as early as age 55 with ten years of service. Unreduced benefits under Formula A are available when a participant attains the earlier of age 60 with 10 years of service or age 55 with 25 years of service. Unreduced benefits under Formula B are available at the earlier of age 60 with 5 years of service or age 55 with 30 years of service. Otherwise, benefits from both formulas and the career average earnings formula from the SPP are reduced 4% for each year by which retirement precedes the attainment of age 60.

Occasionally, Corning needs to hire senior mid-career executives. In order to attract appropriate executive talent, Corning may grant additional years of pension service under its nonqualified plans. Corning has an agreement with Mr. Gregg to provide 9 extra years of benefit service under the Executive Supplemental Pension Plan for retirement on or after age 55, subject to the plan maximum of 25 years of service. The additional value generated by these extra years of service is approximately $2,357,000.

Benefits earned under the Executive Supplemental Pension Plan are distributed in the form of a lifetime annuity, with six years of payments guaranteed except for benefits earned under the cash balance formula of the SPP prior to becoming a participant in the ESPP which is distributed as a lump sum of the participant’s hypothetical account balance.

Under Mr. Flaws’ written agreement, Corning will purchase a life annuity from an insurance company to pay benefits due under this plan. Mr. Flaws and Dr. Miller are currently eligible to retire under the plan.

Pension Benefits

The table below shows the actuarial present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under each of the qualified pension plan and the ESPP. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements with the exception of the assumed retirement age and the assumed probabilities of leaving employment prior to retirement. Retirement was assumed to occur at the earliest possible unreduced retirement age for each plan in which the executive participates. For purposes of determining the earliest unreduced retirement age, service was assumed to be granted until the actual date of retirement. For example, an executive under the ESPP formula who is age 50 with 20 years of service would be assumed to retire at age 55 due to eligibility of unreduced benefits at 25 years of service. No termination, disability or death was assumed to occur prior to retirement. Otherwise, the assumptions used are described in Note 13 to our Financial Statements for the year ended December 31, 2011 of our Annual Report on Form 10-K filed with the SEC on February 13, 2012. Information regarding the qualified pension plan can be found under the heading “Qualified Pension Plan” on page 49.

Named Executive Officer	Plan Name	Number of years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Wendell P. Weeks	Qualified Pension Plan	29	$1,301,905	$0
	ESPP	25(1)	17,371,029	0
James B. Flaws	Qualified Pension Plan	39	1,760,715	0
	ESPP	39(2)	17,572,655	0
Joseph A. Miller, Jr.	Qualified Pension Plan	11	191,852	0
	ESPP	11(1)	2,974,044	0
Kirk P. Gregg	Qualified Pension Plan	18	456,533	0
	ESPP	25(3)	8,462,562	0
Lawrence D. McRae	Qualified Pension Plan	26	961,133	0
	ESPP	25(1)	5,812,199	0
Jeffrey W. Evenson	Qualified Pension Plan	1	7,486	0
	ESPP	1(1)	19,768	0

(1)	Under Formula A, years of service are capped at 25 years, in determining benefits under the ESPP.
(2)	Under Formula B, years of service are uncapped with a formula of 1.5% per year in determining benefits under the ESPP.
(3)

Mr. Gregg’s 1993 employment letter, as amended in 2002, provides for nine extra years of benefit service under the ESPP for retirement on or after age 55. The additional value generated by these extra nine years of service is currently approximately $2,357,000. Because of the 25-year cap on service under Formula A, implemented after Mr. Gregg was hired, some or all of these additional years of benefit service will not enhance Mr. Gregg’s total pension benefit, depending on his actual retirement date. For example, at age 55, Mr. Gregg will have 21 actual years of service so that only four of the nine additional years of service will have any impact on his pension. At age 60, Mr. Gregg would have 26 actual years of service so that those additional years of service would not provide any incremental pension value. Additional years of service credit have not been provided to senior executives since this adjustment in 2002.

The compensation covered by the qualified pension plan and the ESPP for the Named Executive Officers is the “Salary” and GoalSharing and Performance Incentive Plan cash bonuses set forth in the “Summary Compensation Table”. Bonuses are included as compensation in the calendar year paid. For the 2011 calendar year, the Named Executive Officers’ eligible earnings were $3,391,835 for Mr. Weeks; $2,313,252 for Mr. Flaws; $1,654,945 for Dr. Miller $1,568,128 for Mr. Gregg:; $1,397,045 for Mr. McRae; and $220,673 for Dr. Evenson. Final average compensation is used to determine benefits under the ESPP. As of December 31, 2011, final average compensation was $2,727,870 for Mr. Weeks; $1,908,467 for Mr. Flaws; $1,369,914 for Dr. Miller; $1,298,872 for Mr. Gregg; $930,740 for Mr. McRae; and $220,673 for Dr. Evenson. Long-term cash or equity incentives are not (and have never been) considered as eligible earnings for determining retirement benefits under this plan.

Nonqualified Deferred Compensation

The table below shows the contributions, earnings and account balances for the Named Executive Officers in the Supplemental Investment Plan. Pursuant to the Company’s Supplemental Investment Plan, certain executives, including the Named Executive Officers, may choose to defer up to 75% of annual base salary and up to 75% of non-equity incentive compensation. The participant chooses from the same funds available under our Company Investment Plan (401(k)) in which to “invest” the deferred amounts. No cash is actually invested in the unfunded accounts under the Supplemental Investment Plan. Deferred amounts incur gains and losses based on the performance of the individual participant’s investment fund selections. Participants may change their elections among these fund options. All of our current Named Executive Officers have more than three years with the Company, so each of the Named Executive Officer’s contributions from the Company match are fully vested. Participants cannot withdraw any amounts from their deferred compensation balances until retirement from the Company at or after age 55 with five years of service. Participants may elect to receive distributions as a lump sum payment or two to five annual installments. If a Named Executive Officer leaves the Company, prior to retirement, the account balance is distributed in a lump sum, six-months following the executive’s departure.

No Named Executive Officer withdrawals or distributions were made in 2011.

(a)		(b)	(c)	(d)	(e)	(f)
Named Executive Officer	Aggregate Balance at January 1, 2011 ($)	Executive Contributions in 2011(1) ($)	Registrant Contributions in 2011(2) ($)	Aggregate Earnings in 2011(3) ($)	Aggregate Withdrawals/ Distributions in 2011 ($)	Aggregate Balance as of December 31, 2011 ($)
Wendell P. Weeks	$2,282,199	$194,710	$200,390	$-121,038	$0	$2,556,261
James B. Flaws	3,134,943	247,895	129,258	21,450	0	3,533,546
Joseph A. Miller, Jr.	595,825	146,886	57,398	19,651	0	819,760
Kirk P. Gregg	1,503,635	79,421	52,947	-232,544	0	1,403,459
Lawrence D. McRae	0	0	0	0	0	0
Jeffrey W. Evenson	0	0	0	0	0	0

(1)

Reflects participation in the Supplemental Investment Plan by Messrs. Weeks, Flaws, Miller and Gregg in the deferral of a portion of their 2011 base salaries and participation by Messrs. Weeks, Flaws, Miller and Gregg in the deferral of a portion of the bonus received in 2011 for prior year performance. The Named Executive Officers’ contributions are included in the Summary Compensation Table, as a part of Salary and/or Non-Equity Incentive Plan Compensation.
(2)	Reflects Company match on the Supplemental Investment Plan which was credited to the account of the Named Executive Officers in 2011. All of these amounts are included in the All Other Compensation column of the Summary Compensation Table (and are also detailed in footnote (5) to that Table).
(3)	Reflects aggregate earnings on each type of deferred compensation listed above. The earnings on deferred base salary and bonus payments are calculated based on the actual returns from the same fund choices that Company employees have in the qualified 401(k) plan. Currently, employees have 14 fund choices that they may select from. As nonqualified plans, these plans are unfunded which means that no actual dollars are invested in these funds. The Company does not provide any above market interest rates or other special terms for any deferred amounts. These amounts are not included in the Change in Pension Value column of Summary Compensation Table.

Arrangements with Named Executive Officers

Severance Agreements

With the exception of Dr. Evenson, we have entered into a severance agreement with each of our Named Executive Officers. Effective for all new executive severance agreements and executive change in control agreements entered into after July 21, 2004, the Compensation Committee and Board of Directors approved a policy to limit benefits that may be provided to an executive under any new agreement to 2.99 times the executive’s annual compensation of base salary plus target incentive payments (the “Overall Limit”). All of the Named Executive Officers, other than Dr. Evenson, are parties to executive severance and change in control agreements executed prior to July 21, 2004 and, therefore, are not affected by the Overall Limit.

Severance Agreement—Mr. Weeks

Under Mr. Weeks’ severance agreement, if he is terminated involuntarily, and without “cause” (a conviction for a felony; commission of a fraud, theft or embezzlement that materially damages the financial condition of Corning; or gross abdication of duties), or as a result of disability, he is entitled to the following:

•	Base salary, reimbursable expenses and annual bonus accrued and owing as of the date of termination (lump sum payment);

•

A severance amount equal to 2.99 times his then base salary plus an annual bonus amount (calculated at 100% of target that would have been paid for the fiscal year in which the termination occurs) (lump sum payment);

•	Continued participation in the Company’s benefit plans for up to three years;

•	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request; and

•	Receipt of an additional three years of service credit under Corning’s Executive Supplemental Pension Plan, but subject to the service limits under such plan.

If however, Mr. Weeks is terminated for cause (as described above) or he resigns, he would: (1) be entitled to accrued, but unpaid salary (lump sum payment) and any reimbursable expenses accrued or owing to him; and (2) forfeit any outstanding stock option awards.

Severance Agreement—Other Named Executive Officers

Generally under the severance agreements, a Named Executive Officer is entitled to severance payments if he is terminated involuntarily other than for “cause” (conviction of a felony or misdemeanor involving moral turpitude; material breach of Corning’s Code of Conduct; gross abdication of duties; or misappropriation of Company assets or dishonesty or business conduct that causes material harm to Corning).

In addition, “involuntary termination” of an executive does not include:

•	Voluntary termination;
•	Voluntary retirement at or after age 55;
•	Termination as a result of disability or death;
•	Termination of employment as a result of the sale of all or part of Corning’s business and the executive has an opportunity to continue employment with buyer for comparable total compensation; and
•	Termination as a result of a change in control of Corning if the executive has a separate change in control agreement.

Under the severance agreements, a Named Executive Officer other than Mr. Weeks and Dr. Evenson, is entitled to receive the following:

•

Accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment);

•

A severance amount equal to 2.99 times (in the case of Mr. Flaws) and two times (in the case of Messrs. Miller, Gregg, McRae and Evenson) the executive’s then base salary plus an annual bonus amount (an amount equal to executive’s salary multiplied by the executive’s target percentage in effect on the termination date under the Company’s Performance Incentive Plan and 5% target under the GoalSharing Plan) (lump sum payment);

•	Continued medical, dental and hospitalization benefits for 24 months;
•	In the calendar year following the year in which the termination occurs (subject to a six-month waiting period), the purchase of his principal residence by the Company upon request;
•

Receipt of an additional 2.99 years (in the case of Mr. Flaws) and two years (in the case of Messrs. Miller, Gregg, McRae and Evenson) of service credit under Corning’s nonqualified retirement plans, but subject to the service limits under such plan; and

•	Outplacement benefits up to a maximum amount of $50,000.

While Dr. Evenson has not yet signed a severance agreement, the Company has agreed to provide him with a severance benefit equal to two times his then base salary plus an annual bonus amount (an amount equal to executive’s salary multiplied by the executive’s target percentage in effect on the termination date under the Company’s Performance Incentive Plan and 5% target under the GoalSharing Plan) (lump sum payment). Dr. Evenson would also receive assistance for continued medical, dental and hospitalization benefits.

The following table reflects the amounts that would be payable under the various arrangements assuming termination occurred at December 31, 2011.

Termination Scenarios (Including Severance, if Eligible)

Named Executive Officer Named Executive Officer		Voluntary(1)	For Cause(1)	Death	Disability(1)	Without Cause
Wendell P. Weeks	Severance Amount	$ n/a	$ n/a	$ n/a	$ n/a	$8,578,161
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	48,000(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	n/a
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	200,000 to 1,000,000(3)
	Pension-NQ annuity	634,420	0	634,420	1,268,839	634,420
	Pension-NQ lump sum	n/a	n/a	n/a	n/a	n/a
	Pension-Qualified annuity	95,096	95,096	47,548	95,096	95,096

James B. Flaws	Severance Amount	n/a	n/a	n/a	n/a	5,142,501
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	32,000(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	200,000 to 1,000,000(3)
	Pension-NQ annuity	987,800	0	987,800	987,800	1,074,963
	Pension-NQ lump sum	n/a	n/a	n/a	n/a	n/a
	Pension-Qualified annuity	134,539	134,539	67,270	134,539	134,539

Joseph A. Miller, Jr.	Severance Amount	n/a	n/a	n/a	n/a	2,358,000
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	32,000(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	0
	Pension-NQ annuity	274,042	0	274,042	274,042	329,587
	Pension-NQ lump sum	n/a	n/a	n/a	n/a	n/a
	Pension-Qualified annuity	191,852	191,852	191,852	191,852	191,852

Kirk P. Gregg	Severance Amount	n/a	n/a	n/a	n/a	2,235,600
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	32,000(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	200,000 to 1,000,000(3)
	Pension-NQ annuity	311,467	0	311,467	622,934	311,467
	Pension-NQ lump sum	n/a	n/a	n/a	n/a	n/a
	Pension-Qualified annuity	23,878	23,878	11,949	23,878	23,878
	Pension-Qualified lump sum	210,949	210,949	210,949	210,949	210,949

Lawrence D. McRae	Severance Amount	n/a	n/a	n/a	n/a	2,096,500
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	32,000(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000(3)
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	200,000 to 1,000,000(3)
	Pension-NQ annuity	201,864	0	201,864	403,727	201,864
	Pension-NQ lump sum	n/a	n/a	n/a	n/a	n/a
	Pension-Qualified annuity	77,054	77,054	38,527	77,054	77,054

Jeffrey W. Evenson	Severance Amount	n/a	n/a	n/a	n/a	1,445,000
	Value of Benefits Continuation	n/a	n/a	n/a	n/a	32,000(2)
	Value of Outplacement Services	n/a	n/a	n/a	n/a	50,000
	Purchase of Principal Residence	n/a	n/a	n/a	n/a	0
	Pension-NQ annuity	0	0	0	2,706	0
	Pension-NQ lump sum	n/a	n/a	n/a	n/a	n/a
	Pension-Qualified annuity	0	0	8.901	10,528	0

(1)

Nonqualified plan benefits shown for all Named Executive Officers are payable from the Executive Supplemental Pension Plan. The timing and form of the benefits payable in the table above for a voluntary termination are as follows: Messrs. Weeks, McRae, Gregg, and Evenson’s Executive Supplemental Pension Plan benefits are payable as a life annuity beginning at age 55. Messrs. Flaws and Miller’s benefits are payable as an immediate life annuity with six years guaranteed.

(2)

The value of medical and dental benefits continuation is estimated at $16,000 per year (three years of benefits continuation for Mr. Weeks and two years of benefits continuation for Messrs. Flaws, McRae, Gregg, Miller and Evenson).

(3)

The Named Executive Officers may also request that Corning purchase their principal residence. Corning is unable to accurately and precisely estimate the value that may be delivered under this provision as it requires an independent appraisal of the executive’s residence as well as a calculation of the executive’s purchase price of the residence plus documented improvements made to the property. These values are not maintained by Corning in its normal course of business. They are required only if an executive is terminated. Under the terms of the severance agreements, an executive may request that the Company purchase the executive’s principal residence in the Corning, New York area. Such purchase must be finalized in the calendar year following the year in which the executive’s termination occurred (subject to a six-month waiting period) and shall be made at the greater of (i) the residence’s appraised value at the termination date, as determined in accordance with the Company’s relocation policies in effect immediately prior to the involuntary termination, or (ii) the total cost of the residence plus improvements and tax gross-up as applicable (“Protected Value”), as determined in accordance with the Company’s Protected Value policy in effect as of the date of the relevant severance agreement. The values above represent estimates of how much the Protected Value calculation may exceed the appraised value of the property and includes an associated tax gross up.

Corning’s team approach, as applied to our Named Executive Officers’ compensation, results in similarly situated executives being treated similarly. Currently, the terms of both the severance and change in control agreements are bifurcated similarly between those Named Executive Officers who are Board members and those who are not ( i.e., cash severance payments range from two to 2.99 times the executives’ base salary and annual bonus amount and, except for Dr. Evenson, the receipt of two to three additional years of service credit under the retirement plans). These ranges and periods were not negotiated individually with the executives, but were put in place by the Committee, having determined that these terms and multiples were appropriate for such agreements.

Change In Control Agreements

We have entered into change in control agreements with each of the Named Executive Officers except Dr. Evenson who does not yet have a written agreement at this point. These agreements are intended to provide for continuity of management if there is a change in control of Corning. These agreements will be effective until the executive leaves the employ of Corning or until the executive ceases to be an officer of Corning.

The agreements define a “change in control” as any of the following (so long as the event is also a “change in control” within the meaning of Section 409A of the Code):

•	Any person acquires 30% or more of Corning’s voting securities (a “beneficial owner”);
•	A beneficial owner increases his ownership from 30% or more to 50% or more of Corning’s voting securities;
•

A majority of Corning’s directors are replaced during the term of the agreement without approval of at least two-thirds of the existing directors or directors previously approved by the existing directors;

•

Consummation of any merger, consolidation or reorganization involving Corning, unless the outstanding voting securities of Corning prior to the transaction continue to represent at least 50% of the voting securities of Corning or the new company;

•	Corning is liquidated or dissolved; or
•	All or substantially all of Corning’s assets are disposed of or sold.

If during the term of the agreement, a change in control occurs, each Named Executive Officer is entitled to the following:

•	All restrictions on any restricted stock and stock options held by the executive lapse, the options vest and become immediately exercisable.

If: (A) Mr. Weeks (i) is terminated without “cause” (a conviction for a felony, fraud, theft or embezzlement against the Company, a gross abdication of duties), (ii) resigns for “good reason” (generally, a material adverse change in the executive’s title, position or responsibilities, a reduction in the executive’s base salary, relocation, a material reduction in the level of employee benefits, a material breach by the Company of its obligations under the agreement, or a successor company’s failure to honor the agreement) (such period, a “change in control period”), or (iii) resigns or is terminated for any reason within four years following a change in control, or (B) the employment of any Named Executive Officer, other than Mr. Weeks, is terminated (absent cause, by reason of death or disability, or by the executive for good reason) during a change in control period, or within four years following a change in control, each is entitled to the following:

•

Accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment);

•

A severance amount equal to three times (for Messrs. Weeks and Flaws) and two times (for Messrs. Gregg and Miller) his then base salary plus an annual bonus amount (such bonus amount being the greater of (i) the amount paid under the bonus plans in the full calendar year preceding the termination (in the case of Named Executive Officers, other than Mr. Weeks, the average amount paid under the bonus plans in the two preceding calendar years) or (ii) his target percentage times his base salary in effect at termination) (lump sum payment);

•	Continued participation in the Company’s benefit plans for 36 months;
•	All restrictions on any restricted stock and stock options would lapse and become vested and options would become immediately exercisable;
•	Upon request, purchase of his principal residence;
•	Receipt of an additional five years of service credit under Corning’s Executive Supplemental Pension Plan, subject to the service credit limits under the plan; and
•	Outplacement benefits (equal to 20% of base salary) (excluding Mr. Weeks).

If, a Named Executive Officer’s employment is terminated for cause (for Mr. Weeks “cause” is described above; with respect to the other Named Executive Officers, “cause” means conviction for a felony or misdemeanor involving a crime of moral turpitude, misappropriation of Company assets, or gross abdication of duties), or resigns for other than good reason (described above), or the Named Executive Officer’s employment terminates by reason of death or disability (a physical or mental infirmity which impairs the executive’s ability to substantially perform his duties for 180 consecutive days or 180 days during any twelve month period), the Named Executive Officer is entitled to:

•

Accrued but unpaid base salary, reimbursable expenses, vacation pay and the executive’s target percentage for the annual bonus plans multiplied by the executive’s salary, pro-rated to the last day of the month closest to the termination date (lump sum payment).

In addition, each Named Executive Officer is generally entitled to receive a gross-up payment in an amount sufficient to make him whole for any federal excise tax on excess parachute payments imposed under Section 280G and 4999 of the Code. However, if the federal excise tax can be avoided by reducing the related payments by a present value of $45,000 or less, then the payment will be reduced to the extent necessary to avoid the excise tax and no gross up payment will be made to the Named Executive Officer.

The following table reflects the amounts that would be payable under the various arrangements assuming that a change in control occurred on December 31, 2011.

Cash-based							Equity-based		Taxes
Named Executive Officer	Cash Severance	Interrupted Performance Cycles	ESPP	Misc. Benefits	Excise Tax Gross Up(1)	Total Cash- based	Interrupted Performance Cycles	Stock- based Awards	Total Pre- Tax Benefit	Less: Employee Income Tax	Excise Tax(1)	Total After- Tax Benefit
Wendell P. Weeks	$12,568,500	$0	$17,982,705	$140,000	$—	$30,691,205	$0	$15,659,611	$46,350,816	$21,052,541	$—	$25,298,276
James B. Flaws	6,557,510	0	15,602,277	140,000	—	22,299,786	0	7,281,817	29,581,603	13,435,964	—	16,145,639
Joseph A. Miller, Jr.	3,132,159	0	4,848,772	140,000	—	8,120,931	0	6,432,944	14,553,875	6,610,370	—	7,943,505
Kirk P. Gregg	2,968,232	0	8,425,915	140,000	—	11,534,147	0	5,086,809	16,620,956	7,549,238	—	9,071,718
Lawrence D. McRae	2,526,246	0	6,864,474	140,000	—	9,530,720	0	3,352,219	12,882,939	5,851,431	—	7,031,508
Jeffrey W. Evenson	1,445,000	0	354,411	140,000	—	1,939,411	0	276,270	2,215,680	1,006,362	—	1,209,318

(1)

In accordance with IRS rules, the calculation of the excise tax gross-up is a complex calculation that can vary dramatically from year to year depending on the facts and variables applicable at the time of a change in control. For calculations performed at December 31, 2011, none of the Named Executive Officers were subject to the excise tax, so as a result, no excise tax gross-up was applicable.

In addition to the above, the Named Executive Officers may also request that Corning purchase their principal residence. The value of such benefit is generally estimated to be in the range of $200,000 to $1,000,000. Corning is unable to accurately and precisely estimate the value as it requires an independent appraisal of the executive’s residence, as well as, a calculation of the executive’s purchase price of such residence and any documented improvements made to the property. This is data that Corning does not maintain in its normal course of business. See footnote (3) to the “Termination Scenarios” table on page 55.

Director Compensation

Only non-employee directors receive director fees. During 2011, Corning paid to non-employee directors:

•	An annual cash retainer of $60,000; and

•	$1,750 for each Board, committee meeting or other special session attended ($1,500 per meeting prior to March 2011).

Each committee chairman receives an additional retainer of $15,000 per year for his or her services as committee chairman. Mr. O’Connor received $8,333 of additional compensation for his services as Lead Director through April 2011 and Mr. Smithburg received $16,667 of additional compensation for his services as Lead Director during 2011.

Each non-employee director annually receives a form of long-term equity compensation approved by the Compensation Committee. Non-employee directors generally receive their awards at the February meeting. If, however, a non-employee director is appointed between the February meeting and December 31, then that director will receive his/her pro-rata award shortly after joining the Board.

During 2011, Corning issued 5,046 shares of restricted stock to each independent director under the 2010 Equity Plan for Non-Employee Directors, except for Mr. O’Connor, who received 1,682 shares and Mr. Clark, who received 685 shares under the 2010 Equity Plan for Non-Employee Directors. These restricted shares are subject to forfeiture, and are not available for transfer or exercise until six months after the date of a director’s retirement or resignation.

During 2011, Corning issued restricted stock to each non-employee director under the 2010 Equity Plan for Non-Employee Directors valued at $115,000. These restricted shares are subject to forfeiture, and are not available for transfer or exercise until six months after the date of a director’s retirement or resignation. This reflects a change in practice from the prior year, where Non-Employee directors were granted an annual restricted stock award valued at $95,000 and an annual stock option grant valued on the grant date at $20,000.

Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and shareholder meetings. While travel to such meetings may include the use of Company aircraft, if available or appropriate under the circumstances, the directors generally use commercial transportation or their own transportation. Directors are also reimbursed for reasonable expenses associated with other business activities, including participation in Director education programs.

Directors may defer any portion of their cash compensation. Amounts deferred may be paid only in cash and while deferred may be allocated to (1) an account earning interest, compounded quarterly, at the rate equal to the greater of the prime rate of Citibank, N.A. at the end of each calendar quarter (2) an account based upon the market value of our Common Stock from time to time, or (3) a combination of such accounts. At December 31, 2011, seven directors had elected to defer compensation.

Corning has a Directors’ Charitable Giving Program pursuant to which a director may direct the Company to make a charitable bequest to one or more qualified charitable organizations recommended by such director and approved by Corning in the amount of $1,000,000 (employee directors) or $1,250,000 (non-employee directors) following his or her death. We fund this program by purchasing insurance policies on the lives of the directors. However, we are under no obligation to use the proceeds of the insurance policies to fund a director’s bequest and can elect to retain any proceeds from the policies as assets of Corning and use another source of funds to pay the directors’ bequests. In 2011, we paid a total of $29,626 in premiums and fees on such policies for our current directors. Because the charitable deductions and cash surrender value of life insurance policies accrue solely to Corning, the directors derive no financial benefit from the Program, and we do not include these amounts in the directors’ compensation. Generally, one must be a director for five years to participate in the Program. In 2011, Messrs. Brown, Cummings, Flaws, Gund, Ruding, Smithburg, Tookes and Weeks and Dr. Rieman participated in the program.

Directors are also eligible to participate in the Corning Foundation Matching Gift Program for eligible charitable organizations. This Program is available to all Corning employees. The maximum matching gift amount available from the Foundation for each participant in the Program is $5,000 in any calendar year.

Corning also pays premiums on directors’ and officers’ liability insurance policies covering directors.

From time to time, spouses may also join non-employee directors when traveling to or from Board, committee or shareholder meetings, which may include the use of Company aircraft. While Corning generally incurs no additional cost, this travel may result in the non-employee director recognizing income for tax purposes. Corning does not reimburse the non-employee director for the estimated taxes incurred in connection with such income.

Director Summary Compensation Table

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee directors for the fiscal year ended December 31, 2011.

(a)	(b)	(c)(1)	(d)(2)	(e)	(f)	(g)		(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total ($)
John Seely Brown	$122,750	$114,998	$—	$—	$—	$—		$237,748
John A. Canning, Jr.	128,000	114,998	—	—	—	5,000	(3)	247,998
Richard T. Clark	17,250	9,590	—	—	—	—		26,840
Robert F. Cummings, Jr.	122,750	114,998	—	—	—	—		237,748
Gordon Gund	144,500	114,998	—	—	—	5,000	(3)	264,498
Kurt M. Landgraf	141,500	114,998	—	—	—	—		256,498
James J. O’Connor(4)	65,583	38,333	—	—	—	6,061	(5)	109,977
Deborah D. Rieman	133,250	114,998	—	—	—	—		248,248
H. Onno Ruding	144,750	114,998	—	—	—	—		259,748
William D. Smithburg	169,417	114,998	—	—	—	—		284,415
Glenn F. Tilton	128,250	114,998	—	—	—	5,000	(3)	248,248
Hansel E. Tookes II	123,000	114,998	—	—	—	—		237,998
Mark S. Wrighton	138,250	114,998	—	—	—	5,000	(3)	258,248

(1)

The amounts in column (c) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of awards of restricted stock granted pursuant to the 2003 Equity Plan for Non-Employee Directors or 2010 Equity Plan for Non-Employee Directors. Assumptions used in the calculation of these amounts are included in Note 19 to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 13, 2012. There can be no assurance that the grant date fair value amounts will ever be realized. As of December 31, 2011, each Director had the following number of award shares outstanding: 60,712 for Dr. Brown; 7,873 for Mr. Canning; 685 for Mr. Clark; 23,409 for Mr. Cummings; 60,712 for Mr. Gund; 21,680 for Mr. Landgraf; 0 Mr. O’Connor; 58,336 for Dr. Rieman; 60,712 for Dr. Ruding; 60,712 for Mr. Smithburg; 5,485 for Mr. Tilton; 45,586 for Mr. Tookes; and 17,036 for Dr. Wrighton. Total stock holdings for directors as of December 31, 2010 are shown in the “Security Ownership of Certain Beneficial Owners” table.

(2)

No stock options were granted to non-employee directors in 2011. As of December 31, 2011, each Director has the following number of options outstanding: 28,631 for Dr. Brown; 1,323 for Mr. Canning; 0 for Mr. Clark; 11,872 for Mr. Cummings; 28,631 for Mr. Gund; 9,868 for Mr. Landgraf; 17,759 Mr. O’Connor; 38,631 for Dr. Rieman; 38,631 for Dr. Ruding; 28,631 for Mr. Smithburg; 205 for Mr. Tilton; 28,631 for Mr. Tookes; and 6,775 for Dr. Wrighton.

(3)	Reflects a $5,000 charitable donation match made by Corning Foundation’s Matching Gift Program.
(4)	Mr. O’Connor resigned from the Board on April 28, 2011.
(5)	Reflects a $5,000 charitable donation match made by Corning Foundation’s Matching Gift Program and $1,061 for a flight taken by Mr. O’Connor’s wife on a Corning aircraft.

Report of Audit Committee of the Board of Directors

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Corning’s financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board of Directors—a copy of which is attached to this proxy statement as Appendix A. The directors who serve on the Audit Committee have no financial or personal ties to Corning (other than director compensation and equity ownership as described in this proxy statement) and are all “financially literate” and “independent” for purposes of the New York Stock Exchange listing standards. The Board of Directors has determined that none of the Audit Committee members have a relationship with Corning that may interfere with the member’s independence from Corning and its management.

The Audit Committee met with management periodically during the year to consider the adequacy of Corning’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with Corning’s independent registered public accounting firm and with the appropriate financial personnel and internal auditors. The Audit Committee also discussed with Corning’s senior management and independent registered public accounting firm the process used for certifications by Corning’s Chief Executive Officer and Chief Financial Officer which is required for certain of Corning’s filings with the SEC. The Audit Committee met privately with both the independent registered public accounting firm and the internal auditors, both of whom have unrestricted access to the Audit Committee.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. Management is responsible for: the preparation, presentation and integrity of Corning’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the course of 2011, management updated the documentation, and performed testing and evaluation of Corning’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and it provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed a report on, the effectiveness of Corning’s internal control over financial reporting. The Audit Committee also reviewed: the report of management contained in Corning’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC; as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in Corning’s Annual Report on Form 10-K related to its audits of the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 114, “The Auditor’s Communication With Those Charged With Governance,” and Public Company Accounting Oversight Board Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That is Integrated with an Audit of Financial Statements.” In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from Corning and its management. The Audit Committee has considered whether the provision of permitted non-audit services by the independent registered public accounting firm to Corning is compatible with the auditor’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors and the Board of Directors approved that the audited financial statements be included in Corning’s Annual Report on Form 10-K for the year ended December 31, 2011.

The Audit Committee:

Kurt M. Landgraf, Chairman

Richard T. Clark

Robert F. Cummings, Jr.

Deborah D. Rieman

H. Onno Ruding

Glenn F. Tilton

Mark S. Wrighton

Independent Registered Public Accounting Firm

Fees Paid to Independent Registered Public Accounting Firm

The following table summarizes fees billed to Corning by PricewaterhouseCoopers LLP and affiliates for professional services rendered for the years ended December 31, 2010 and 2011:

	2010	2011

Audit Fees	$5,868,000	$8,519,000
Audit Related Fees	677,000	638,000
Tax Fees	628,000	642,000
All Other Fees	234,000	93,000

Total Fees	$7,407,000	$9,892,000

Audit Fees.  These fees are comprised of professional services rendered in connection with the audit of Corning’s consolidated financial statements (including the audit of the effectiveness of internal control over financial reporting) and selected international locations, reviews of Corning’s quarterly consolidated financial statements on Form 10-Q that are customary under auditing standards generally accepted in the United States and an audit performed for a transaction which did not occur which was responsible for the majority of the year over year change ($2,210,000). Audit fees also include statutory audits of Corning’s foreign jurisdiction subsidiaries, comfort letters and consents for other SEC filings and reviews of documents filed with the SEC.

Audit Related Fees.  These fees are comprised of professional services rendered in connection with due diligence pertaining to acquisitions, internal control reviews, procedures to translate certain financial statements for foreign subsidiaries, employee benefit plan audits and procedures to verify certain capital assets (2010).

Tax Fees.  These fees are comprised of statutory tax compliance, preparation and assistance for Corning’s foreign jurisdiction subsidiaries, expatriate tax return compliance, and other tax compliance projects.

All Other Fees.  Includes a fee relating to licensing technical accounting software from the independent registered public accounting firm, a fee to subscribe to certain benchmarking studies published by the independent registered public accounting firm, fees relating to a finance benchmarking project (2010), and legal related document production requests (2011).

Policy Regarding Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by Corning’s independent registered public accounting firm. The full Audit Committee approves annually projected services and fee estimates for these services and establishes budgets for major categories of services. The Audit Committee Chairman has been designated by the Audit Committee to approve any services arising during the year that were not pre-approved by the Audit Committee and services that were pre-approved but the associated fees will materially exceed the budget established for the type of service at issue. Services approved by the Chairman are communicated to the full Audit Committee at its next regular meeting. For each proposed service, the independent registered public accounting firm is required to provide supporting documentation detailing said service. The Audit Committee regularly reviews summary reports detailing services provided to Corning by its independent registered public accounting firm.

PROPOSAL 2

Approval of the Company’s Executive Compensation

Our Board of Directors is requesting that shareholders approve the compensation of our Named Executive Officers as disclosed, pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, in the Executive Compensation section of this proxy statement, beginning on page 41.

•	This includes the Compensation Discussion and Analysis, the Summary Compensation Table and the supporting tabular and narrative disclosure on executive compensation.

•	This vote is advisory and not binding on our Company, but the Board of Directors values the opinions that shareholders express in their voting and will consider the outcome of the vote in the future.

Most Recent Say on Pay Vote Result

Last year, Corning received 96% shareholder support from the non-binding Say on Pay advisory vote. We view this as an affirmation of our current pay practices and, as a result, no significant changes were made to our executive compensation pay practices in 2011.

Company Performance and Pay Alignment

While fiscal year 2011 proved to be a challenging year, Corning’s executive pay program aligned with financial and stock performance by paying out at significantly below target amounts.

In 2011, we reported strong revenue growth, but our profitability was lower than in 2010. Reported results were as follows:

•	Revenue of $7.9 billion compared to $6.6 billion for 2010; a 19% increase and a record year;

•	Net profit after tax (“NPAT”) of $2,805 million compared to $3,558 million for 2010, a 21% decrease;

•	Earnings per share of $1.77 compared to $2.25 per share for 2010, a 21% decrease; and

•	Operating cash flow of $3,189 million compared to $3,835 million for 2010, a 17% decrease.

In 2011 our financial results fell significantly below target. Since we set rigorous performance goals for 2011, our incentive payouts were sharply reduced. As a result:

•	2011 annual bonus earned at 10% of target for NEOs;

•	2011 GoalSharing earned at 5.05% of base salary;

•	2011 Cash Performance Units earned at 60% of target;

•	2011 Stock Option grants are underwater; and

•	Value of 2011 time based restricted stock units declined approximately 30% during the year.

Compensation Program

Our executive compensation program is well designed to support Corning’s strategic framework for creating shareholder value. Highlights of our executive compensation program include:

•

On average, 82% of the target total direct compensation of our ongoing NEOs, excluding benefits and perquisites, is delivered in annual and long-term incentives that vary based on achievement of our annual financial targets or the price of our stock.

•	Annual incentives awarded to our Named Executive Officers under our Performance Incentive and GoalSharing Plans depend solely on Corning’s consolidated financial performance.

•

Our long-term incentive program is composed of a balanced portfolio of cash performance units, stock options, and time-based restricted stock units. These components comprise 50%, 25% and 25% of the target long-term incentive value, respectively, and vest over three years.

•	Annual dilution associated with grants of stock options and restricted stock totaled less than 1% in 2011.

•	We adjust our pay practices as necessary to reflect economic conditions, as evidenced by our decision to suspend annual salary reviews in 2009.

Our executive compensation program has evolved over time to reflect changing governance standards:

•	Our NEOs are subject to stock ownership guidelines; each ongoing NEO’s ownership exceeded the guideline amount in 2011.

•	Our equity plan prohibits the repricing of stock options without shareholder approval.

•	A clawback policy was adopted in 2007, allowing the Committee to recoup payments based upon financial results subsequently subject to restatement.

•	An anti-hedging policy prohibits officers and directors from trading in options or any Corning stock derivatives or otherwise profit from short-term speculative swings in the value of Corning stock.

•	Benefits under all executive severance and change-in-control agreements entered into after 2004 are limited to 2.99 times the sum of base salary and target bonus.

•	We capped the percentage of cash compensation earned as a retirement benefit under our Executive Supplemental Pension Plan.

•	We do not provide tax assistance or tax gross-up payments on perquisites.

•	Reload stock options were discontinued in 2003.

•	The Company regularly reviews internal pay equity among the Company’s top executives.

For these reasons, the Board of Directors recommends that shareholders vote in favor of the resolution:

RESOLVED, that on an advisory non-binding basis, the total compensation paid to the Company’s Named Executive Officers (CEO, CFO and four other most highly compensated executives), as disclosed in the proxy statement for the 2012 Annual Meeting of Shareholders pursuant to the disclosure rules of the Securities and Exchange Commission (Item 402 of Regulation S-K), including the Compensation Discussion and Analysis and the supporting tabular and related narrative disclosure on executive compensation is hereby APPROVED.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 3

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee is responsible for selecting Corning’s independent registered public accounting firm. At the meeting of the Audit Committee of the Board of Directors held on February 1, 2012, the Audit Committee appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the 2012 fiscal year. Although shareholder approval for this appointment is not required, the Audit Committee and the Board of Directors are submitting the selection of PricewaterhouseCoopers LLP for ratification to obtain the views of shareholders. If the appointment is not ratified, the Audit Committee will consider the shareholders’ views in the future selection of Corning’s auditors.

In making the appointment of PricewaterhouseCoopers LLP as Corning’s independent registered public accounting firm for the fiscal year ending December 31, 2012, the Audit Committee considered whether PricewaterhouseCoopers LLP’s provision of services other than audit services is compatible with maintaining independence as our independent registered public accounting firm.

Corning expects representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting and available to respond to questions which may be raised there. These representatives may comment on the financial statements if they so desire.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 4

To Approve the 2012 Long-Term Incentive Plan

Overview.  The Corning Incorporated 2012 Long-Term Incentive Plan (the “2012 Plan”) is a continuation of similar long-term incentive plans first adopted in 1974. The 2012 Plan is designed to provide a flexible mechanism to permit employees to obtain equity ownership in Corning, thereby increasing their proprietary interest in Corning’s growth and success. The Board of Directors believes that long-term incentives are a critical element in Corning’s plans for future growth and Corning’s total compensation program and should be continued.

In February 2012, the Board approved the 2012 Plan and directed it be submitted to shareholders for approval at this time. The affirmative vote of the holders of a majority of the shares of Corning’s Common Stock cast at the Annual Meeting is required to approve the 2012 Plan. If shareholders approve, the 2012 Plan will become effective on May 1, 2012 and will expire on the tenth anniversary of the effective date. The 2012 Plan replaces the 2005 Employee Equity Participation Program (the “2005 Program”) which expires by its terms in May 2013. In the event shareholders do not approve, the 2012 Plan will not become effective and the 2005 Program will continue until its scheduled expiration in May 2013, or when shares are no longer available, whichever is earlier.

Our Board of Directors recommends that you vote in favor of the 2012 Plan. The 2012 Plan will enable Corning to continue to offer long-term performance based compensation through the grant of a variety of awards. Awards available under the 2012 Plan include stock options, restricted stock, restricted stock units, stock appreciation rights, performance stock, performance units or other awards granted by the Compensation Committee.

•	Approval of the 2012 Plan will coincide with the termination of the 2005 Program, allowing for the retirement of 40 million shares that are unused under the 2005 Program.

•

After factoring in the 85 million share reserve under the 2012 Plan and the retirement of remaining shares under the 2005 Program, Corning’s overhang from equity plans and outstanding stock options is less than 10 % on a diluted basis.

•	The 2012 Plan prohibits repricing options and stock appreciation rights without shareholder approval.

•	The 2012 Plan includes a recoupment policy where gains may be subject to clawback if appropriate or required.

•	The 2012 Plan includes minimum vesting of three years on time-based awards of restricted stock and restricted stock units and minimum vesting of one year on performance-based awards.

A copy of the 2012 Plan is attached to this proxy statement as Appendix A.

Committee. The 2012 Plan will be administered by the Compensation Committee (the “Committee”) of the Board of Directors, consisting of three or more independent directors, whose members shall meet the requirements of Section 16(b) promulgated under the Securities Exchange Act of 1934, as amended, and the definition of an “outside director” under the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. No member of the Committee or non-employee member of the Board is eligible to participate in the 2012 Plan. The Committee may delegate to an executive officer of Corning certain rights and responsibilities, including the limited right to grant awards to individuals, except that only the Committee may grant awards to officers.

Eligibility.  The Committee will select the individuals who are eligible to participate in the 2012 Program. These individuals may include executives and employees (including officers and employees who are directors) of Corning and its affiliates.

Stock.  Under the 2012 Plan, the maximum number of shares of Corning Common Stock that may be granted to eligible participants is 85,000,000. Shares granted under prior plans, including the 2000 Employee Equity Participation Program and the 2005 Program, will be canceled and will not be available for grant under the 2012 Plan.

At any given time, the number of shares remaining available for issuance under the 2012 Plan will be reduced by the number of shares subject to outstanding awards and, for awards that are not denominated in shares, by the number of shares actually delivered in settlement of the award. When determining the number of Shares that remain available for issuance under the Plan, the following will not be added back to the shares available for issuance:

•

The number of shares that are tendered by a Participant or withheld by the Company to pay the exercise price of an award or to satisfy the Participant’s tax withholding obligations in connection with the exercise or settlement of an award;

•	All of the shares covered by a stock-settled stock appreciation right to the extent exercised; and

•	Any Shares that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled under the 2005 Program.

Shares issued or options granted to settle, assume or substitute outstanding awards or obligations to grant future awards as a condition to the purchase, merger or consolidation of another entity by Corning; and (ii) shares unallocated and available for grant under a stock plan of another entity acquired by Corning, based on the applicable exchange ratio, will not reduce the number of shares available for issuance.

Shares of Corning’s Common Stock which are granted under the 2012 Plan may be authorized but unissued shares, treasury shares, shares acquired by the Company on the open market or a combination of these.

The 2012 Plan prohibits repricing of stock options and stock appreciation rights without shareholder approval, including amendment of outstanding awards to reduce the exercise price and cancellation of outstanding options or rights in exchange for cash or property, options or rights with lower exercise prices or other awards.

The 2012 Plan provides for appropriate adjustments in the aggregate number of shares and in the number of shares and the price per share, or either, of outstanding options in the case of changes in the capital stock of Corning resulting from any corporate event or distribution of stock or property in order to preserve, but not increase, the value of awards available under the 2012 Plan. The 2012 Plan also provides that in any merger or consolidation in which Corning is not the survivor and in which awards are not granted in substitution of awards outstanding under the 2012 Plan, or predecessor plans, the Committee may make provision for adjustments and/or settlements of outstanding awards as it deems appropriate and consistent with the 2012 Plan’s purposes.

Grant of Stock Options and Stock Appreciation Rights  Under the 2012 Plan, the Committee may grant to eligible employees either non-qualified or “incentive” stock options, or both, to purchase shares of Corning’s Common Stock at not less than 100% of fair market value on the date of grant. No stock option may be outstanding for more than ten years. The Committee may also provide that options may not be exercised in whole or in part for any period or periods of time. The number of shares covered by incentive stock options that may be first exercised by an individual in any year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant. The maximum number of shares that may be issued in connection with incentive stock options intended to comply with Section 422 of the Internal Revenue Code of 1986, as amended, shall be 85,000,000. The Committee may provide that in the event the employment of an employee is terminated, the right to exercise options held under the 2012 Plan may continue through its original expiration date or for such shorter period of time after such event as the Committee may determine appropriate. Options are not assignable or transferable except for limited circumstances such as death and, with the consent of the Committee, to certain family members to assist with estate planning. The 2012 Plan does not permit an optionee to defer recognition of gain upon the exercise of a stock option.

The 2012 Plan permits the granting of stock appreciation rights which permit an optionee to receive an amount equal to the difference between the fair market value on the date of grant and the market price of the Common Stock on the date the right is exercised, payable in cash or shares. No stock appreciation right may be outstanding for more than 10 years.

The option price is to be paid to Corning by the optionee, in full, concurrently with the issuance or delivery of the stock. The optionee may pay the option price in cash or with shares of Corning’s Common Stock owned by the optionee, or by such other means as the Committee may authorize. The optionee has no rights as a shareholder with respect to the shares subject to option until shares are issued upon exercise of the option.

Grant of Shares, Share Units and Cash Units.  Under the 2012 Plan, the Committee may award to eligible employees shares, or the right to receive shares of Corning’s Common Stock, or the right to receive cash payments. The Committee determines the number of shares or amount of cash awarded to individual employees and the number of rights covering shares to be issued. The Committee determines the conditions, restrictions and contingencies placed upon the grant of shares or cash, except that time-based shares and share units shall have minimum vesting over three years and performance based awards shall have minimum vesting of one year. These conditions and contingencies may include the attainment of predetermined performance goals, such as operating or net profits, cash flow, earnings per share, profit returns, margins, revenues, shareholder returns and/or value, stock price, economic value added and working capital and any other goal that meets the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. The shares or cash awarded to or earned by individual employees are subject to transfer restriction and/or forfeiture for a period of time as determined by the Committee in its discretion. The restrictions on transfer and the possibility of forfeiture may be waived, with the approval of the Committee, if an employee’s employment relationship is terminated by reason of death, disability or retirement, or by reason of a subsidiary ceasing to be such. In addition, the Committee may remove, in its discretion, in whole or in part, the restrictions on sale or transfer and the possibility of forfeiture in the event of the termination of employment if circumstances so warrant. Shares may be issued to recognize past performance either generally or upon attainment of specific objectives. Shares issuable for performance will be payable only to the extent the Committee determines that an eligible employee has met such objectives and will generally be valued as of the date of such determination. No employee shall have any right to receive shares or cash based upon the attainment of objectives prior to the expiration of the date set for the performance of objectives unless (i) otherwise determined by the Committee or (ii) the participant’s employment is terminated by reason of disability or retirement, in each case with the consent of Corning.

Program Limitations.    Under the 2012 Plan, not more that 1,500,000 shares may be granted to any participant in any calendar years in any form (i.e., options, stock appreciation rights or shares of restricted stock). In addition, the maximum amount of awards denominated in cash to any participant in any calendar year is $15,000,000.

Taxation.    Corning believes that the federal income tax consequences of the 2012 Plan are as follows:

Stock Options and Stock Appreciation Rights.    No income will be recognized by an optionee at the time either a non-qualified option, an Incentive Stock Option or a stock appreciation right is granted. An optionee who exercises a non-qualified option or a stock appreciation right will recognize compensation taxable as ordinary income (subject, in the case of employees, to withholding) in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and Corning or the subsidiary employing the optionee will be entitled to a deduction from income in the same amount. The optionee’s basis in such shares will be increased by the amount taxable as compensation, and the optionees’ capital gain or loss when the shares are sold will be calculated using such increased basis. The capital gain or loss on disposition of the shares will be either long-term or short-term depending on the holding period of the shares.

If all applicable requirements of Section 422 of the Internal Revenue Code of 1986, as amended, are met with respect to Incentive Stock Options, including the requirement that the stock be held for more than two years from the date of grant of the option and more than one year from the date of exercise, no income to the optionee will be recognized at the time of exercise of an Incentive Stock Option. The excess of the fair market value of the shares at the time of exercise over the amount paid is an item of tax preference, which may be subject to the alternative minimum tax. In general, if an Incentive Stock Option is exercised after three months of termination of employment, or if the shares are sold within one year of the date of exercise or two years from the date of grant, the optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date of exercise or the sale price. Any excess of the sale price over the fair market value on the date of exercise will be taxed as a capital gain. Corning will be entitled to a tax deduction only if its employee recognizes ordinary income and only in the amount of income the employee recognizes.

Restricted Shares and Restricted Share Units.    Shares of Common Stock awarded to an employee which are not subject to restrictions and the possibility of forfeiture will be taxed as ordinary income, subject to withholding, at the time of the transfer of the shares to the participant. Subject to any applicable limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, the value of such awards will be deductible by Corning or by the subsidiary employing the employee at the same time and in the same amount. Shares subject to restrictions and the possibility of forfeiture will not be subject to tax nor will such grant result in a tax deduction for Corning at the time of award. However, when such shares become free of restrictions and the possibility of forfeiture, the fair market value of such shares at that time (i) will be treated as ordinary income to the employee and (ii) subject to any applicable limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, will be deductible by Corning or by the subsidiary employing the employee.

Alternatively, an employee receiving shares subject to restrictions and the possibility of forfeiture may elect to include in his or her gross income, for the taxable year in which such shares are transferred to him or her, the fair market value of such shares at that time; in such case, he or she need not include any amount in gross income at the time the shares become free of restrictions and the possibility of forfeiture. However, an employee making such an election will not be allowed a deduction if the shares are subsequently forfeited. The employee will have a tax basis for the shares equal to their fair market value at the time they are included in gross income and will realize long-term or short-term capital gain on disposition of the shares depending upon the holding period of the shares, which will commence at the time the employee is deemed to be in receipt of ordinary income with respect to such shares.

Restricted share units awarded to an employee will be taxed as ordinary income, subject to withholding, at the time of the units are settled or paid to the participant. Subject to any applicable limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, the value of such awards will be deductible by Corning or by the subsidiary employing the employee at the same time and in the same amount.

Certain awards under the 2012 Plan may be subject to the requirements applicable to nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. Although Corning intends that awards will satisfy those requirements, if they do not, employees may be subject to additional income taxes and interest under Section 409A of the Internal Revenue Code of 1986, as amended.

Amendment, Administration and Termination.    The 2012 Plan expires May 1, 2021 and no awards may be granted after that date. The Board of Directors is authorized to terminate or amend the 2012 Plan, except that no such termination or amendment is effective without the approval of shareholders, if such approval is required.

New Plan Benefits Table.    See “Plan Based Awards” on page 44 for information about awards made to the named executive officers under the 2005 Program during fiscal year 2011.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE CORNING INCORPORATED 2012 LONG-TERM INCENTIVE PLAN.

Equity Compensation Plan Information

The following table shows the total number of outstanding options and shares available for other future issuances of options under all of our existing equity compensation plans, including our 2010 Variable Compensation Plan, our 2005 Employee Equity Participation Program, and our 2010 Equity Plan for Non-Employee Directors as of December 31, 2011.

	A	B	C
Plan Category	Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column A)
Equity Compensation Plans Approved by Security Holders(1)	65,027,358	$15.91	47,683,271
Equity Compensation Plans Not Approved Security Holders	0	$0.00	0
Total	65,027,358	$15.91	47,683,271

(1)	Shares indicated are total grants under the most recent shareholder approved plans as well as any shares remaining outstanding from any prior shareholder approved plans.

PROPOSAL 5

To Approve Amendment and Restatement of the Restated Certificate of Incorporation to Remove the Provisions Currently Requiring a Supermajority Vote of the Company’s Shareholders

Background: The Company’s Restated Certificate of Incorporation (“Certificate”) currently requires the affirmative vote of 80% of the total number of shares outstanding and entitled to vote to amend, alter or repeal Section 5, which deals with the Board of Directors of the Company, including the general powers of the Board, the number of directors, their term of office, their removal and the Board’s authority to fill vacancies on the Board (unless such amendment, alteration or repeal has been approved by two-thirds of the entire Board). In addition, the Company’s Certificate provides that the affirmative vote of 80% of the total number of shares outstanding and entitled to vote is required for certain business combination transactions with interested shareholders and to amend, alter or repeal those provisions (unless such business combination transactions or amendment, alteration or repeal has been approved by the affirmative vote of two-thirds of the entire Board and a majority of the continuing directors). On February 1, 2012, the Board voted to approve, and recommended that the Company’s shareholders approve at the 2012 Annual Meeting of shareholders, an amendment to the Company’s Certificate to delete the provisions in the Certificate that currently require a supermajority vote of the Company’s shareholders.

Rationale for Amendment:  The Board has regularly reviewed the advantages and disadvantages of maintaining supermajority voting requirements. In the past, the Board has concluded that keeping the supermajority voting provisions currently in the Certificate was in the best interests of the Company and its shareholders.

The Board recognizes that supermajority voting requirements provide several advantages. Among other things, they are intended to protect the integrity of boards of directors, including to ensure that directors are not removed arbitrarily, and to reduce the vulnerability of a company to hostile and potentially abusive takeover tactics by encouraging those seeking to acquire control of a company to engage with its directors to negotiate a fair transaction that maximizes value for all shareholders. However, the Board also recognizes that many investors and commentators believe that supermajority voting requirements limit a board’s accountability to shareholders and the ability of shareholders to participate in corporate governance. In this regard, the Board acknowledges the growing sentiment among shareholders in favor of eliminating such requirements.

The Board again recently considered the various positions for and against retaining the provisions currently requiring a supermajority vote of the Company’s shareholders, including the views of the Company’s shareholders, and concluded that amending and restating the Company’s Certificate to delete these provisions is in the best interests of the Company and its shareholders.

Proposed Amendment:  If the proposed amendment and restatement of the Company’s Certificate is approved by the requisite vote of the Company’s shareholders, Sections 5(f) and 6 will be eliminated in their entirety and subsequent paragraphs will be renumbered for continuity.

This description is qualified in its entirety by the actual text set forth in Appendix B, which contains the proposed amendments to the Certificate .

Shareholder Approval Required:  Because this proposal has been declared advisable by all Directors, in accordance with Sections 5(f) and 6(f) of the Company’s Certificate, the affirmative vote of a majority of the total number of shares outstanding and entitled to vote is required to approve the proposed amendment and restatement of the Company’s Certificate. If shareholders do not vote to approve the proposed amendment and restatement, the provisions currently requiring a supermajority vote of the Company’s shareholders will remain in place.

If shareholders approve the amendment and restatement of the Company’s Certificate as proposed, then the Company’s By-Laws will be amended to eliminate the provision that requires that any amendment, alteration or repeal of the sections of the By-laws concerning the election and term of directors, the number of directors, vacancies on the Board, the removal of directors and the general powers of the Board be approved by the affirmative vote of the holders of record of outstanding shares representing 80% of voting power of all the outstanding shares of capital stock of the Company entitled to vote (unless such amendment, alteration or repeal has been approved by two-thirds of the entire Board). The Board has approved this amendment to the By-Laws, subject to the shareholders voting to approve the amendment and restatement of the Company’s Certificate.

Legal Effectiveness of Proposed Amendment:  If the amendment and restatement of the Company’s Certificate is approved by the requisite vote of the shareholders, it will become effective upon the filing of an appropriate restated certificate of incorporation with the New York Department of State. The Company would make such filing promptly after the 2012 Annual Meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO REMOVE THE PROVISIONS CURRENTLY REQUIRING A SUPERMAJORITY VOTE OF THE COMPANY’S SHAREHOLDERS.

Incorporation by Reference

The Compensation Committee Report on page 40 and the Report of Audit Committee of the Board of Directors on page 60, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by Corning under the Securities Act or the Exchange Act, except to the extent that Corning specifically incorporates such information by reference. In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

Additional Information

Our 2011 Annual Report is provided with this proxy statement. Corning’s Proxy Statement, Annual Report on Form 10-K, and all other filings with the SEC, each of the Board Committee Charters and the Corporate Governance Guidelines may also be accessed via the Investor Relations page on Corning’s web site at www.corning.com. These documents are also available without charge upon a shareholder’s written or oral request to Investor Relations, Corning Incorporated, One Riverfront Plaza, Corning, New York 14831, telephone number (607) 974-9000.

By order of the Board of Directors,

Denise A. Hauselt

Vice President, Secretary and Assistant General Counsel

February 23, 2012

APPENDIX A

CORNING INCORPORATED

2012 LONG TERM INCENTIVE PLAN

1.	Purposes of the Plan

The purposes of the Plan are to (a) promote the long-term success of the Company and its Subsidiaries and to increase stockholder value by providing Eligible Individuals with incentives to contribute to the long-term growth and profitability of the Company and (b) assist the Company in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company and its Subsidiaries.

The Plan shall become effective on May 1, 2012 upon its approval by shareholders (the “Effective Date”). If the Plan is not approved by shareholders, it shall be void ab initio and of no further force and effect. Upon the Effective Date, no further Awards will be granted under the Prior Plan.

2.	Definitions and Rules of Construction

(a) Definitions.  For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Affiliate” means any Subsidiary and any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Award” means an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Stock, Performance Stock Unit, Cash Performance Unit or Other Award granted by the Committee pursuant to the terms of the Plan.

“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee that sets forth the terms and conditions of an Award. An Award Document may be in written, electronic or other media, may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant.

“Beneficial Owner” and “Beneficially Owned” have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Cash Performance Unit” means a right to receive a Target Amount of cash in the future granted pursuant to Section 10(b) of the Plan.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings, regulations and guidance promulgated thereunder as amended from time to time.

“Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan, which committee shall meet the requirements of Section 162(m) of the Code, Section 16(b) of the Exchange Act, the applicable rules of NYSE and all other applicable rules and regulations (in each case as amended or superseded from time to time); provided, however, that, if any Committee member is found not to have met the qualification requirements of Section 162(m) of the Code or Section 16(b) of the Exchange Act, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

“Common Stock” means the common stock of the Company, par value $0.50 per share, or such other class of share or other securities as may be applicable under Section 13 of the Plan.

“Company” means Corning Incorporated, a New York corporation, or any successor to all or substantially all of the Company’s business that adopts the Plan.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“EBITA” means the Company’s earnings before interest, taxes and amortization.

“Eligible Individuals” means the individuals described in Section 4(a) of the Plan who are eligible for Awards under the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended from time to time.

“Fair Market Value” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with the valuation methodology approved by the Committee. In the absence of any alternative valuation methodology approved by the Committee, the Fair Market Value of a Share shall equal the closing selling price of a Share on the date on which such valuation is made as reported on the composite tape for securities listed on NYSE.

“Incentive Stock Option” means an Option that is intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“NYSE” means the New York Stock Exchange Euronext.

“Option” means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to Section 7 of the Plan.

“Other Award” means any form of Award (other than an Option, Performance Stock, Performance Stock Unit, Cash Performance Unit, Restricted Stock, Restricted Stock Unit or Stock Appreciation Right) granted pursuant to Section 11 of the Plan.

“Participant” means an Eligible Individual who has been granted an Award under the Plan.

“Performance Period” means the period established by the Committee and set forth in the applicable Award Document over which Performance Targets are measured.

“Performance Stock” means a Target Amount of Shares granted pursuant to Section 10(a) of the Plan.

“Performance Stock Unit” means a right to receive a Target Amount of Shares granted pursuant to Section 10(a) of the Plan.

“Performance Target” means the performance criteria established by the Committee, from among the performance criteria provided in Section 6(f), and set forth in the applicable Award Document.

“Permitted Transferees” means (i) one or more trusts established in whole or in part for the benefit of one or more of a Participant’s family members and (iii) one or more entities which are beneficially owned in whole or in part by one or more of a Participant’s family members.

“Plan” means this Corning Incorporated 2012 Long-Term Incentive Plan, as amended or restated from time to time.

“Plan Limit” means the maximum aggregate number of Shares that may be issued for all purposes under the Plan as set forth in Section 5(a) of the Plan.

“Prior Plan” means the Corning Incorporated 2005 Employee Equity Participation Program, as amended from time to time.

“Restricted Stock” means one or more Shares granted or sold pursuant to Section 8(a) of the Plan.

“Restricted Stock Unit” means a right to receive one or more Shares (or cash, if applicable) in the future granted pursuant to Section 8(b) of the Plan.

“Shares” means shares of Common Stock, as may be adjusted pursuant to Section 13(b).

“Stock Appreciation Right” means a right to receive all or some portion of the appreciation on Shares granted pursuant to Section 9 of the Plan.

“Subsidiary” means any corporation, limited liability company, partnership or other entity of which 50% or more of the outstanding voting equity securities or voting power is beneficially owned directly or indirectly by the Company. For purposes of determining eligibility for the grant of Incentive Stock Options under the Plan, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.

“Substitute Award” means any Award granted upon assumption of, or in substitution or exchange for, outstanding employee equity awards previously granted by a company or other entity acquired by the Company or with which the Company combines pursuant to the terms of an equity compensation plan that was approved by the stockholders of such company or other entity.

“Target Amount” means the target number of Shares or target cash value established by the Committee and set forth in the applicable Award Document.

(b) Rules of Construction.    The masculine pronoun shall be deemed to include the feminine pronoun, and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

3.	Administration

(a) Committee.    The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof, to:

(i) select the Participants from the Eligible Individuals;

(ii) grant Awards in accordance with the Plan;

(iii) determine the number of Shares subject to each Award or the cash amount payable in connection with an Award;

(iv) determine the terms and conditions of each Award, including, without limitation, those related to term, permissible methods of exercise, vesting, cancellation, payment, settlement, exercisability, Performance Periods, Performance Targets, and the effect, if any, of a Participant’s termination of employment with the Company or any of its Subsidiaries or, subject to Section 6(c), a Change of Control of the Company;

(v) subject to Sections 15 and 16(f) of the Plan, amend the terms and conditions of an Award after the granting thereof;

(vi) specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards;

(vii) construe and interpret any Award Document delivered under the Plan;

(viii) make factual determinations in connection with the administration or interpretation of the Plan;

(ix)  adopt, prescribe, amend, waive and rescind administrative regulations, rules and procedures relating to the Plan;

(x) employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any advice, opinion or computation received therefrom;

(xi) vary the terms of Awards to take into account tax and securities laws (or change thereto) and other regulatory requirements or to procure favorable tax treatment for Participants;

(xii) correct any defects, supply any omission or reconcile any inconsistency in any Award Document or the Plan; and

(xiii) make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan or any Award Document.

(b) Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(c) Prohibited Actions.  Notwithstanding the authority granted to the Committee pursuant to Section 3(a) and 3(b), the Committee shall not have the authority, without obtaining shareholder approval, to (i) reprice or cancel Options and Stock Appreciation Rights in violation of Section 6(g), (ii) amend Section 5 to increase the Plan Limit or any of the special limits listed therein or (iii) grant Options or Stock Appreciation Rights with an exercise price that is less than 100% of the Fair Market Value of a Share on the date of grant in violation of Section 6(j).

(d) Determinations of Committee Final and Binding.  All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(e) Delegation of Authority.  To the extent not prohibited by applicable laws, rules and regulations, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees thereof or other persons or groups of persons as it deems necessary, appropriate or advisable under such conditions or limitations as it may set at the time of such delegation or thereafter; provided, however, that the Committee may not delegate its authority (i) to make Awards to employees (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act, (B) whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m) of the Code or (C) who are officers of the Company, or (ii) pursuant to Section 15 of the Plan. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3(e).

(f) Liability of Committee.  Subject to applicable laws, rules and regulations: (i) no member of the Board or Committee (or its delegates) shall be liable for any good faith action, omission or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation as it may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

(g) Action by the Board.  Anything in the Plan to the contrary notwithstanding, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

4.	Eligibility

(a) Eligible Individuals.  Awards may be granted to officers and employees of the Company or any of its Affiliates. The Committee shall have the authority to select the persons to whom Awards may be granted and to determine the type, number and terms of Awards to be granted to each such Participant.

(b) Grants to Participants.  The Committee shall have no obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant solely by reason of such Eligible Individual having received a prior Award or having been previously designated as a Participant. The Committee may grant more than one Award to a Participant and may designate an Eligible Individual as a Participant for overlapping periods of time.

5.	Shares Subject to the Plan

(a) Plan Limit.  Subject to adjustment in accordance with Section 13 of the Plan, the maximum aggregate number of Shares that may be issued for all purposes under the Plan shall be eighty-five million (85,000,000). Shares to be issued under the Plan may be authorized and unissued shares, issued shares that have been reacquired by the Company (in the open-market or in private transactions) and that are being held in treasury, or a combination thereof. All of the Shares subject to the Plan Limit may be issued pursuant to Incentive Stock Options.

(b) Rules Applicable to Determining Shares Available for Issuance.  The number of Shares remaining available for issuance will be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under the Plan, (i) the number of Shares that are tendered by a Participant or withheld by the Company to pay the exercise price of an Award or to satisfy the Participant’s tax withholding obligations in connection with the exercise or settlement of an Award, (ii) all of the Shares covered by a stock-settled Stock Appreciation Right to the extent exercised, and (iii) any Shares that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled under the Prior Plan will not be added back to the Plan Limit. In addition, for purposes of determining the number of Shares that remain available for issuance under the Plan, the number of Shares corresponding to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that is settled through issuance of consideration other than Shares (including, without limitation, cash) shall be added back to the Plan Limit and again be available for the grant of Awards.

(c) Special Limits.  Anything to the contrary in Section 5(a) above notwithstanding, but subject to adjustment under Section 13 of the Plan, the following special limits shall apply to Shares available for Awards under the Plan:

(i) the maximum number of Shares that may be subject to Options and Stock Appreciation Rights granted to any Eligible Individual in any calendar year shall equal one million five-hundred thousand (1,500,000) Shares; and

(ii) the maximum amount of Awards (other than those Awards set forth in Section(i)) that may be awarded to any Eligible Individual in any calendar year is fifteen million dollars ($15,000,000) measured as of the date of grant (with respect to Awards denominated in cash) or one million five-hundred thousand (1,500,000) Shares (less any Shares subject to Options or Stock Appreciation Rights granted to the Eligible Individual in the relevant calendar year) measured as of the date of grant (with respect to Awards denominated in Shares).

(d) Any Shares underlying Substitute Awards shall not be counted against the number of Shares remaining for issuance and shall not be subject to Section 5(c).

6.	Awards in General

(a) Types of Awards; Exercise.  Awards under the Plan may consist of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Stock, Performance Stock Units, Cash Performance Units and Other Awards. Any Award described in Sections 7 through 11 of the Plan may be granted singly or in combination or tandem with any other Award, as the Committee may determine. Subject to Section 6(g), Awards under the Plan may be made in combination with, in replacement of, or as alternatives to awards or rights under any other compensation or benefit plan of the Company, including the plan of any acquired entity. Subject to the provisions of the Plan and the applicable Award Document, the Committee shall determine the permissible methods of exercise for any Award.

(b) Terms Set Forth in Award Document.  The terms and conditions of each Award shall be set forth in an Award Document in a form approved by the Committee for such Award, which Award Document shall contain terms and conditions not inconsistent with the Plan. Notwithstanding the foregoing, and subject to applicable laws, rules and regulations, the Committee may at any time following grant (i) accelerate the vesting, exercisability, lapse of restrictions, settlement or payment of any Award, (ii) eliminate the restrictions and conditions applicable to an Award or (iii) extend the post-termination exercise period of an outstanding Award. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Documents may vary.

(c) Termination of Employment and Change in Control.  The Committee shall specify at or after the time of grant of an Award the provisions governing the disposition of an Award in the event of a Participant’s termination of employment, with the Company or any of its Subsidiaries or the Participant’s death or disability. Similarly, the Committee shall have full authority to determine the effect, if any, of a change in control of the Company on an Award, which effect may be specified in the applicable Award Document or determined at a subsequent time.

(d) Dividends and Dividend Equivalents.  The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding Award, which payments can either be paid currently or deemed to have been reinvested in Shares, and can be made in

Shares, cash or a combination thereof, as the Committee shall determine; provided, however, that (i) no payments of dividend equivalents may be made unless and until the related Award is earned and vested and (ii) the terms of any reinvestment of dividends must comply with all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code. Notwithstanding the foregoing, no dividends or dividend equivalents shall be paid with respect to Cash Performance Units, Options or Stock Appreciation Rights.

(e) Rights of a Stockholder.  A Participant shall have no rights as a stockholder with respect to Shares covered by an Award (including voting rights) until the date the Participant or his nominee becomes the holder of record of such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 13.

(f) Performance-Based Awards.  (i) The Committee may determine whether any Award under the Plan is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such Awards designated to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Targets to the extent required by Section 162(m) of the Code and will be subject to all other conditions and requirements of Section 162(m). The Performance Targets may include one or more of the following performance criteria:

net income; cash flow or cash flow on investment; operating cash flow; pre-tax or post-tax profit levels or earnings; profit in excess of cost of capital; operating earnings; return on investment; free cash flow; free cash flow per share; earnings per share; return on assets; return on net assets; return on equity; return on capital; return on invested capital; return on sales; sales growth; growth in managed assets; operating margin; operating income; total stockholder return or stock price appreciation; EBITDA; EBITA; revenue; net revenues; market share, market penetration; productivity improvements; inventory turnover measurements; reduction of losses, loss ratios or expense ratios; reduction in fixed costs; operating cost management; cost of capital; and debt reduction.

(ii) The Performance Targets shall be determined in accordance with generally accepted accounting principles (subject to adjustments and modifications approved by the Committee in advance) consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof.

(iii) The Performance Targets may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, business unit, or region and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, business unit, or region) or measured relative to selected peer companies or a market index. At the time of grant, the Committee may provide for adjustments to the performance criteria in accordance with Section 162(m) of the Code.

(iv) The Participants will be designated, and the applicable Performance Targets will be established, by the Committee within ninety (90) days following the commencement of the applicable Performance Period (or such earlier or later date permitted or required by Section 162(m) of the Code). Each Participant will be assigned a Target Amount payable if Performance Targets are achieved. Any payment of an Award granted with Performance Targets shall be conditioned on the written certification of the Committee in each case that the Performance Targets and any other material conditions were satisfied. The Committee may determine, at the time of Award grant, that if performance exceeds the specified Performance Targets, the Award may be settled with payment greater than the Target Amount, but in no event may such payment exceed the limits set forth in Section 5(c). The Committee retains the right to reduce any Award notwithstanding the attainment of the Performance Targets.

(v) The Committee may also grant Awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. With respect to such Awards, the Committee may establish Performance Targets based on any criteria as it deems appropriate.

(g) Repricing of Options and Stock Appreciation Rights.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Shares), the terms of outstanding Awards may not be amended, without stockholder approval, to reduce the exercise price of outstanding Options or Stock Appreciation Rights, or to cancel outstanding Options or Stock Appreciation Rights in exchange for (i) cash or other property, (ii) Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights or (iii) other Awards.

(h) Recoupment.  Notwithstanding anything in the Plan to the contrary, all Awards granted under the Plan, any payments made under the Plan and any gains realized upon exercise or settlement of an Award shall be subject to claw-back or recoupment as permitted or mandated by applicable law, rules, regulations or Company policy as enacted, adopted or modified from time to time.

(i) Minimum Vesting Period.  At the time of grant of an Award the Committee shall, in its discretion, establish a vesting period for the Award; provided, however, that, (i) Restricted Stock and Restricted Stock Units granted to Eligible Individuals (other than performance-based Awards) shall vest no more frequently than pro rata over a period of 3 years and (ii) performance-based awards (including Performance Stock, Performance Stock Units and Cash Performance Units) shall have a minimum vesting period of one year.

(j) Minimum Grant or Exercise Price.  In no event shall the exercise price per Share of an Option or the grant price per Share of a Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant; provided, however that the exercise price of a Substitute Award granted as an Option shall be determined in accordance with Section 409A of the Code and may be less than one hundred percent (100%) of the Fair Market Value.

(k) Term of Options and SARs.  An Option or Stock Appreciation Right shall be effective for such term as shall be determined by the Committee and as set forth in the Award Document relating to such Award. The Committee may extend the term of an Option or Stock Appreciation Right after the time of grant; provided, however, that the term of an Option or Stock Appreciation Right may in no event extend beyond the tenth (10th) anniversary of the date of grant of such Award.

7.	Terms and Conditions of Options

(a) General.  The Committee, in its discretion, may grant Options to Eligible Individuals and shall determine whether such Options shall be Incentive Stock Options or Nonqualified Stock Options. Each Option shall be evidenced by an Award Document that shall expressly identify the Option as an Incentive Stock Option or Nonqualified Stock Option, and be in such form and contain such provisions as the Committee shall from time to time deem appropriate.

(b) Payment of Exercise Price.  Subject to the provisions of the applicable Award Document, the exercise price of an Option may be paid (i) in cash or cash equivalents, (ii) by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option, (iii) by a combination of cash and Shares equal in value to the exercise price, (iv) through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the exercise price or (v) by such other means as the Committee may authorize. In accordance with the rules and procedures authorized by the Committee for this purpose, the Option may also be exercised through a “cashless exercise” procedure authorized by the Committee from time to time that permits Participants to exercise Options by delivering irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations or such other procedures determined by the Company from time to time.

(c) Incentive Stock Options.  The exercise price per Share of an Incentive Stock Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant, but in no event shall the exercise price of an Incentive Stock Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. No Incentive Stock Option may be issued pursuant to the Plan to any individual who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless (i) the exercise price determined as of the date of grant is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant of the Shares subject to such Incentive Stock Option and (ii) the Incentive Stock Option is not exercisable more than five (5) years from the date of grant thereof. No Participant shall be granted any Incentive Stock Option which would result in such Participant receiving a grant of Incentive Stock Options that would have an aggregate Fair Market Value in excess of one hundred thousand dollars ($100,000), determined as of the time of grant, that would be exercisable for the first time by such Participant during any calendar year. No Incentive Stock Option may be granted under the Plan after the tenth anniversary of the Effective Date. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, as amended from time to time.

8.	Terms and Conditions of Restricted Stock and Restricted Stock Units

(a) Restricted Stock.  The Committee, in its discretion, may grant or sell Restricted Stock to Eligible Individuals. An Award of Restricted Stock shall consist of one or more Shares granted or sold to an Eligible Individual, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document. Restricted Stock may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which it may be canceled.

(b) Restricted Stock Units.  The Committee, in its discretion, may grant Restricted Stock Units to Eligible Individuals. A Restricted Stock Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and the applicable Award Document, one or more Shares. Restricted Stock Units may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be canceled. If and when the cancellation provisions lapse, the Restricted Stock Units shall become Shares owned by the applicable Participant or, at the sole discretion of the Committee, cash, or a combination of cash and Shares, with a value equal to the Fair Market Value of the Shares at the time of payment.

9.	Stock Appreciation Rights

The Committee, in its discretion, may grant Stock Appreciation Rights to Eligible Individuals. Each Stock Appreciation Right shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document. A Stock Appreciation Right shall entitle a Participant to receive, upon satisfaction of the conditions to payment specified in the applicable Award Document, an amount equal to the excess, if any, of the Fair Market Value of a Share on the exercise date of the number of Shares for which the Stock Appreciation Right is exercised over the per Share grant price for such Stock Appreciation Right specified in the applicable Award Document. Payments to a Participant upon exercise of a Stock Appreciation Right may be made in cash or Shares.

10.	Terms and Conditions of Performance Stock, Performance Stock Units and Cash Performance Units

(a) Performance Stock or Performance Stock Units.  The Committee may grant Performance Stock or Performance Stock Units to Eligible Individuals. An Award of Performance Stock or Performance Stock Units shall consist of, or represent a right to receive, a Target Amount of Shares granted to an Eligible Individual based on the achievement of Performance Targets over the applicable Performance Period, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document.

(b) Cash Performance Units.  The Committee, in its discretion, may grant Cash Performance Units to Eligible Individuals. A Performance Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document, a Target Amount of cash based upon the achievement of Performance Targets over the applicable Performance Period.

11.	Other Awards

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of Shares, for the acquisition or future acquisition of Shares, or any combination thereof.

12.	Certain Restrictions

(a) Transfers.  No Award shall be transferable other than pursuant to a beneficiary designation approved by the Company, by last will and testament or by the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order, as the case may be; provided, however, that the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, permit the transfer of an Award, other than an Incentive Stock Option, for no consideration to a Permitted Transferee. Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

(b) Award Exercisable Only by Participant.  During the lifetime of a Participant, an Award shall be exercisable only by the Participant or by a Permitted Transferee to whom such Award has been transferred in accordance with Section 12(a) above. The grant of an Award shall impose no obligation on a Participant to exercise or settle the Award.

13.	Recapitalization or Reorganization

(a) Authority of the Company and Stockholders.  The existence of the Plan, the Award Documents and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Change in Capitalization.  Notwithstanding any provision of the Plan or any Award Document, the number and kind of Shares authorized for issuance under Section 5 of the Plan, including the maximum number of Shares available under the special limits provided for in Section 5(c), shall be equitably adjusted in the manner deemed necessary by the Committee in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below Fair Market Value, or any other corporate event or distribution of stock or property of the Company affecting the Shares in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number and kind of Shares subject to any outstanding Award and the exercise price per Share (or the grant price per Share, as the case may be), if any, under any outstanding Award shall be equitably adjusted in the manner deemed necessary by the Committee (including by payment of cash to a Participant) in order to preserve the benefits or potential benefits intended to be made available to Participants. Such adjustments shall be made by the Committee. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject.

14.	Term of the Plan

Unless earlier terminated pursuant to Section 15, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date, except with respect to Awards then outstanding. No Awards may be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

15.	Amendment and Termination

Subject to applicable laws, rules and regulations, the Board may at any time terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no termination, amendment, modification or suspension (i) will be effective without the approval of the stockholders of the Company if such approval is required under applicable laws, rules and regulations, including the rules of NYSE, and (ii) shall materially and adversely alter or impair the rights of a Participant in any Award previously made under the Plan without the consent of the holder thereof. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable (a) to comply with, or take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (b) to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 13(b), or (c) to take into account significant acquisitions or dispositions of assets or other property by the Company.

16.	Miscellaneous

(a) Tax Withholding.  The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of an Award payable in Shares, the Company or a Subsidiary, as appropriate, may permit or require a Participant to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares that would otherwise be received by such individual or to repurchase shares that were issued to the Participant to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time. The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such payments.

(b) No Right to Awards or Employment.  No person shall have any claim or right to receive Awards under the Plan. Neither the Plan, the grant of Awards under the Plan nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any Eligible Individual any right to be retained in the employ of the Company or any Affiliate thereof, or to interfere with or to limit in any way the right of the Company or other Affiliate thereof to terminate the employment of such Eligible Individual at any time. No Award shall constitute salary, recurrent compensation or contractual compensation for the year of grant, any later year or any other period of time. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company and its Affiliates, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

(c) Securities Law Restrictions.  An Award may not be exercised or settled, and no Shares may be issued in connection with an Award, unless the issuance of such shares (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws is available) and (iii) complies with all applicable foreign securities laws. The Committee may require each Participant purchasing or acquiring Shares pursuant to an Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the Shares for investment purposes and not with a view to the distribution thereof. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d) Section 162(m) of the Code.  The Plan is intended to comply in all respects with Section 162(m) of the Code; provided, however, that in the event the Committee determines that compliance with Section 162(m) of the Code is not desired with respect to a particular Award, compliance with Section 162(m) of the Code will not be required. In addition, if any provision of this Plan would cause Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to fail to so qualify, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.

(e) Section 16 of the Exchange Act.  Notwithstanding anything contained in the Plan or any Award Document under the Plan to the contrary, if the consummation of any transaction under the Plan, or the taking of any action by the Committee in connection with a change in control of the Company, would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its discretion, but shall not be obligated, to defer such transaction or the effectiveness of such action to the extent necessary to avoid such liability, but in no event for a period longer than 180 days.

(f) Section 409A of the Code.  Notwithstanding any contrary provision in the Plan or an Award Document, if any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision of the Plan or Award Document may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code.

(g) Awards to Individuals Subject to Laws of a Jurisdiction Outside of the United States.  To the extent that Awards under the Plan are awarded to Eligible Individuals who are domiciled or resident outside of the United States or to persons who are domiciled or resident in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the Awards granted hereunder to such person (i) to comply with the laws, rules and regulations of such jurisdiction and (ii) to permit the grant of the Award not to be a taxable event to the Participant. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Eligible Individuals who are subject to the laws of jurisdictions outside of the United States.

(h) No Limitation on Corporate Actions.  Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not such action would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(i) Unfunded Plan.  The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the issuance of Shares, cash or other form of payment in connection with an Award, nothing contained herein shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company.

(j) Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(k) Award Document.  In the event of any conflict or inconsistency between the Plan and any Award Document, the Plan shall govern and the Award Document shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(l) Headings.  The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(m) Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(n) Governing Law.  Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York.

APPENDIX B

PROPOSED AMENDMENT AND RESTATEMENT TO

CORNING INCORPORATED’S

RESTATED CERTIFICATE OF INCORPORATION

Below are sections that currently appear in the Restated Certificate of Incorporation, which are proposed to be amended:

Art. 5 Current Version

(f) The affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of all the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend, alter or repeal, or adopt any provision or provisions inconsistent with, any provision of this paragraph 5 including this paragraph (f); provided, however, that this paragraph (f) shall not apply to, and such eighty percent (80%) vote shall not be required for, any amendment, alteration, repeal, or adoption of any inconsistent provision or provisions, declared advisable by the Board of Directors by the affirmative vote of two-thirds of the entire Board of Directors.

Art. 6 Current Version

(a) Certain Definitions.

For the purposes of this paragraph 6:

(i) “Business Combination” shall mean:

(A) any merger or consolidation of the Corporation or any Subsidiary with (1) an Interested Stockholder or (2) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or

(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $20,000,000 or more; or

(C) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $20,000,000 or more; or

(D) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

(E) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (1) any class of equity securities of the Corporation or any Subsidiary or (2) any class of securities of the Corporation or any Subsidiary convertible into equity securities of the Corporation or any Subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates; or

(F) any agreement, contract or other arrangement providing for any one or more of the actions specified in clauses (A) through (E) of this paragraph 6(a)(i).

(ii) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on January 1, 1985.

(iii) “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on January 1, 1985.

(iv) “Continuing Director” shall mean (A) any member of the Board of Directors of the Corporation who (1) is neither the Interested Stockholder involved in the Business Combination as to which a vote of Continuing Directors is provided hereunder, nor an Affiliate, Associate, employee, agent or nominee of such Interested Stockholder, or the relative of any of the foregoing, and (2) was a member of the Board of Directors of the Corporation prior to the time that such Interested Stockholder became an Interested Stockholder, (B) any successor of a Continuing Director described in clause (A) who is recommended or elected to succeed a Continuing Director by the affirmative vote of a majority of Continuing Directors then on the Board of Directors of the Corporation, and (C) any person who is elected to the Board of Directors of the Corporation at the 1985 Annual Meeting of Stockholders and any successor thereto who is recommended or elected by the affirmative vote of a majority of the Continuing Directors then on the Board of Directors of the Corporation.

(v) “Fair Market Value” shall mean: (A) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for the New York Stock Exchange–Listed Stocks, or, if such stock is not reported on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any similar inter-dealer quotation system then in use, or if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (B) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

(vi) “Interested Stockholder” shall mean any Person (other than the Corporation or any Subsidiary) who or which:

(A) is, or was at any time within the two-year period immediately prior to the date in question, the Beneficial Owner of 10% or more of the voting power of the then outstanding Voting Stock of the Corporation; or

(B) is an assignee of, or has otherwise succeeded to, any shares of Voting Stock of the Corporation of which an Interested Stockholder was the Beneficial Owner at any time within the two-year period immediately prior to the date in question, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act of 1933, as amended.

For the purpose of determining whether a Person is an Interested Stockholder, the outstanding Voting Stock of the Corporation shall include unissued shares of Voting Stock of the Corporation of which the Interested Stockholder is the Beneficial Owner but shall not include any other shares of Voting Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Interested Stockholder.

(vii) A “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under Section 14(d) (2) of the Exchange Act.

(viii) “Subsidiary” shall mean any corporation of which the Corporation owns, directly or indirectly, (i) a majority of the outstanding shares of equity securities of such corporation, or (ii) shares having a majority of the voting power represented by all of the outstanding shares of Voting Stock of such corporation. For the purpose of determining whether a corporation is a Subsidiary, the outstanding Voting Stock and shares of equity securities thereof shall include unissued shares of which the Corporation is the Beneficial Owner but, except for the purposes of paragraph 6(a)(vi), shall not include any other shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Corporation.

(ix) “Voting Stock” shall mean outstanding shares of capital stock of the relevant corporation entitled to vote generally in the election of directors.

(b) Higher Vote for Business Combinations.

In addition to any affirmative vote required by law or by this Certificate of Incorporation, and except as otherwise expressly provided in paragraph 6(c), any Business Combination shall require the affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of the then outstanding shares of Voting Stock of the Corporation, voting together as a single class, it being understood that, for purposes of this paragraph 6, each share of the Voting Stock of the Corporation shall have the number of votes granted to it pursuant to paragraph 4 of this Certificate of Incorporation. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

(c) When Higher Vote is Not Required.

The provisions paragraph 6(b) shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, of the stockholders as is required by law and any other provision of this Certificate of Incorporation, if the conditions specified in either of the following paragraphs (i) and (ii) are met:

(i) Approval by Continuing Directors. The Business Combination shall have been approved by the affirmative vote of a majority of the Continuing Directors, even if the Continuing Directors do not constitute a quorum of the entire Board of Directors.

(ii) Form of Consideration, Price and Procedure Requirements. All of the following conditions shall have been met:

(A) With respect to each share of each class of Voting Stock of the Corporation (including Common Stock), the holder thereof shall be entitled to receive on or before the date of the consummation of the Business Combination (the “Consummation Date”), consideration, in the form specified in paragraph 6(c)(ii) hereof, with an aggregate Fair Market Value as of the Consummation Date at least equal to the highest of the following:

(1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder to which the Business Combination relates, or by any Affiliate or Associate of such Interested Stockholder, for any shares of such class of Voting Stock acquired by it (a) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (b) in the transaction in which it became an Interested Stockholder, whichever is higher;

(2) the Fair Market Value per share of such class of Voting Stock of the Corporation on the Announcement Date; and

(3) the highest preferential amount per share, if any, to which the holders of shares of such class of Voting Stock of the Corporation are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.

(B) The consideration to be received by holders of a particular class of outstanding Voting Stock of the Corporation (including Common Stock) as described in paragraph 6(c)(ii) hereof shall be in cash or if the consideration previously paid by or on behalf of the Interested Stockholder in connection with its acquisition of beneficial ownership of shares of such class of Voting Stock consisted in whole or in part of consideration other than cash, then in the same form as such consideration. If such payment for shares of any class of Voting Stock of the Corporation has been made with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the beneficial ownership of the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder.

(C) After such Interested Stockholder has become an Interested Stockholder and prior to the Consummation Date of such Business Combination: (1) except as approved by the affirmative vote of a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding preferred stock of the Corporation, if any; (2) there shall have been (a) no reduction in the annual rate of dividends paid on the Common Stock of the Corporation (except as necessary to reflect any subdivision of the Common Stock ) except as approved by the affirmative vote of a majority of the Continuing Directors, and (b) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by the affirmative vote of a majority of the Continuing Directors; and (3) such Interested Stockholder shall not have become the Beneficial Owner of any additional shares of Voting Stock of the Corporation except as part of the transaction which results in such an Interested Stockholder becoming an Interested Stockholder.

(D) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation.

(E) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act and the General Rules and Regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to the stockholders of the Corporation at least 45 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions thereof).

(d) Powers of Continuing Directors.

A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this paragraph 6, including, without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock of the Corporation beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the requirements of paragraph 6(c)(ii) have been met with respect to any Business Combination, and (v) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $20,000,000 or more; and the good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this paragraph 6.

(e) No Effect on Fiduciary Obligations.

(i) Nothing contained in this paragraph 6 shall be construed to relieve the members of the Board of Directors or an Interested Stockholder from any fiduciary obligation imposed by law.

(ii) The fact that any Business Combination complies with the provisions of paragraph 6(c) shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

(f) Amendment or Repeal.

The affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of all the outstanding Voting Stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision or provisions inconsistent with, any provision of this paragraph 6; provided, however, that this paragraph 6(f) shall not apply to, and such eighty percent (80%) vote shall not be required for, any amendment, alteration, repeal or adoption of any inconsistent provision or provisions, declared advisable by the Board of Directors by the affirmative vote of two-thirds of the entire Board of Directors and a majority of the Continuing Directors.

Art. 7 Current Version

A director of the Corporation shall not be liable to the Corporation or its stockholders for damages for any breach of duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Business Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of this paragraph 7 by the stockholders of the Corporation shall not affect adversely any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Art. 8 Current Version

The office of the Corporation shall be located in the City of Corning, Steuben County, New York. The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served, and the address within the State to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is One Riverfront Plaza, Corning, New York, 14831, Attention of the Secretary.

Below are the proposed amended sections, as they would appear in the Restated Certificate of Incorporation if the proposed Amendment is approved by shareholders:

Art. 5 Proposed Version

(f) Current subsection 5(f) is deleted in its entirety.

Current Article 6 is deleted in its entirety, and replaced by the following renumbered Articles.

Art. 6 Proposed Version

A director of the Corporation shall not be liable to the Corporation or its stockholders for damages for any breach of duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Business Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of this paragraph 6 by the shareholders of the Corporation shall not affect adversely any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Art. 7 Proposed Version

The office of the Corporation shall be located in the City of Corning, Steuben County, New York. The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served, and the address within the State to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon him is One Riverfront Plaza, Corning, New York, 14831, Attention of the Secretary.

APPENDIX C

Corning Incorporated

Audit Committee of the Board of Directors

Audit Committee Charter

Purpose and Role

The Audit Committee is a committee of Corning’s Board of Directors. Its primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal control over financial reporting which management and the Board of Directors have established, and the audit process, as well as integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the internal auditor and the independent auditors. In addition, the Audit Committee provides an open avenue of communication between the internal auditors, the independent auditors, financial and senior management, and the Board of Directors. Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

The Audit Committee recognizes that it is the duty of management and the independent auditor to plan and conduct audits and to determine that Corning’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. The Audit Committee further recognizes that the conduct of investigations, the resolutions of disagreements, if any, with the independent auditor and compliance with laws, regulations and Corning’s Code of Conduct are a management function.

Composition

The membership of the Audit Committee shall consist of at least three or more directors as determined by the Board of Directors, of whom in the judgment of the Board of Directors shall meet the independence and financial literacy requirements of the New York Stock Exchange, and be free from any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a member of the Audit Committee. At least one member of the Audit Committee shall in the judgment of the Board of Directors be an “audit committee financial expert” under rules and regulations of the Securities and Exchange Commission and one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board of Directors have accounting or related financial management expertise in accordance with New York Stock Exchange Listing Standards. Further, no member of the Audit Committee shall be an active or retired employee of Corning. Members of the Audit Committee shall serve at the pleasure of the Board of Directors. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The Audit Committee is appointed by the full Board of Directors at its annual organizational meeting.

Meetings

The Audit Committee shall meet in person at least four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary. In addition, management and the Audit Committee will meet telephonically to discuss and review the quarterly and annual financial statements and company disclosures in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to the filing of a report on Form 10-Q or Form 10-K. The Audit Committee shall periodically meet separately, in executive session, with management, the internal auditor and the independent auditor. The Audit Committee shall report regularly to the Board of Directors with respect to its activities and make recommendations as appropriate.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee shall:

Financial Reporting

1.	Perform a timely review of quarterly and annual financial statements and other financial information provided to shareholders.

2.

Confirm that management and the independent auditor perform a timely analysis of significant reporting issues and judgments made and report key issues to the Committee, including discussion of major issues regarding accounting principles and financial statement presentation.

3.

Inquire of management, the internal audit partner, and independent auditor about significant risks or exposures, assess the steps management has taken to minimize such risk to the company, and evaluate the need for disclosure thereof.

4.

Review and discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements of the company, including: (a) company disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (b) any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or Form 10-Q, and (c) items required by Statement of Auditing Standards 61, Statement of Auditing Standards 100 and Public Company Accounting Oversight Board Auditing Standard 2 in effect at that time for annual and quarterly statements.

5.	Review and discuss generally with management Corning’s quarterly earnings press releases, earnings guidance and other financial information provided to investors, analysts and rating agencies.

6.

Review with the independent auditor, the internal auditor and management: (a) the adequacy and effectiveness of the systems of internal control over financial reporting (including any significant deficiencies and material weaknesses as well as significant changes in internal control over financial reporting reported to the Audit Committee by the independent auditor or management), accounting practices, and disclosure controls and procedures; and (b) current accounting trends and developments, and take such related action as appropriate.

7.

Discuss with management and the independent auditor their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial reporting practices used or proposed to be used, as well as the effect of regulatory and accounting initiatives and off-balance sheet structures.

8.	Issue a letter for inclusion in Corning’s Annual Proxy Statement that includes disclosures as required by SEC regulations.

9.	Recommend to the Board of Directors whether the financial statements should be included in the Annual Report on Form 10-K.

Internal Control Over Financial Reporting

10.

Review with the independent auditor and the internal audit partner the adequacy of the company’s internal control over financial reporting (including information systems and security); and related significant findings and recommendations of the independent auditor and internal audit, together with management’s responses.

11.

Review and discuss disclosures made by management about any significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in Corning’s internal control over financial reporting.

12.

Review and discuss management’s plans to perform annual and quarterly assessments of the effectiveness of internal control over financial reporting to support the management report on internal control over financial reporting as required by SEC regulation.

13.

Review, at least annually, the scope and results of the internal audit program, including then current and future programs of the internal auditor, procedures for implementing accepted recommendations made by the independent auditor, and any significant matters contained in reports from the internal auditor.

Audit Process

Appointment of auditors

14.

On an annual basis, appoint or re-appoint the independent auditor and review and approve the discharge of the independent auditor. Instruct the independent auditor (a) that they are ultimately accountable to the Audit Committee; (b) that the Audit Committee has the authority and responsibility to appoint, retain, evaluate and replace the independent auditor; and (c) that the Audit Committee, as the shareholders’ independent representative, is the independent auditor’s client.

15.	Approve management’s recommendation of the internal auditors to be nominated. Review and approve the discharge of the internal auditors.

16.	Review and concur in the appointment or replacement of the management individual charged with the role of overseeing internal audit processes.

Performance, independence and qualification of auditors

17.	Annually, review and assess the following concerning the competence of the independent auditor and engagement team:

•	Resumes of key engagement audit personnel.

•	The quality control procedures of the firm serving as independent auditor.

•	The results of the most recent Public Company Accounting Oversight Board quality control review or other assessments of the firm serving as independent auditor.

18.

Receive and review: (a) report by the independent auditor describing the independent auditor’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (b) other required reports from the independent auditor.

19.

Discuss with the auditors and management the independence of the internal auditor and the independent auditor, including a review of services and related fees provided by the independent auditor and the internal auditors. Review disclosures from the independent auditor required by Public Company Accounting Oversight Board Rule 3526.

20.

Ensure the rotation of the lead audit partner having primary responsibility for the external audit and the audit partner responsible for reviewing the audit and other partners on the account as required by SEC regulations.

21.

Approve management’s policies for Corning’s hiring of employees or former employees of the independent auditor who participate in any capacity in the audit of Corning. On an annual basis, management should provide the Audit Committee Chair with information on compliance with that policy.

22.	Review with management and the internal audit partner, annually, the internal audit department’s charter, staffing and significant objectives.

Compensation of the independent auditor

23.

The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

24.

The Audit Committee shall preapprove all auditing services and all permitted non-audit services (including fees and terms thereof) to be performed for Corning by its independent auditor. The Audit Committee may delegate authority to its chairman to grant preapprovals of permitted non-audit services, provided that decisions of such individual be presented to the full Audit Committee at its next scheduled meeting.

Review of audit plans and results

25.

Review with the internal audit partner and the independent auditor the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

Review of audit results

26.	Review and discuss with management, the internal audit partner and the independent auditor at the completion of the annual audit the following:

a)	Annual report of the company, including the consolidated financial statements and related footnotes.

b)	Results of the audit of the consolidated financial statements and the related report thereon.

c)	Consider whether any changes to the internal controls or disclosure controls processes and procedures are appropriate in light of management’s assessment or the independent auditor’s report.

d)	Significant changes in the audit plan and any serious disputes or difficulties with management encountered during the audit.

e)	Other communications as required by generally accepted auditing standards.

Other Items

27.

Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and the results of the annual review of these areas conducted by internal audit.

28.	Review legal and regulatory matters that may have a material impact on the financial statements and related corporate compliance policies, and programs and reports from regulators.

29.

Review the status of compliance with laws, regulations and internal procedures; the scope and status of systems designed to promote company compliance with laws, regulations and internal procedures, through receiving reports from management, legal counsel and third parties as determined by the Audit Committee.

30.

Discuss company policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to Corning, as well as major legislative and regulatory developments which could materially impact Corning’s contingent liabilities and risks.

31.

Establish procedures for the confidential and anonymous receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters, as well as the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

32.

Investigate and respond to any instances or allegations of inappropriate behavior by management concerning questions of compliance with securities laws or inquiries as may be reported by legal counsel. The Chief Compliance Officer has authority to communicate directly with the Chairperson of the Audit Committee regarding any allegation that a high level executive is, or was, involved in criminal conduct.

33.

Review, approve or ratify transactions between the company and related persons that are required to be disclosed under Item 404 of SEC Regulation S-K, using the definitions of “transactions” and “related person” in Item 404.

General

34.

At least semi-annually, meet with the internal audit partner, the independent auditor, and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

35.

Report Audit Committee actions to the Board of Directors with such recommendations, as the Audit Committee may deem appropriate. At the Chairman’s option, the independent auditor should be made available to meet with the Board of Directors annually or when otherwise appropriate.

36.	Conduct an annual performance evaluation of the Audit Committee and evaluate the adequacy of the Audit Committee’s charter annually.

37.

The Audit Committee shall have the power to authorize investigations into any matters within the Audit Committee’s scope of responsibilities and hire outside resources and professionals in conjunction therewith.

38.	The Audit Committee will perform such others functions as assigned by law, the corporation’s bylaws, or the Board of Directors.

39.	Obtain advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill the responsibilities of the Audit Committee.

Report

40.	The Audit Committee shall prepare the disclosure required by Item 407(d)(3)(i) of Regulation S-K.

APPENDIX D

Corning Incorporated

Compensation Committee of the Board of Directors

Committee Charter

Purpose

The Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of the Company’s CEO, other elected officers and directors; and to prepare the disclosure required by Item 407(e)(5) of Regulation S-K. The Committee has overall responsibility for approving and evaluating the director, elected officer and other key executive compensation, benefit and perquisite plans, policies and programs of the Company. Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Committee Membership

The Compensation Committee shall consist of no fewer than three directors, all of whom in the judgment of the Board of Directors shall be independent. A person may serve on the Compensation Committee only if the Board of Directors determines he or she is a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934; satisfies the requirements of “outside director” under Section 162(m) of the Internal Revenue Code; and meets the independence requirements in the New York Stock Exchange listing standards. One member of the Compensation Committee will serve as the Chairperson of the Compensation Committee.

The members of the Compensation Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Compensation Committee members may be replaced by the Board.

Committee Authority and Responsibilities

1.

The Compensation Committee shall annually review and approve corporate goals and objectives relevant to CEO and other officer compensation, evaluate the CEO’s performance in light of those goals and objectives, and as a Committee or together with the independent members of the Board, determine and approve the CEO’s compensation levels based on this evaluation. In determining the base salary, annual incentive and long-term incentive components of CEO compensation, the Compensation Committee will consider multiple factors including the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.

2.

The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or senior executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors as deemed appropriate or necessary by the Committee.

3.

The Compensation Committee shall annually review and make recommendations to the Board with respect to the compensation of all directors, elected officers and other key non-CEO executives, including annual or multi-year incentive-compensation plans and equity-based incentive plans. The Compensation Committee does not, and shall not, cause or permit employee stock option grants to be backdated.

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4.	The Compensation Committee shall annually review and approve, for the CEO and the other elected officers and key executives of the Company:
(a)	the annual base salary level;
(b)	the annual incentive opportunity level;
(c)	the long-term incentive opportunity level;
(d)	employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate; and,
(e)	any special, supplemental or nonqualified benefits or other perquisites relating to the CEO and other officers and key executives of the Company.

5.

The Compensation Committee may form and delegate authority to subcommittees when appropriate. Members of a subcommittee may include directors of the Company, employees of the Company, consultants or any other parties as determined by the Compensation Committee in its sole discretion.

6.

The Compensation Committee shall make regular reports to the Board. The Compensation Committee shall meet at each regularly scheduled meeting of the Board (currently established at six meetings per year). Additional special meetings of the Compensation Committee will be convened at such other times as it deems necessary to fulfill its responsibilities.

7.	The Compensation Committee shall review and reassess the adequacy of this Charter annually, and conduct an annual performance evaluation of the Committee.

8.

The Compensation Committee shall review and discuss with management the Compensation Discussion and Analysis (“CD&A”). Based on such review and discussion, the Compensation Committee shall determine whether to recommend to the Board that the CD&A be included in the company’s annual report or proxy statement.

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APPENDIX E

Corning Incorporated

Corporate Relations Committee Of The Board of Directors

Committee Charter

Purpose and Scope of the Committee’s work:

The function of the Corporate Relations Committee is to assist the Board of Directors in fulfilling its oversight responsibility by reviewing the corporation’s strategies and policies in the areas of public relations and reputation, employment policy and employee relations, public policy, and community responsibility. The Committee focuses its work in the following general areas:

•	The corporation’s public relations and reputation.
–	Areas include corporate identity, investor relations, media relations, and product liability.

•	The corporation’s responsibilities as an employer and its relationship with employees.
–	Areas include safety and health policies; code of conduct; values; human resource and industrial relations strategies; and internal communications strategies.

•	The corporation’s relationship and role with governmental agencies and public policy.
–	Areas include relationships with significant governmental agencies in the countries in which the corporation operates.

•	The corporation’s responsibilities as a community member.
–	Areas include environmental policies, charitable contribution strategies, and significant projects undertaken to improve communities within which the company has significant operations and employment.

Meeting Schedule: Generally meets in February, April, July, October and December.

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APPENDIX F

Corning Incorporated

Finance Committee of the Board of Directors

Committee Charter

Purpose of the Committee

The Board of Directors has established a Finance Committee to assist the Board of Directors in fulfilling its responsibilities across the principal areas of corporate finance for the company and its subsidiaries. As appropriate in its judgment from time to time, the Finance Committee will assist the Board by reviewing such matters as capital structure including equity and debt financing and repurchase activities, capital expenditures, cash management, banking activities and relationships, investments and dispositions, risk management, insurance.

Committee Membership

The membership shall consist of at least three independent directors as determined by the Board. At least one member shall have financial management expertise such as banking or investment management. Members of the Finance Committee shall serve at the pleasure of the Board of Directors.

Committee members are appointed by the Board of Directors at its annual organizational meeting or as the Board shall determine to fill vacancies on the Finance Committee or to adjust its membership as needs may arise from time to time. The chair is designated by the Nominating and Governance Committee.

Committee Operations

The Finance Committee shall normally meet five times each year and generally in conjunction with the regularly scheduled meetings of the Board of Directors, or more frequently as circumstances require as the Chair of the Finance Committee or Chairman of the Board may direct. The Finance committee shall maintain written minutes of its meetings. At each regularly scheduled meeting of the Board of Directors, the Chair of the Finance Committee shall provide the Board of Directors with a report of the Committee’s activities and proceedings. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.

For the transaction of business at any meeting of the Committee, a majority of the members shall constitute a quorum.

The Committee shall annually review its charter and conduct a self assessment of its performance.

Responsibilities and Duties

To assist the Board of Directors, the Finance Committee shall be responsible for reviewing with company management the strategies, operating plans, company policies and actions related to the significant corporate finance matters of the company. Within the authorized levels delegated to it by the Board, the Finance Committee may approve certain actions within these areas of corporate finance. The matters within its review scope shall include:

1. Capital structure including discussion of the appropriateness, not just the acceptability, of all material transactions prior to execution. The committee shall review and recommend for approval by the Board:

•	the Company’s long-term capital structure guidelines;
•	the dividend policy and declaration of dividends or other forms of distributions of the Company’s stock, such as splits in the form of a stock dividend;

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•	the repurchase of the Company’s stock; and
•	the Company’s short and long term financing transactions.

2. Capital expenditure plans and specific capital projects.

3. Mergers, acquisitions, divestitures and investments in third parties.

4. The company’s cash management plans and activities.

5. Strategies for managing certain exposures to financial, economic or hazard risks including:

•	Hedging strategies related to foreign currency, interest rate, and commodity exposures;
•	Insurance programs, including coverage for property, casualty, fiduciary, political risk, and directors and officers; and
•	Review of the corporation’s enterprise risk management process and top corporate risks as prepared annually by the Risk Council.

6. Funding strategies and actions for the company’s pension and other post-employment benefits programs

7. The company’s tax situation and strategy.

8. The quarterly and annual financial statements, the company’s financial plans and other financial information that management uses in its internal decision analysis activities.

9. The company’s credit ratings and ratings objectives.

Other Activities

10. Policies and procedures with respect to Debt Management, Financial Risk Management, and Insurance.

11. Legal and regulatory matters that may have a material impact on the financial statements as they pertain to financing or risk management activities of the company.

General

The Committee may engage outside independent advisors in order to obtain advice and assistance, as it may consider necessary or advisable.

Approval Authority

The Finance Committee is required to approve certain levels of capital expenditures, acquisitions, investments and dispositions. The Board periodically authorizes the level of approval authority delegated to the Committee.

The Committee will review items that exceed their approval limits and make recommendations to the full Board.

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APPENDIX G

Corning Incorporated

Nominating and Corporate Governance of the Board of Directors

Committee Charter

Purpose

The Nominating and Corporate Governance Committee shall: (1) identify and recommend qualified individuals to the Board for nomination as members of the Board, consistent with criteria approved by the Board; (2) develop and recommend to the Board a set of Corporate Governance Guidelines; (3) lead the Board in its annual review of the Board’s performance and oversee the evaluation of management; (4) to recommend to the Board director nominees for the next annual meeting of shareholders; (5) recommend to the Board director nominees for each of its standing committees; (6) evaluate and recommend corporate governance changes and modifications as appropriate and (7) undertake such other duties as may be delegated to it from time to time. The Committee shall report to the Board on a regular basis and not less often than twice a year.

Committee Membership

The Committee shall consist of three or more directors, all of whom, in the judgment of the Board, shall be “independent” under the New York Stock Exchange listing standards.

The members shall be appointed by the Board. They shall serve at the pleasure of the Board and for such term as the Board may determine.

Committee Structure and Operations

The Board shall designate one member of the Committee to serve as chairperson of the Committee. The Committee shall meet in person or telephonically at least twice a year at a time and place determined by the Committee chairperson, with further meetings to occur when deemed necessary or desirable by the Committee or its chairperson.

Committees Duties and Responsibilities

To fulfill its responsibilities and duties the Committee shall:

1.	Make recommendations to the Board from time to time as to changes that the Committee believes to be desirable with regard to the appropriate size, functions and needs of the Board.

2.	Establish the criteria for membership; such criteria should cover, among other things, diversity, experience, skill set and the ability to act on behalf of shareholders.

3.

Identify individuals believed to be qualified to become Board members, and to recommend to the Board the nominees to stand for election as directors at the annual meeting of stockholders. In the case of a vacancy in the office of director, the Committee shall recommend to the Board an individual to fill such vacancy either through appointment by the Board or through election by stockholders. In nominating candidates, the Committee shall take into consideration such factors as it deems appropriate, including judgment, experience, skills and personal character of the candidate, as well as its assessment of the needs of the Board and the Committee.

4.	Conduct appropriate inquiries into the backgrounds and qualifications of possible candidates.

5.	Review candidates recommended by shareholders.

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6.	Recommend to the Board the membership of any committee of the Board and to identify and recommend Board members qualified to fill vacancies on any committee of the Board.

7.	Recommend director nominees for approval by the Board and its shareholders.

8.	Assist the Board in assessing whether individual members of the Board are independent within the New York Stock Exchange listing standards.

9.	Establish director retirement policies.

10.	Review the outside activities of, and to consider questions of possible conflicts of interest of, Board members and senior executives.

11.

Review and approve transactions between the company and related persons that are to be disclosed under Item 404 of SEC Regulation S-K, using the definitions of “transactions” and “related person” in Item 404.

12.

Oversee and assist the Board with an annual assessment of the Board’s performance through such process as the Committee shall determine advisable including, if appropriate, the solicitation of comments from each member of the Board. The annual assessment shall be discussed with the full Board following the end of each fiscal year.

13.

Develop and recommend to the Board a set of corporate governance principles for the company, to review those principles at least annually, and to recommend any proposed changes to the Board as the Committee deems advisable.

14.	Review and evaluate governance trends, rules and best practices to determine impact and potential changes for consideration.

15.	Review and reassess the adequacy of this Charter annually, and conduct an annual performance evaluation of the Committee.

16.	Review and recommend to the Board responses to shareholder proposals for inclusion in the Company’s proxy statement.

17.

Review and recommend to the Board whether to accept or reject the resignation tendered by a director in compliance with the Company’s majority voting policy upon the director’s failure to receive the affirmative vote of a majority of votes cast in any uncontested election.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to obtain advice and assistance from internal or outside legal, accounting or other advisors. The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms.

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APPENDIX H

Corning Incorporated

Corporate Governance Guidelines

The Board of Directors of Corning Incorporated, acting on the recommendation of its Nominating and Corporate Governance Committee, has adopted these guidelines to promote the effective functioning of the Board and its committees.

Role of the Board

The business and affairs of Corning Incorporated are managed by or under the direction of its Board of Directors in accordance with New York law. The directors’ fiduciary duty is to exercise their business judgment in the best interests of Corning Incorporated’s shareholders.

Board Structure and Composition

Board Size.  The size of the Board will provide for sufficient diversity among non-employee directors while also facilitating substantive discussions in which each director can participate meaningfully. The Board size, currently 15 members, will be set by the Board on recommendation of the Nominating and Corporate Governance Committee, and within the limits prescribed by Corning Incorporated’s by-laws.

Independent Directors.  A substantial majority of the Board will consist of directors whom the Board has determined to be independent. In general, an independent director must have no material relationship with Corning Incorporated, directly or indirectly. For this purpose, Corning Incorporated will ensure that it complies with the independence requirements of SEC and the NYSE Listing Standards, as well as director qualification standards recommended by the Nominating and Corporate Governance Committee.

“Immediate family member” includes a person’s spouse, parents, children, siblings, in-laws, and any one (other than employees) who shares such person’s home. Materiality for this purpose will be evaluated both from the standpoint of Corning Incorporated and from the standpoint of the director or the persons or entities with which the director is affiliated.

Notwithstanding the fact that an individual may not satisfy one or more of the above criteria, the Board may nevertheless determine that the director has no material relationship with the corporation that would interfere with independence and should be considered independent. In that case, the reasons for any such determination will be specifically set forth in the proxy statement for any meeting at which that director is standing for election.

Chairman and CEO.  The Board believes it is appropriate for Corning Incorporated’s Chief Executive Officer (CEO) also to serve as Chairman of the Board. However, the Board retains the authority to separate those functions if it deems such action appropriate in the future.

Lead Director.  The Board will designate and publicly disclose a non-employee director who will lead the non-employee directors’ executive sessions.

Term Limits.  The Board believes that experience as a Corning Incorporated director is a valuable asset, especially in light of the size and global scope of the corporation’s operations. Therefore, directors are not subject to term limits except as a result of reaching the Board’s mandatory retirement age.

Mandatory Retirement.  As of the annual meeting of shareholders in the year a non-employee director reaches age 74, such director will resign.

Other Directorships.  Recognizing the substantial time commitment required of directors: (a) an employee director of Corning will serve on the board of no more than two other public companies, (b) a non-employee director will serve on the board of no more than five other public companies, and (c) unless otherwise approved by the Nominating and Corporate Governance Committee, the chief executive officer who is a Corning director will serve on the board of only one other public company. Each director will serve on the boards of other public and private companies and not-for-profit entities only to the extent that, in the judgment of the Nominating and Corporate Governance Committee, such services do not detract from the director’s ability to devote the necessary time and attention to Corning Incorporated. The Nominating and Corporate Governance Committee will periodically review all directors’ service on the boards of other public companies.

Change in Status.  To avoid any potential for a conflict of interest or potential conflict of interest, directors will not accept a seat on any additional public company board or any governmental position without first reviewing the matter with the Nominating and Corporate Governance Committee. In addition, a non-employee director will tender his or her resignation for consideration by the Nominating and Corporate Governance Committee in the event of retirement or other substantial change in the nature of the director’s employment or other significant responsibilities. If the Nominating and Corporate Governance Committee determines that the resignation should be accepted, the Committee will refer that recommendation to the Board.

Director Selection; Qualifications; Education

Director Candidates.  The Board, acting on the recommendation of the Nominating and Corporate Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the Board, between annual meetings.

Qualifications.  Candidates are selected for their character, judgment, diversity of experience, acumen and their ability to act on behalf of shareholders. Scientific expertise, business experience, prior governmental service and familiarity with national and international issues affecting business are among the relevant criteria. Final approval of a candidate is determined by the full Board.

Orientation.  New directors will receive a comprehensive orientation from responsible executives regarding Corning Incorporated’s business and affairs, including written materials, meetings with key management and visits to facilities.

Continuing Education.  Reviews of particular aspects of Corning Incorporated’s operations will be presented by responsible executives from time to time as part of the agenda of regular Board meetings. The Board will also normally conduct an on-site inspection of a Corning Incorporated facility in conjunction with a regular Board meeting at least once every other year.

Board Meetings and Director Responsibilities

Number of Regular Meetings.  The Board currently holds regular meetings six times per year.

Agenda and Briefing Material.  An agenda for each Board meeting and briefing materials will, to the extent practicable in light of the timing of matters that require Board attention, be distributed to each director at least one week prior to each meeting. Briefing materials should be concise and yet sufficiently detailed to permit directors to make informed judgments. The Chairman will normally determine the agenda for Board meetings, but any director may request the inclusion of particular items.

Meeting Attendance.  It is expected that each director will make every effort to attend each Board meeting, each annual meeting of shareholders and each meeting of any committee on which he or she sits. Attendance in person is preferred but attendance by teleconference is permitted if necessary under the circumstances.

Director Preparedness.  Each director should be familiar with the agenda for each meeting, should have carefully reviewed all other materials distributed in advance of the meeting, and should be prepared to participate meaningfully in the meeting and to discuss all scheduled items of business.

Confidentiality.  The proceedings and deliberations of the Board and its committees are confidential. Each director will maintain the confidentiality of information received in connection with his or her service as a director.

Non-employee Director Executive Sessions

An executive session of the non-employee directors will normally be held immediately before, during or after each meeting of the full Board. The Chair of the Nominating and Corporate Governance Committee or other non-employee director as chosen by the Board will preside at the executive sessions, and will be disclosed in the proxy statement per the NYSE rules. Any non-employee director may raise issues for discussion at an executive session.

Board Self-evaluation

Annually, the Board will evaluate its performance and effectiveness as a Board, as well as the performance and effectiveness of its committees, and will abide by NYSE Listing Standards for self-evaluation for selected Committees.

Committees

Committees. The Board will appoint from among its members an executive committee and other committees it determines are necessary or appropriate to conduct its business. Currently, the standing committees of the Board are the Executive Committee, Audit Committee, Nominating and Corporate Governance Committee (which serves as the nominating and corporate governance committee within the meaning of the New York Stock Exchange rules), Compensation Committee, Finance Committee, and Corporate Relations Committee.

Committee Composition.  The Nominating and Corporate Governance Committee, Board Audit Committee, and Board Compensation Committee will consist solely of independent directors. With the exception of the Executive Committee where the Chairman of the Board will be the Chair, the Nominating and Corporate Governance Committee will recommend committee Chairs to the Board for approval.

In addition:

•	the membership of the Board Audit Committee must meet such additional requirements as may apply under the rules of the New York Stock Exchange and the Securities and Exchange Commission;

•

the membership of the Board Compensation Committee must meet such additional requirements as may apply under the rules of the New York Stock Exchange and must qualify as an independent “non-employee directors” for purposes of Rule 16b-3 of the Securities and Exchange Commission; and

•	no member of the Board Compensation Committee may be part of a compensation committee interlock within the meaning of Regulation S-K of the Securities and Exchange Commission.

Committee Charters.  Each of the committees will have a written charter setting further its responsibilities if they are not stated in the company’s by-laws. Charters will be adopted by the Board based on the recommendation of the applicable committee.

Committee Assignments.  Membership of each committee will be determined by the Board on the recommendation of the Nominating and Corporate Governance Committee. Consideration will be given to rotating committee memberships periodically.

Committee Self-evaluation.  Annually, each of the Board committees will conduct an evaluation of its performance and effectiveness and will consider whether any changes to the committee’s charter are appropriate.

Committee Reports.  The Chair of each Board committee will report to the full Board on the activities of his or her committee, including the results of the committee’s self-evaluations and any recommended changes to the committee’s charter.

CEO Performance Review

At least annually, the non-employee directors will, in conjunction with the Board Compensation Committee, review the performance of the CEO in light of the corporation’s goals and objectives. The Compensation Committee meets annually with the CEO to receive his or her recommendations concerning such goals.

Management Succession Planning and Performance Review

At least annually, the Board will review and approve succession plans for the CEO and other senior executives. Succession planning will address both succession in the ordinary course of business and contingency planning in case of emergencies or unforeseen events. To assist the Board, the CEO annually provides the Board with an assessment of senior managers and of their potential to succeed him or her. The CEO also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

The function of the Board in monitoring the performance of senior management is fulfilled by the presence of outside directors who have a substantive knowledge of the business. The Board selects the senior management team, which is charged with the conduct of the company’s business. Having selected the senior management team, the Board acts as an advisor to senior management and ultimately monitors its performance. The Compensation Committee also is responsible for setting performance goals and compensation for the direct reports to the CEO. These decisions are approved or ratified by action of the outside directors of the Board at a meeting or executive session of that group.

Board Resources

Access to Employees.  Non-employee directors will have full access to the senior management of Corning Incorporated and other employees. The Board expects that there will be regular opportunities for directors to meet with the CEO and other members of senior management in Board and committee meetings and in other formal or informal settings.

Authority to Retain Advisors.  It is normally expected that information regarding the corporation’s business and affairs will be provided to the Board by Corning Incorporated management and staff and by the corporation’s independent auditor. However, the Board and each committee have the authority to retain such outside independent advisors, including accountants, legal counsel, or other experts, as it deems appropriate. Non-employee directors will have full access to such outside independent advisors to ask questions regarding Corning Incorporated. The fees and expenses of any such advisors will be paid by Corning Incorporated.

Code of Conduct

Corning Incorporated has adopted a comprehensive “Our Code of Conduct.” These standards include policies calling for strict observance of all laws applicable to Corning Incorporated’s business and describes conflicts of interest policies which, among other things, requires that directors avoid any conflict between their own interests and the interests of the corporation in dealing with suppliers, customers, and other third parties, and in the conduct of their personal affairs, including transactions in securities of the corporation, any affiliate, or any nonaffiliated organization. Each director is expected to be familiar with and to follow these policies to the extent applicable to them.

Communication by Interested Parties with the Non-employee Directors

The Nominating and Corporate Governance Committee will maintain procedures for interested parties to communicate directly with the non-employee directors. The Board believes that it is management’s role to speak for the company. These procedures will be published in the proxy statement for each annual meeting of shareholders and posted on Corning Incorporated’s Internet site.

Corning Incorporated Non-employee Director Compensation

Compensation for non-employee directors will be determined by the independent members of the Board on the recommendation of the Compensation Committee, and will be reviewed annually at a minimum. Non-employee director compensation will be set at a level that is consistent with market practice, taking into account the size and scope of the corporation’s business and the responsibilities of its directors. All directors are expected to own stock in the company in an amount that is appropriate for them. In considering benefits and compensation of non-employee directors, the Board will consider whether questions regarding directors’ independence may be raised by anything that would be considered non-customary, or the company providing indirect forms of compensation or benefits to a director or any substantial charitable contributions to organizations in which a director is affiliated.

Non-employee Director Stock Ownership

Within five years of joining the Board, each non-employee director will own stock in the company with a value of at least five times the company annual cash retainer paid to such director. Non-employee directors have up to three years to return to this required stock ownership level if the company stock price drops by over twenty percent in any calendar year.

Named Executive Officer Stock Ownership

Within five years of hire or promotion, each named executive officer will own stock in the company with a value of at least the following levels:

•	Chief Executive Officer - 5 times his annual salary;
•	Chief Operating Officer – 3 times his annual salary;
•	Chief Financial Officer – 3 times his annual salary;
•	Chief Administrative Officer – 3 times his annual salary; and
•	Chief Technology Officer – 3 times his annual salary.

An officer who falls below the ownership requirement for any reason will have up to three years to return to the required minimum ownership level.

Bonus Recoupment Policy

The Compensation Committee of the Board of Directors has discretion to recoup bonuses from officers and other key employees in certain circumstances, and may supplement any recoupment required by the Sarbanes-Oxley Act of 2002. The policy is applicable to any financial restatements affecting any year on or after January 1, 2007.

The Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers and other key employees where such payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, the company will seek to recover any amount determined to have been inappropriately received by the individual executive.

Option Repricing

The corporation will not, without shareholder approval, amend any employee stock option to reduce the exercise price (except for appropriate adjustments in the case of a stock split or similar change in capitalization); or offer to exchange outstanding employee stock options for options having a lower exercise price; or offer to exchange options having an exercise price below the current market price for cash, restricted stock, or other consideration.

Stock Option Pricing

The corporation will grant employee stock options approved by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) and reported to the Board, with the option exercise price determined by the NYSE closing price on one or more of these grant dates:

(a)  on the day the stock option grant is reported to the Board after Compensation Committee approval, or

(b)  on the first business day of the month following date of hire for a newly hired employee granted stock options, or

(c)  on a fixed, future grant date or dates as approved by the Committee and reported to the Board.

Upon delegation by the Compensation Committee, the Chief Administrative Officer may grant limited numbers of stock options to non-officer active employees in special situations. These grants shall be effective when signed by that Officer. The option exercise price shall be determined by the NYSE closing price on the effective grant date or on a fixed, future date. Grants awarded under this authority shall be reported to the Compensation Committee on or before its next regular meeting.

The corporation shall not backdate employee stock options or set an option exercise price in stock option grants other than in conformance with the methods described above.

Shareholder Matters

Shareholder matters such as voting rights, confidential voting, ratification of auditors, shareholder proposals receiving a majority approval and others are contained within, and governed by Corning Incorporated’s by-laws and charter.

Re-evaluation of Corporate Governance Guidelines

The Board will review and revise these Corporate Governance Guidelines as appropriate from time to time based on the recommendation of the Nominating and Corporate Governance Committee.

Director Qualification Standards

The Board adopted a formal set of director qualification standards under the NYSE Listing Standards approved by the SEC in November 2003 concerning determination of director independence. To be considered independent, a director must be determined by resolution of the Board after due deliberation, to have no material relationship with the company other than as a director. In each case, the Board will broadly consider all relevant facts and circumstances and also apply the following standards:

1.

A director will not be independent if within the preceding three years:  (a) the director was employed by the company or any of its subsidiaries; (b) an immediate family member of the director was an executive officer of the company; (c) the director was employed by or affiliated with the company’s independent internal or external auditor; (d) an immediate family member of the director was employed in a professional capacity by the company’s independent internal or external auditor; or (e) an executive officer of the company was on the board compensation committee of a second company that employed either the director or an immediate family member as an executive officer.

2.

A director will not be independent if within the preceding three years: (a) the director or an immediate family member receives more than $100,000 per year in direct compensation from the company, other than normal director and committee fees and pension or other forms of deferred compensation for prior services; (b) a director is an officer or employee of a second company that makes payments to, or receives payments from the company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of the second company’s consolidated gross revenues; (c) an immediate family member of a director is an executive officer of a second company that makes payments to, or receives payments from the company at the levels in 2(b); or (d) if a director serves as a paid executive officer of a charitable organization that received contributions in any single fiscal year that exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues. The Board shall consider the materiality of any such relationships, even if they are below the dollar thresholds.

3.

The determination of whether a section 2 relationship is material or not (and whether a director is independent or not) shall be made by those directors on the Board who satisfy the independence guidelines.

4.	The company will not make any personal loans or extensions of credit to directors or executive officers.

5.

For independence, all directors must deal at arms’ length with the company and its subsidiaries and disclose circumstances that are material to the director if they might be viewed as a conflict of interest.

APPENDIX I

Corning Incorporated

Code of Ethics

For Chief Executive Officer and Financial Executives

In my role as an executive of Corning Incorporated, I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1.	I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.	I provide constituents with information that is accurate, complete, objective, relevant, timely, and understandable.

3.

I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies. I provide full, fair, accurate, timely, and understandable disclosure to my constituents and/or in reports provided to external constituencies (SEC, shareholders, reporting agencies, etc.).

4.	I act in good faith, responsibility, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5.

I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6.	I share knowledge and maintain skills important and relevant to my constituents’ needs.

7.	I proactively promote high integrity as a responsible member of my business team and/or in my work environment.

8.	I achieve responsible use of and control over all company assets and resources employed or entrusted to me.

9.	I will report any known or suspected violations of this code to the Corporate Controller or the General Counsel.

10.	I am accountable for adhering to this code.

Dated:

Signed:

I-1

Corning Incorporated

Code of Conduct

For Directors and Executive Officers

In my role as a Director or Executive Officer of Corning Incorporated, I certify that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

1.

I have read Our Code of Conduct, the code of business ethics that applies generally within the Company. I will abide by its standards in carrying out my role as a Director or Executive Officer of the Company. The Code of Business Ethics for Directors and Executive Officers incorporates the provisions of Our Code of Conduct, as supplemented by this document.

2.

I act with honesty and integrity, avoiding actual and apparent conflicts with the interests of Corning Incorporated. A conflict of interest would occur when an individual’s private interest interferes—or even appears to interfere—with the interests of the Company as a whole. When any issue arises that may present an actual or apparent conflict, I will bring that issue to the attention of Corning’s Chairman or General Counsel and seek a waiver or recuse myself from action on the particular matter.

3.

In acting on any business for Corning Incorporated, I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies, and will act as appropriate within my position to assure that the Company complies with such rules and regulations.

4.

I understand the requirement that the Company provide full, fair, timely and understandable disclosure to its external constituents (SEC, shareholders, reporting agencies) and will take that requirement into proper account in carrying out my duties as a Director or Executive Officer of the Company.

5.

I understand that insider trading on the basis of non-public material information is both unethical and illegal and will not be tolerated by the Company. As a Director or Executive Officer, I will abide by guidance from the Company regarding appropriate periods when trading in securities of the Company may be permitted, as well as periods when such trading is not permitted.

6.

I respect the confidentiality of Company information acquired in the course of my duties as a Director or Executive Officer of the Company. Confidential information of the Company or its customers may not be used for personal advantage. Confidential information includes all non-public information that might be of use to competitors, or harmful to the company or its customers, if disclosed.

7.

I understand that business opportunities within the scope of the business of the Company, as well as reasonable extensions of the scope of that business, represent corporate opportunities of Corning and may not be diverted for any separate personal purpose or benefit. I will not take for myself personally any opportunities that are discovered through the use of corporate property, information or position. I will not use corporate property, information or position for personal gain. I will not compete with the Company directly or indirectly. I will fulfill my duty to the company to advance its legitimate interests when the opportunity to do so arises.

8.

I understand that the Company has a duty to deal fairly with its customers, suppliers, competitors and employees. It is a principle of the Company that no employee should take unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation, or any other practice of unfair dealing.

9.

I understand that I have an obligation to protect the Company’s assets and ensure their efficient use and, within the scope of my responsibilities as a director or executive officer, will ensure that Company assets are used for legitimate business purposes.

10.

As a director or executive officer, I recognize that the Company should proactively promote ethical behavior. Through its Code of Conduct, the Company encourages its employees to talk to supervisors, managers, Corporations General Counsel or the Corporate Controller when in doubt about the best course of action in a particular situation. The Company also encourages that employees report violations of laws, rules, regulations or the Code of Conduct to the General Counsel of the Corporation. In addition, the Company ensures that its employees know that there will be no retaliation for reports made in good faith. I adhere to and support these principles.

Dated:

Signed:

I-2

APPENDIX J

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Year Ended December 31, 2011

(Unaudited; amounts in millions, except per share amounts)

Corning’s adjusted net income and earnings per share (EPS) for the year ended December 31, 2011 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful in understanding the calculation of the metrics used to compute Corning’s incentive compensation. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Net Income

Adjusted earnings per share (EPS) and net income	$1.67	$2,636

Adjustments:
Contingent liability (a)	0.02	27

Restructuring, impairment and other charges (b)	(0.05)	(83)

Asbestos settlement (c)	(0.01)	(15)

Fluctuations in foreign exchange rates (d)	0.09	153

Equity in earnings of affiliated companies (e)	0.04	74

Provision for income taxes (f)	0.01	13

Total EPS and net income	$1.77	$2,805

(a)	In 2011, Corning recognized a credit of $27 million resulting from a reduction to a contingent liability associated with an acquisition recorded in the first quarter of 2011.

(b)	In 2011, Corning recorded an $83 million after-tax asset impairment charge for certain long-lived assets in our Specialty Materials segment.

(c)	In 2011, Corning recorded a charge of $15 million after-tax to adjust the asbestos liability for the change in the value of the components of the modified PCC Plan.

(d)	The adjustment after-tax in 2011 for foreign exchange fluctuations for the Japanese Yen and the Korean Won was $153 million.

(e)	In 2011, equity in earnings of affiliated companies included a $74 million after-tax credit for Corning’s share of the future portion of Dow Corning Corporation’s settlement of a dispute related to long term supply agreements.

(f)	In 2011, Corning recorded a $26 million net tax benefit related to prior year foreign tax credits and other tax adjustments. Also in 2011, Corning recorded a $13 million net tax provision related to the adjustment of deferred taxes as a result of enacted tax rate reductions primarily in Japan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Year Ended December 31, 2010

(Unaudited; amounts in millions, except per share amounts)

Corning’s adjusted net income and earnings per share (EPS) for the year ended December 31, 2010 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful in understanding the calculation of the metrics used to compute Corning’s incentive compensation. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Net Income

Adjusted earnings per share (EPS) and net income	$1.82	$2,883

Adjustments:
Restructuring, impairment and other charges (a)	—	1

Insurance settlement (b)	0.13	206

Asbestos settlement (c)	0.02	30

Fluctuations in foreign exchange rates (d)	0.08	128

Equity in earnings of affiliated companies (e)	0.08	120

Loss on repurchase of debt (f)	(0.01)	(19)

Provision for income taxes (g)	0.13	209

Total EPS and net income	$2.25	$3,558

(a)	In 2010, Corning recorded a credit of $1 million after-tax for adjustments to restructuring reserves.

(b)

In 2010, Corning recorded $206 million after-tax on the settlement of business interruption and property damage insurance claims in the Display Technologies segment resulting from earthquake activity near the Shizuoka, Japan facility and a power disruption at the Taichung, Taiwan facility in 2009.

(c)	In 2010, Corning recorded a net credit of $30 million after-tax to adjust the asbestos liability for change in value of the components of the modified PCC Plan.

(d)	The adjustment after-tax in 2010 for foreign exchange fluctuations for the Japanese Yen and the Korean Won was $128 million.

(e)

In 2010, equity in earnings of affiliated companies included a credit of $20 million after-tax primarily for Corning’s share of advanced energy manufacturing tax credits at Dow Corning Corporation. Also, included is a credit of $24 million after-tax for our share of a release of valuation allowance on foreign deferred tax assets, a $15 million after-tax credit for our share of excess foreign tax credits from foreign dividends at Dow Corning Corporation and a $61 million credit for our share of a revised Samsung Corning Precision tax holiday calculation agreed to by the Korean National Tax Service.

(f)

In 2010, Corning recorded a $19 million after-tax loss on the repurchase of $126 million principal amount of our 6.2% senior unsecured notes due March 15, 2016 and $100 million principal amount of our 5.9% senior unsecured notes due March 15, 2014.

(g)

In 2010, Corning recorded a $56 million tax charge from the reversal of the deferred tax asset associated with a Medicare subsidy. Also, recorded in 2010 was a $265 million tax credit for excess foreign tax credits that resulted from the repatriation of current year earnings of certain foreign subsidiaries.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Year Ended December 31, 2009

(Unaudited; amounts in millions, except per share amounts)

Corning’s adjusted net income and earnings per share (EPS) for the year ended December 31, 2009 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful in understanding the calculation of the metrics used to compute Corning’s incentive compensation. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Net Income (Loss)

Adjusted earnings per share (EPS) and net income	$1.31	$2,061

Adjustments:
Restructuring, impairment and other charges (a)	(0.10)	(151)

Asbestos settlement (b)	(0.01)	(12)

Fluctuations in foreign exchange rates (c)	0.04	52

Equity in earnings of affiliated companies (d)	—	—

Provision for income taxes (e)	0.04	58

Total EPS and net income	$1.28	$2,008

(a)	In 2009, Corning recorded a charge of $151 million after-tax as part of the Company’s corporate-wide restructuring plan in response to lower sales in 2009.

(b)	In 2009, Corning recorded a charge of $12 million after-tax to adjust the asbestos liability for change in value of the components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(c)	The adjustment after-tax in 2009 for foreign exchange fluctuations for the Japanese Yen and the Korean Won was $53 million.

(d)	In 2009, equity in earnings of affiliated companies included a charge of $27 million after-tax for our share of restructuring charges and a credit of $27 million after-tax primarily for our share of excess foreign tax credits from foreign dividends at Dow Corning Corporation.

(e)	In 2009, Corning recorded a $58 million tax benefit which included the following items: a $27 million U.S. tax credit for research and experimentation expenses; a $41 million tax credit to reflect a deferred tax asset associated with a non-taxable Medicare subsidy; and a $10 million valuation allowance due to a change in judgment about the realizability of U.S. and U.K. deferred tax assets in future years.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO

GAAP FINANCIAL MEASURE

Years Ended December 31, 2011, 2010 and 2009

(Unaudited; amounts in millions, except per share amounts)

Corning’s adjusted operating cash flow for the years ended December 31, 2011, 2010 and 2009 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP operating cash flow is helpful in understanding the calculation of the metrics used to compute Corning’s incentive compensation. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	December 31,
	2011	2010	2009

Adjusted operating cash flow	$3,582	$2,723	$2,029

Adjustments:
Cash received from settlement of insurance claims (a)		259

Fluctuations in foreign exchange rates (b)	61	50	69

Cash translation adjustments (c)	(70)

Restructuring, impairment and other credits (d)		(65)	(21)

Special dividend from equity affiliate (e)	(384)	868

Net cash provided by operating activities	$3,189	$3,835	$2,077

(a)	In 2010, Corning received $259 million on the settlement of business interruption and property damage insurance claims in the Display Technologies segment resulting from earthquake activity near the Shizuoka, Japan facility and a power disruption at the Taichung, Taiwan facility in 2009.

(b)	In 2011, 2010 and 2009, the cash flow adjustment for foreign exchange fluctuations for the Japanese Yen and the Korean Won was $61 million, $50 million and $69 million, respectively.

(c)	In 2011, the $70 million adjustment represents the translation of cash balances by non-USD functional entities to USD.

(d)	In 2010 and 2009, the restructuring, impairments and other credits adjustment represents a budget to actual adjustment to arrive at the metric to calculate incentive compensation, which was $65 million and $21 million, respectively.

(e)	In 2011, the $384 million represents an adjustment for special dividends which were not received from the Company’s equity affiliates. In 2010, Corning received a special dividend of $868 million after-tax from our equity affiliate Samsung Corning Precision.

Electronic Voting Instructions
You can vote by internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 26, 2012.

Vote by Internet
• Go to www.investorvote.com/glw
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - John Seely Brown	☐	☐	☐	02 - Stephanie A. Burns	☐	☐	☐	03 - John A. Canning, Jr.	☐	☐	☐
04 - Richard T. Clark	☐	☐	☐	05 - James B. Flaws	☐	☐	☐	06 - Gordon Gund	☐	☐	☐
07 - Kurt M. Landgraf	☐	☐	☐	08 - Deborah D. Rieman	☐	☐	☐	09 - H. Onno Ruding	☐	☐	☐
10 - Mark S. Wrighton	☐	☐	☐

B	Management’s Proposals — The Board of Directors recommends a vote FOR Proposals 2, 3, 4 and 5.

	For	Against	Abstain		For	Against	Abstain
2. Approval of the Company’s executive compensation.	☐	☐	☐	3. Ratify the appointment of PricewaterhouseCoopers LLP as Corning’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐

4. Approval of Corning Incorporated 2012 Long-Term Incentive Plan.	☐	☐	☐	5. Approval of the amendment and restatement of the Company’s Certificate of Incorporation to remove the provisions currently requiring a supermajority vote of the Company’s shareholders.	☐	☐	☐

C	Non-Voting Items

Change of Address — Please print your new address below.	Discontinue Duplicates Reports		Meeting Attendance
	Mark the box to the right if you wish to discontinue receiving duplicate Annual Reports.	☐	Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

01FEKC

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Corning Incorporated	+

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2012 MEETING OF SHAREHOLDERS

APRIL 26, 2012

The undersigned hereby appoints James B. Flaws and Wendell P. Weeks and each of them, proxies with full power of substitution, to vote as designated on the reverse side, on behalf of the undersigned all shares of Stock which the undersigned may be entitled to vote at the Meeting of Shareholders of Corning Incorporated on April 26, 2012, and any adjournments thereof, with all powers that the undersigned would possess if personally present. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

If you are a current or former employee of Corning Incorporated and own shares of Corning Common Stock through a Corning Incorporated benefit plan, your share ownership as of February 23, 2012, is shown on this proxy card. Your vote will provide voting instructions to the trustees of the plans. If no instructions are given, the trustees will vote your shares as described in the proxy statement.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERRED TO ON THE REVERSE SIDE HEREOF.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting April 26, 2012. The proxy statement and annual report to security holders are available at www.corning.com/2012_proxy.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.	+